Exhibit 10.2

EXECUTION VERSION

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

April 1, 2022

among

LAWSON PRODUCTS, INC., a Delaware corporation, LAWSON PRODUCTS, INC., an Illinois corporation, BARON DIVESTITURE COMPANY, an Illinois corporation, LAWSON PRODUCTS CANADA INC., a British Columbia corporation, THE BOLT SUPPLY HOUSE LTD., an Alberta corporation, and, after giving effect to each applicable Closing Date Acquisition, GS OPERATING, LLC, a Delaware limited liability company, and TESTEQUITY LLC, a Delaware limited liability company, as Borrowers,

The Other Loan Parties Party Hereto,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

JPMORGAN CHASE BANK, N.A.,

BOFA SECURITIES, INC. and CIBC BANK USA,

as Joint Bookrunners and Joint Lead Arrangers

i

SCHEDULES:

Commitment Schedule
Schedule 1.01 – Existing Letters of Credit
Schedule 3.05 – Properties etc.
Schedule 3.06 – Disclosed Matters
Schedule 3.10(b) – Canadian Pension Plans
Schedule 3.13 – Insurance
Schedule 3.14 – Capitalization and Subsidiaries
Schedule 5.14 – Post-Closing Requirements Schedule 6.01 – Existing Indebtedness
Schedule 6.02 – Existing Liens
Schedule 6.04 – Existing Investments
Schedule 6.10 – Existing Restrictions

EXHIBITS:

Exhibit A – Assignment and Assumption
Exhibit B-1 – Borrowing Request
Exhibit B-2 – Interest Election Request
Exhibit C-1 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3 – U.S. Tax Compliance Certificate (For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4 – U.S. Tax Compliance Certificate (For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D – Compliance Certificate
Exhibit E – Joinder Agreement
Exhibit F – Affiliate Lender Assignment and Assumption

AMENDED AND RESTATED CREDIT AGREEMENT dated as of April 1, 2022 (as it may be amended or modified from time to time, this “Agreement”), among LAWSON PRODUCTS, INC., a Delaware corporation (the “Company”), LAWSON PRODUCTS, INC., an Illinois corporation (“Lawson Illinois”), BARON DIVESTITURE COMPANY, an Illinois corporation (“Baron”), LAWSON PRODUCTS CANADA INC., a British Columbia corporation (“Lawson Products Canada”), THE BOLT SUPPLY HOUSE LTD., an Alberta corporation (“Bolt Supply” and together with Lawson Products Canada, individually, each a “Canadian Borrower” and, collectively, the “Canadian Borrowers”), and, after giving effect to each applicable Closing Date Acquisition, GS OPERATING, LLC, a Delaware limited liability company (“GS Operating”), and TESTEQUITY LLC, a Delaware limited liability company (“TestEquity” and together with the Company, Lawson Illinois, Baron and GS Operating, individually, each a “U.S. Borrower” and, collectively, the “U.S. Borrowers”; the Canadian Borrowers and the U.S. Borrowers, individually, each a “Borrower” and, collectively, the “Borrowers”), the other Loan Parties party hereto, the Lenders party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

WHEREAS, the Company, the other loan parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent thereunder, are currently party to the Credit Agreement, dated as of October 11, 2019 (as amended, supplemented or otherwise modified prior to the Effective Date, the “Existing Credit Agreement”);

WHEREAS, the Company, the other Loan Parties party hereto, the Lenders party hereto and the Administrative Agent have agreed to enter into this Agreement in order to (i) amend and restate the Existing Credit Agreement in its entirety, (ii) extend the maturity date in respect of the existing revolving credit facility under the Existing Credit Agreement, (iii) provide for new term loans to be made hereunder, (iv) re-evidence the “Obligations” under, and as defined in, the Existing Credit Agreement, which shall be repayable in accordance with the terms of this Agreement, and (v) set forth the terms and conditions under which the Lenders will, from time to time, make loans and extend other financial accommodations to or for the benefit of the Borrowers;

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities of the parties under the Existing Credit Agreement or be deemed to evidence or constitute full repayment of such obligations and liabilities, but that this Agreement amend and restate in its entirety the Existing Credit Agreement and re-evidence the obligations and liabilities of the Borrowers and the Subsidiaries outstanding thereunder, which shall be payable in accordance with the terms hereof; and

WHEREAS, it is also the intent of the Company and the other Loan Parties party hereto to confirm that all obligations under the applicable “Loan Documents” (as referred to and defined in the Existing Credit Agreement) shall continue in full force and effect as modified or restated by the Loan Documents (as referred to and defined herein) and that, from and after the Effective Date, all references to the “Credit Agreement” contained in any such existing “Loan Documents” shall be deemed to refer to this Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties hereto agree that the Existing Credit Agreement is hereby amended and restated as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Alternate Base Rate. All ABR Loans shall be denominated in Dollars.

“Account” has the meaning assigned to such term in the Security Agreements.

“Account Debtor” means any Person obligated on an Account.

“Acquired EBITDA” means, with respect to any Acquired Entity or Business for any period, the amount for such period of EBITDA of such Acquired Entity or Business, all as determined on a consolidated basis for such Acquired Entity or Business and as if references to the Company and its Restricted Subsidiaries in the definition of “EBITDA” (and in the component definitions used therein) were references to such Acquired Entity or Business and its subsidiaries.

“Acquired Entity or Business” has the meaning assigned to such term in the definition of “EBITDA”.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Effective Date, by which any Loan Party or Restricted Subsidiary (a) acquires any going business or all or substantially all of the assets of any Person, whether through purchase of assets, merger or otherwise or (b) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the Equity Interests of a Person which has ordinary voting power for the election of directors or other similar management personnel of a Person (other than Equity Interests having such power only by reason of the happening of a contingency) or a majority of the outstanding Equity Interests of a Person.

“Adjusted Daily Simple SOFR” means, with respect to any RFR Borrowing, an interest rate per annum equal to (a) Daily Simple SOFR, plus (b) 0.10%; provided that if the Adjusted Daily Simple SOFR as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Adjusted Term SOFR Rate” means, with respect to any Term Benchmark Borrowing for any Interest Period or for any ABR Borrowing based on the Adjusted Term SOFR Rate, an interest rate per annum equal to (a) the Term SOFR Rate for such Interest Period, plus (b) 0.10%; provided that if the Adjusted Term SOFR Rate as so determined would be less than the Floor, such rate shall be deemed to be equal to the Floor for the purposes of this Agreement.

“Administrative Agent” means JPMorgan Chase Bank, N.A. (or any of its designated branch offices or affiliates), in its capacity as administrative agent for the Lenders hereunder.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the specified Person.

“Affiliate Lender Cap” has the meaning assigned to it in Section 9.04(f).

“Affiliate Lenders” means, collectively, LKCM Headwater Investments III, L.P. and its respective Affiliates (other than the Company and its Subsidiaries and any natural person).

“Agent Indemnitee” has the meaning assigned to it in Section 9.03(c).

“Aggregate Credit Exposure” means, at any time, the aggregate Credit Exposure of all the Lenders at such time.

“Aggregate Revolving Exposure” means, at any time, the aggregate Revolving Exposure of all the Lenders at such time.

“Agreed Currency” means (a) dollars or (b) any Alternative Currency.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1%, and (c) the Adjusted Term SOFR Rate for a one-month Interest Period as published two U.S. Government Securities Business Days prior to such day (or if such day is not a Business Day, the immediately preceding Business Day that is also a U.S. Government Securities Business Day) plus 1%; provided that, for the purpose of this definition, the Adjusted Term SOFR Rate for any day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology). Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Alternate Base Rate shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the Alternate Base Rate as determined pursuant to the foregoing would be less than 1.00% per annum, such rate shall be deemed to be 1.00% per annum for purposes of this Agreement.

“Alternative Currency” means (a) Canadian dollars and (b) any additional currencies determined after the Effective Date by mutual agreement of the Borrower Representative, the Revolving Lenders, the Issuing Bank (to the extent Letters of Credit may be denominated in such additional currency) and the Administrative Agent; provided that each such additional currency is a lawful currency that is readily available, freely transferable and not restricted, able to be converted into dollars.

“Ancillary Document” has the meaning assigned to it in Section 9.06(b).

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to any Borrower or any Subsidiaries of any Borrower from time to time concerning or relating to bribery or corruption.

“Applicable EBITDA” means, at any time, EBITDA for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP for the period of four consecutive fiscal quarters of the Company ended on or most recently prior to such time for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)).

“Applicable Parties” has the meaning assigned to it in Section 8.03(c).

“Applicable Percentage” means, at any time, (a) with respect to any Revolving Lender, a percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment at such time and the denominator of which is the aggregate Revolving Commitments at such time (provided that, if the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon such Lender’s share of the Aggregate Revolving Exposure at such time); provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculations under clause (a) above, (b) with respect to any Initial Term Lender, a percentage equal to a fraction the numerator of which is the aggregate outstanding principal amount of the Initial Term Loans of such Lender at such time and the denominator of which is the aggregate outstanding principal amount of the Initial Term Loans of all Initial Term Lenders at such time; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Initial Term Loans shall be disregarded in the calculations under clause (b) above and (c) with respect to any Delayed Draw Term Lender, (i) solely for purposes of advancing any Delayed Draw Term Loans, a percentage equal to a fraction the numerator of which is such Lender’s unused Delayed Draw Term Loan Commitment and the denominator of which is the aggregate unused Delayed Draw Term Loan Commitments of all Delayed Draw Term Lenders and (ii) for all other purposes, a percentage equal to a fraction the numerator of which is such Lender’s outstanding principal amount of the Delayed Draw Term Loans and such Lender’s unused Delayed Draw Term Loan Commitment (if any) and the denominator of which is the aggregate outstanding principal amount of the Delayed Draw Term Loans of all Delayed Draw Term Lenders and the aggregate amount of unused Delayed Draw Term Loan Commitments (if any) of all Delayed Draw Term Lenders; provided that, in accordance with Section 2.20, so long as any Lender shall be a Defaulting Lender, such Defaulting Lender’s Delayed Draw Term Loans and Delayed Draw Term Loan Commitments shall be disregarded in the calculations under clause (c) above.

“Applicable Rate” means, for any day, with respect to any ABR Loan, Canadian Prime Rate Loan, Term Benchmark Loan, CDOR Rate Loan or RFR Loan, or with respect to the commitment fees and ticking fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR and Canadian Prime Rate Spread”, “Term Benchmark, CDOR Rate and RFR Spread”, “Commitment Fee Rate” or “Ticking Fee Rate”, as the case may be, based upon the Total Net Leverage Ratio as of the most recent determination date, provided that until the delivery to the Administrative Agent, pursuant to Section 5.01, of the Company’s consolidated financial information and Compliance Certificate for the Company’s first full fiscal quarter ending after the Effective Date, the “Applicable Rate” shall be the applicable rates per annum set forth below in Category 2:

Total Net Leverage Ratio	ABR and Canadian Prime Rate Spread	Term Benchmark, CDOR Rate and RFR Spread	Commitment Fee Rate	Ticking Fee Rate
Category 1 >3.75 to 1.0	1.75%	2.75%	0.35%	0.35%
Category 2 ≤3.75 to 1.0 but >3.00 to 1.0	1.50%	2.50%	0.30%	0.30%
Category 3 ≤3.00 to 1.0 but >2.25 to 1.0	1.00%	2.00%	0.25%	0.25%
Category 4 ≤2.25 to 1.0 but >1.50 to 1.0	0.50%	1.50%	0.20%	0.20%
Category 5 ≤1.50 to 1.0	0.00%	1.00%	0.15%	0.15%

For purposes of the foregoing, (a) the Applicable Rate shall be determined as of the end of each fiscal quarter of the Company, based upon the Company’s annual or quarterly consolidated financial statements delivered pursuant to Section 5.01 for such fiscal quarter and (b) each change in the Applicable Rate resulting from a change in the Total Net Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements and Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that at the option of the Administrative Agent or at the request of the Required Lenders, if the Borrowers fail to deliver the annual or quarterly consolidated financial statements required to be delivered by it pursuant to Section 5.01, the Total Net Leverage Ratio shall be deemed to be in Category 1 during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

If at any time the Administrative Agent determines that the financial statements upon which the Applicable Rate was determined were incorrect (whether based on a restatement, fraud or otherwise), or any ratio or compliance information in a Compliance Certificate or other certification was incorrectly calculated, relied on incorrect information or was otherwise not accurate, true or correct, the Borrowers shall be required to retroactively pay any additional amount that the Borrowers would have been required to pay if such financial statements, Compliance Certificate or other information had been accurate and/or computed correctly at the time they were delivered.

“Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the Administrative Agent or the Issuing Bank, as the case may be, to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Appropriate Lenders” means, at any time, with respect to any Class of Term Loans, the Lenders that hold a Term Loan with respect to such Class at such time.

“Approved Electronic Platform” has the meaning assigned to it in Section 8.03(a).

“Approved Fund” has the meaning assigned to the term in Section 9.04(b).

“Arranger” means each of JPMorgan Chase Bank, N.A., BofA Securities, Inc. (together with its Affiliates) and CIBC Bank USA, in its capacity as joint bookrunner and joint lead arranger for the credit facilities evidenced by this Agreement.

“Asset Sale Prepayment Trigger” has the meaning assigned to it in Section 2.11(c)(i).

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed by the Company (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Dutch Auction; provided that the Company shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither the Company nor any of its Affiliates may act as the Auction Agent.

“Available Amount” means, at any time (the “Reference Date”), the sum (without duplication) of:

(i)	25% of Applicable EBITDA (calculated on a pro forma basis) as of the last day of the most recently ended four fiscal-quarter period on or prior to the date of determination; plus

(ii)

without duplication, the net cash proceeds of any issuance of Qualified Stock received by the Company during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date, in each case, to the extent not included in the definition of “Specified Equity Contribution” and Not Otherwise Applied; plus

(iii)

the principal amount of any Indebtedness issued by the Company after the Effective Date that has been exchanged for or converted into Qualified Stock of the Company during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date; plus

(iv)

to the extent not already reflected as a return of capital with respect to such investment for purposes of determining the amount of such investment, the aggregate amount of all Returns (including all cash repayment of principal) received in cash or Permitted Investments by the Company or any Restricted Subsidiary from any investment or Unrestricted Subsidiary during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date, in each case, to the extent any such investment was made using the Available Amount pursuant to Section 6.04(q) (up to the amount of the original investment); plus

(v)

to the extent not already reflected as a return of capital with respect to such investment for purposes of determining the amount of such investment for purposes of determining the amount of such investment, the aggregate amount of all net cash proceeds received by the Company or any Restricted Subsidiary in connection with the sale, transfer or other Disposition of any investment or its ownership interest in any Unrestricted Subsidiary during the period from and including the Business Day immediately following the Effective Date through and including the Reference Date, in each case, to the extent any such investment was made using the Available Amount pursuant to Section 6.04(q) (up to the amount of the original investment); plus

(vi)

to the extent not already reflected as a return of capital with respect to such investment for purposes of determining the amount of such investment, in the event that the Company redesignates any Unrestricted Subsidiary as a Restricted Subsidiary after the Effective Date (which, for purposes hereof, shall be deemed to also include (1) the merger, consolidation, liquidation or similar amalgamation of any Unrestricted Subsidiary into a Borrower or any Restricted Subsidiary, so long as such Borrower or such Restricted Subsidiary is the surviving Person, and (2) the transfer of all or substantially all of the assets of an Unrestricted Subsidiary to a Borrower or any Restricted Subsidiary), the fair market value (as reasonably determined by the Company in consultation with the Administrative Agent) of the investment in such Unrestricted Subsidiary at the time of such redesignation, in each case, to the extent such investment in such Unrestricted Subsidiary was made using the Available Amount pursuant to Section 6.04(q) (up to the amount of the original investment); plus

(vii)	Borrower Retained Prepayment Amounts; minus

(viii)

any investments made pursuant to Section 6.04(q) or any Restricted Payment made pursuant to Section 6.08(a)(iv), in each case, during the period commencing on the Effective Date and ending on the Reference Date (and, for purposes of this clause (viii), with respect to any contemplated transaction, without taking account of the intended usage of the Available Amount on such Reference Date in respect of such contemplated transaction), in each case, in reliance on the Available Amount.

“Availability” means, at any time, an amount equal to (a) the aggregate Commitments minus (b) the Aggregate Revolving Exposure (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Applicable Percentage of all outstanding Borrowings).

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Credit Maturity Date and the date of termination of the Revolving Commitments.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.14(e).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Banking Services” means each and any of the following bank services provided to any Loan Party or any Restricted Subsidiary by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including, without limitation, “commercial credit cards” and purchasing cards), (b) stored value cards, (c) merchant processing services, and (d) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services and cash pooling services).

“Banking Services Obligations” means any and all obligations of the Loan Parties or their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor thereto, as hereafter amended.

“Bankruptcy Event” means, with respect to any Person, such Person files a petition or application seeking relief under any applicable Insolvency Law or similar law of any jurisdiction, when such Person becomes the subject of a voluntary or involuntary bankruptcy or insolvency proceeding, or has had a receiver, interim receiver, receiver and manager, liquidator, sequestrator, conservator, monitor, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, arrangement, wind-up, stay of proceedings or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, or has had any order for relief in such proceeding entered in respect thereof, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, unless such ownership interest results in or provides such Person with immunity from the jurisdiction of courts within Canada or the U.S. or from the enforcement of judgments or writs of attachment on its assets or permits such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Benchmark” means, initially, with respect to any (i) RFR Loan, Daily Simple SOFR, (ii) Term Benchmark Loan, the Term SOFR Rate or (iii) CDOR Rate Loan, the CDOR Rate; provided that, if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the Relevant Rate or the then-current Benchmark for the applicable Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.14(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in an Alternative Currency, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) the Adjusted Daily Simple SOFR; or

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower Representative as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States at such time; and (b) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower Representative for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (3) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.14.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code to which Section 4975 of the Code applies, and (c) any Person whose assets include (for purposes of the Plan Asset Regulations or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bona Fide Debt Fund” means any bona fide debt fund, investment vehicle, regulated banking entity or non-regulated lending entity that is primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and/or similar extensions of credit in the ordinary course of business and whose managers have fiduciary duties to the third-party investors in such fund or investment vehicle independent of their duties to the Company or LKCM Headwater Investments III, L.P.; provided, however, in no event shall (x) any natural Person or (y) any Borrower or any Subsidiary thereof be a “Bona Fide Debt Fund”.

“Borrower” or “Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Representative” has the meaning assigned to such term in Section 11.01.

“Borrowing” means (a) Revolving Loans of the same Type and currency, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, (b) Term Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Term Benchmark Loans, as to which a single Interest Period is in effect, or (c) a Swingline Loan.

“Borrowing Request” means a request by the Borrower Representative for a Borrowing in accordance with Section 2.03, which shall be substantially in the form of Exhibit B-1 hereto or any other form approved by the Administrative Agent.

“Burdensome Restrictions” means any consensual encumbrance or restriction of the type described in clause (a) or (b) of Section 6.10.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Toronto, Ontario, Vancouver, British Columbia or Calgary, Alberta, are authorized or required by law to remain closed; provided that, in relation to RFR Loans and any interest rate settings, fundings, disbursements, settlements or payments of any such RFR Loan or an ABR Loan based on the Adjusted Term SOFR Rate, “Business Day” shall mean any such day that is a U.S. Government Securities Business Day.

“CAM” means the mechanism for the allocation and exchange of interests in the Designated Obligations and collections thereunder established under Article XII.

“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article XII.

“CAM Exchange Date” means the first date on which there shall occur (a) any event referred to in Section 7.01(h) or (i) with respect to any Borrower or (b) an acceleration of Loans pursuant to Section 7.02.

“CAM Percentage” means, as to each Revolving Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the aggregate Dollar Equivalent amount (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date and (b) the denominator shall be the Dollar Equivalent amount (as so determined) of the Designated Obligations owed to all the Revolving Lenders (whether or not at the time due and payable) on the date immediately prior to the CAM Exchange Date.

“CAML” means the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and other anti-terrorism laws and “know your client” policies, regulations, laws or rules applicable in Canada, including any guidelines or orders thereunder.

“Canadian Borrower” or “Canadian Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Canadian Defined Benefit Pension Plan” means any Canadian Pension Plan which contains a “defined benefit provision,” as defined in subsection 147.1(1) of the Income Tax Act (Canada).

“Canadian dollars” or “C$” or “Cdn $” refers to lawful currency of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing transactions in controlled goods or technologies or dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures.

“Canadian Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(b).

“Canadian Loan Guarantors” means, individually or collectively, as the context may require, the Canadian Borrowers, any other Canadian Subsidiary of a Loan Party who becomes a party to this Agreement pursuant to a Joinder Agreement, and, in each case, their respective successors and assigns.

“Canadian Loan Party” means, individually or collectively, as the context may require, the Canadian Borrowers and the Canadian Loan Guarantors.

“Canadian Pension Event” means (a) any Loan Party shall, directly or indirectly, terminate or cause to terminate, in whole or in part, or initiate the termination of, in whole or in part, any Canadian Defined Benefit Pension Plan so as to result in any liability; (b) any Loan Party shall fail to make minimum required contributions to amortize any funding deficiencies under a Canadian Defined Benefit Pension Plan within the time period set out in applicable laws or fail to make a required contribution under any Canadian Pension Plan which could result in the imposition of a priority Lien upon the assets of any Canadian Loan Party; or (c) any Canadian Loan Party makes any improper withdrawals or applications of assets of a Canadian Pension Plan.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial pension standards legislation that is administered or contributed to by a Loan Party or any Restricted Subsidiary of any Loan Party for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

“Canadian Prime Rate” means, on any day, a rate per annum determined by the Administrative Agent to be the higher of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto, Ontario time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information service that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion), and (b) the CDOR Rate for a 30-day Interest Period at approximately 10:15 a.m., Toronto, Ontario time on such day (and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m. Toronto, Ontario time to reflect any error in the posted rate of interest or in the posted average annual rate of interest)), plus 1% per annum; provided, that if any the above rates shall be less than 0% per annum, such rate shall be deemed to be 0% per annum for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the CDOR Rate shall be effective from and including the effective date of such change in the PRIMCAN Index or CDOR Rate, respectively. When used in reference to any Loan or Borrowing, Canadian Prime Rate refers to whether such Loan, or the Loans comprising such Borrowing, is bearing interest at a rate determined by reference to the Canadian Prime Rate. If the Canadian Prime Rate is being used as an alternate rate of interest pursuant to Section 2.14 (for the avoidance of doubt, only until the applicable Benchmark Replacement has been determined pursuant to Section 2.14(b)), then the Canadian Prime Rate shall be determined solely by reference to clause (a) above and shall be determined without reference to clause (b) above.

“Canadian Priority Payables” means, with respect to any Person, any amount payable by such Person which is secured by a Lien which ranks or is capable of ranking prior to or pari passu with the Liens created by the Collateral Documents, including amounts owing for wages, vacation pay, severance pay (to the extent capable of ranking prior to the Liens under the Collateral Documents under Applicable Law), employee deductions, sales tax, excise tax, Tax payable pursuant to the Excise Tax Act (Canada) (net of GST input credits), income tax, workers compensation, government royalties, contributions to a Canadian Pension Plan, real property tax and other statutory or other claims that have or may have priority over, or rank pari passu with, such Liens created by the Collateral Documents.

“Canadian Secured Obligations” means all Obligations of the Canadian Loan Parties, together with all (i) Banking Services Obligations of the Canadian Loan Parties and the Canadian Subsidiaries and (ii) Swap Agreement Obligations of the Canadian Loan Parties and the Canadian Subsidiaries owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “Canadian Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor. For the avoidance of doubt, Canadian Secured Obligations shall not include any U.S. Secured Obligations.

“Canadian Security Agreement” means, individually or collectively, as the context may require, (a) that certain Amended and Restated Canadian Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among certain of the Canadian Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and (b) any other pledge, hypothec or security agreement entered into, after the date of this Agreement by any other Canadian Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Canadian Subsidiary” means any direct or indirect Restricted Subsidiary of a Loan Party that is organized under the laws of Canada or any province or territory thereof.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital lease obligations or finance lease obligations on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CDOR Rate” means, for any Interest Period, the CDOR Screen Rate at approximately 10:15 a.m., Toronto, Ontario time, on the first day of such Interest Period (and, if such day is not a Business Day, then on the immediately preceding Business Day (as adjusted by Administrative Agent after 10:15 a.m. Toronto, Ontario time to reflect any error in the posted rate of interest or in the posted average annual rate of interest)), rounded to the nearest 1/100th of 1% (with .005% being rounded up). “CDOR Rate,” when used with respect to a Loan or a Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the CDOR Rate.

“CDOR Screen Rate” means, for any day and time, for any Interest Period, the annual rate of interest equal to the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable Interest Period that appears on such day and time on the “Refinitiv Canadian Dollar Offered Rate (CDOR) Page” (or, in the event such rate does not appear on such page or screen, on any successor or substitute page or screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time, as selected by the Administrative Agent in its reasonable discretion); provided that, if the CDOR Screen Rate shall be less than the Floor, the CDOR Screen Rate shall be deemed to be the Floor for purposes of this Agreement.

“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the date hereof) other than a Permitted Owner (as defined below), of Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company; (b) occupation at any time of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date of this Agreement or nominated or appointed by the board of directors of the Company or (ii) appointed by directors so nominated or appointed; or (c) the Company shall cease to own, free and clear of all Liens (other than Permitted Encumbrances and Liens securing the Secured Obligations) or other encumbrances, at least 100% of the outstanding voting Equity Interests of the other Borrowers on a fully diluted basis; provided that nothing in this definition shall be interpreted as permitting any transactions not otherwise permitted under this Agreement. For purposes of this definition, “Permitted Owner” means any Person that owns (whether directly or through any of its Affiliates), as of the Effective Date, Equity Interests representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Company.

“Change in Law” means the occurrence after the date of this Agreement (or, with respect to any Lender, such later date on which such Lender becomes a party to this Agreement) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, rule, guideline, requirement or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the U.S. or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.17.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Initial Term Loans, Delayed Draw Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Commitment, an Initial Term Loan Commitment, a Delayed Draw Term Loan Commitment or a commitment to provide any other class of loans contemplated by Section 2.09 and (c) any Lender, refers to whether such Lender is a Revolving Lender, an Initial Term Lender or a Delayed Draw Term Lender.

“Closing Date Acquisition” means, individually or collectively, as the context may require, (i) the Gexpro Acquisition and (ii) TestEquity Acquisition, as applicable.

“Closing Date Acquisition Agreement” means, individually or collectively, as the context may require, (i) the Gexpro Acquisition Agreement and (ii) the TestEquity Acquisition Agreement, as applicable.

“Closing Date Acquisition Agreement Representations” means, with respect to any Closing Date Acquisition, such of the representations made by or with respect to the applicable Closing Date Target and its subsidiaries in the applicable Closing Date Acquisition Agreement as are material to the interests of the Lenders, but only to the extent that the Company or any of its Affiliates has the right (determined without regard to any notice requirement) to decline to close under the applicable Closing Date Acquisition Agreement or to terminate its (or their) obligations under the applicable Closing Date Acquisition Agreement or to decline to consummate the applicable Closing Date Acquisition, in each case, as a result of a breach of such representations in the applicable Closing Date Acquisition Agreement.

“Closing Date Acquisition Documents” means each Closing Date Acquisition Agreement and all other agreements, documents, instruments and certificates evidencing, or entered into or delivered in connection therewith, in each case, as amended or otherwise modified from time to time in accordance with this Agreement.

“Closing Date Material Adverse Effect” means, individually or collectively, as the context may require, (i) a “Company Material Adverse Effect” (as defined the Gexpro Acquisition Agreement) and (ii) a “Company Material Adverse Effect” (as defined in the TestEquity Acquisition Agreement).

“Closing Date Target” means, individually or collectively, as the context may require, (i) the Gexpro Target and (ii) the TestEquity Target.

“Closing Date Target Indebtedness” means, individually or collectively, as the context may require, (i) all “Payoff Indebtedness” (as defined in the Gexpro Acquisition Agreement) (including, for the avoidance of doubt, the credit facilities evidenced by the Credit Agreement, dated as of January 3, 2022, among 301 HW Opus Holdings, Inc., GS Operating, LLC, the other loan parties party thereto, the lenders party thereto and JPMorgan, as administrative agent (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time)) and (ii) all “Payoff Indebtedness” (as defined in the TestEquity Acquisition Agreement) (including, for the avoidance of doubt, the credit facilities evidenced by the Credit Agreement, dated as of April 28, 2017, among TestEquity LLC, the other loan parties party thereto, the lenders party thereto and NXT Capital, LLC, as administrative agent (as amended, restated, amended and restated, refinanced, replaced, supplemented or otherwise modified from time to time)).

“Closing Date Transaction Expenses” means the fees, premiums, expenses and other transaction costs incurred by the Company and its Restricted Subsidiaries in connection with the Closing Date Acquisitions and the other Transactions to occur on the Effective Date, including, without limitation, to fund any original issue discount and upfront fees required to be funded on the Effective Date.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term SOFR (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of any Loan Party, now existing or hereafter acquired, that may at any time be, become or be intended to be, subject to a security interest or Lien in favor of the Administrative Agent, on behalf of itself and the Lenders and other Secured Parties, to secure the Secured Obligations.

“Collateral Access Agreements” has the meaning assigned to such term in the Security Agreements.

“Collateral Documents” means, collectively, the Security Agreements and any other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including, without limitation, all other security agreements, pledge agreements, mortgages, deeds of trust, loan agreements, notes, guarantees, subordination agreements, pledges, powers of attorney, consents, assignments, contracts, fee letters, notices, leases, and financing statements.

“Commitment” means, with respect to each Lender, the sum of such Lender’s Revolving Commitment, Initial Term Loan Commitment and Delayed Draw Term Loan Commitment.

“Commitment Schedule” means the Schedule attached hereto identified as such.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 8.03(c).

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Competitor” means any Person that is an operating company primarily engaged in substantially similar business operations as a Borrower or other Loan Party.

“Compliance Certificate” means a certificate of a Financial Officer of the Borrower Representative in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Interest Expense” means, for any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Restricted Subsidiaries for such period with respect to all outstanding Indebtedness of the Company and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP), calculated for the Company and its Restricted Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Consolidated Total Assets” means, as of any date of determination, the aggregate book value of the consolidated total assets of the Company and its Restricted Subsidiaries, as reflected in the most recent financial statements of the Company and its Restricted Subsidiaries delivered pursuant to Section 5.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)).

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Exposure at such time plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Party” means the Administrative Agent, the Issuing Bank, the Swingline Lender or any other Lender.

“Cure Expiration Date” has the meaning assigned to such term in Section 7.03.

“Cure Right” has the meaning assigned to such term in Section 7.03.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to any Borrower.

“Debt Fund Affiliate” means any Affiliate of LKCM Headwater Investments III, L.P. that is a Bona Fide Debt Fund that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which LKCM Headwater Investments III, L.P. and investment vehicles managed or advised by LKCM Headwater Investments III, L.P. that are not so engaged in the ordinary course do not make investment decisions and do not have access to any information (other than information publicly available) relating to the Company or any entity that forms a part of the Company’s business (including Subsidiaries of the Company).

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified any Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such

Lender that it will comply with its obligations (and is financially able to meet such obligations as of the date of certification) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Delayed Draw Term Lender” means a Lender having a Delayed Draw Term Loan Commitment or holding an outstanding Delayed Draw Term Loan.

“Delayed Draw Term Loan” means a Loan made pursuant to Section 2.01(c).

“Delayed Draw Term Loan Availability Period” means the period from and including the Effective Date to but excluding the earlier of (i) October 1, 2022 and (ii) the date of termination of all the Delayed Draw Term Loan Commitments in accordance with this Agreement.

“Delayed Draw Term Loan Commitment” means (a) as to any Delayed Draw Term Lender, the aggregate commitment of such Delayed Draw Term Lender to make Delayed Draw Term Loans as set forth on the Commitment Schedule or in the most recent Assignment Agreement or other documentation or record (as such term is defined in Section 9-102(a)(70) of the UCC) as provided in Section 9.04, executed by such Term Lender, as applicable, as such commitment may be (i) reduced or terminated from time to time pursuant to Section 2.09 and (ii) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04 and (b) as to all Delayed Draw Term Lenders, the aggregate commitment of all Delayed Draw Term Lenders to make Delayed Draw Term Loans. The aggregate amount of the Lenders’ Delayed Draw Term Loan Commitments on the Effective Date is $50,000,000.

“Delayed Draw Term Loan Maturity Date” means April 1, 2027 (if the same is a Business Day, or if not then the immediately next succeeding Business Day).

“Deposit Account” shall have the meaning set forth in Article 9 of the UCC.

“Deposit Account Control Agreement” has the meaning assigned to such term in the Security Agreements.

“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Revolving Loans and (b) all commitment fees.

“Disclosed Matters” means the actions, suits, proceedings and environmental matters disclosed in Schedule 3.06.

“Disposed EBITDA” means, with respect to any Disposed Entity or Business for any period, the amount for such period of EBITDA of such Disposed Entity or Business, all as determined on a consolidated basis for such Disposed Entity or Business and as if references to the Company and its Restricted Subsidiaries in the definition of “EBITDA” (and in the component definitions used therein) were references to such Disposed Entity or Business and its subsidiaries.

“Disposed Entity or Business” has the meaning provided in the definition of “EBITDA”.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a Division or otherwise) of any property by any Person (including any Sale and Leaseback Transaction), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Institutions” means any Person that is (a) designated by the Borrower Representative, by written notice delivered to the Administrative Agent on or prior to the Effective Date, as a (i) disqualified institution or (ii) Competitor or (b) clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (a)(i) or (a)(ii) above; provided, however, Disqualified Institutions shall (A) exclude any Person that the Borrower Representative has designated as no longer being a Disqualified Institution by written notice delivered to the Administrative Agent from time to time and (B) include (I) any Person that is added as a Competitor or added as an Affiliate of a Competitor and (II) any Person that is clearly identifiable, solely on the basis of such Person’s name, as an Affiliate of any Person referred to in clause (B)(I), pursuant to a written supplement to the list of Competitors that are Disqualified Institutions, that is delivered by the Borrower Representative after the date hereof to the Administrative Agent and the Lenders in accordance with Section 9.01. It is understood and agreed that (x) any such supplement shall become effective two (2) Business Days after the date that such written supplement is delivered to the Administrative Agent and the Lenders in accordance with Section 9.01, but which shall not apply retroactively to disqualify any Persons that have previously acquired an assignment or participation interest in the Loans and/or Commitments as permitted herein, (y) the Borrower Representative’s failure to deliver such list (or supplement thereto) in accordance with Section 9.01 shall render such list (or supplement) not received and not effective and (z) “Disqualified Institution” shall exclude any Person that the Borrower Representative has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time in accordance with Section 9.01. In no event shall a Bona Fide Debt Fund be a Disqualified Institution unless such Bona Fide Debt Fund is identified under clause (a)(i) above.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Stock), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations that by their terms survive), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Stock and other than as a result of a change of control, initial public offering or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control, initial public offering or asset sale event shall be subject to the prior Payment in Full of the Loans and all other Obligations (other than unasserted contingent indemnification obligations that by their terms survive)), in whole or in part, or (c) is or becomes automatically or at the option of the holder convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of clauses (a), (b) and (c), prior to the date that is ninety-one (91) days after the latest Maturity Date in effect at the time of issuance; provided that if such Equity Interests are issued to any current or former employees, consultants, directors, officers or members of management or pursuant to a plan for the benefit of current or former employees, consultants, directors, officers or members of management of the Company (or any direct or indirect parent thereof), the Borrower or its Restricted Subsidiaries or by any such plan to such current or former employees, consultants, directors, officers or members of management, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Company or its Restricted Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employees’, consultants’, directors’, officers’ or management members’ termination, death or disability.

“Dividing Person” has the meaning assigned to it in the definition of “Division.”

“Division” means the division of the assets, liabilities and/or obligations of a Person (the “Dividing Person”) among two or more Persons (whether pursuant to a “plan of division” or similar arrangement), which may or may not include the Dividing Person and pursuant to which the Dividing Person may or may not survive.

“Division Successor” means any Person that, upon the consummation of a Division of a Dividing Person, holds all or any portion of the assets, liabilities and/or obligations previously held by such Dividing Person immediately prior to the consummation of such Division. A Dividing Person which retains any of its assets, liabilities and/or obligations after a Division shall be deemed a Division Successor upon the occurrence of such Division.

“Document” has the meaning assigned to such term in the Security Agreements.

“Dollar Equivalent” means, for any amount, at the time of determination thereof, (a) if such amount is expressed in dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in dollars determined by using the rate of exchange for the purchase of dollars with the Alternative Currency last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion.

“Dollars”, “dollars” or “$” refers to lawful money of the U.S.

“Dutch Auction” means an auction (an “Auction”) conducted by the Company or one of its Subsidiaries in order to purchase Term Loans of any Class (the “Purchase”) in accordance with the following procedures or such other procedures as may be agreed to between the Auction Agent and the Company:

(a) Notice Procedures. In connection with any Auction, the Company shall provide notification to the Auction Agent (for distribution to the Appropriate Lenders) of the Class of Term Loans that will be the subject of the Auction (an “Auction Notice”). Each Auction Notice shall be in a form reasonably acceptable to the Auction Agent and shall specify (i) the total cash value of the bid, in a minimum amount of $5,000,000 with minimum increments of $1,000,000 in excess thereof (the “Auction Amount”) and (ii) the discounts to par, which shall be expressed as a range of percentages (the “Discount Range”), representing the range of purchase prices that could be paid in the Auction for such Term Loans at issue.

(b) Reply Procedures. In connection with any Auction, each applicable Lender may, in its sole discretion, participate in such Auction by providing the Auction Agent with a notice of participation (the “Return Bid”) which shall be in a form reasonably acceptable to the Auction Agent and shall specify (i) a discount to par (such discount being the “Reply Discount”) that must be expressed as a price, which must be within the Discount Range, and (ii) a principal amount of the applicable Loans such Lender is willing to sell, which must be in increments of $1,000,000 or in an amount equal to such Lender’s entire remaining amount of the applicable Loans (the “Reply Amount”). Lenders may only submit one Return Bid per Auction. In addition to the Return Bid, each Lender wishing to participate in such Auction must execute and deliver, to be held in escrow by the Auction Agent, an assignment and acceptance agreement in a form reasonably acceptable to the Auction Agent (and shall authorize the Auction Agent to adjust the same to reflect any ratable treatment required by clause (c) below).

(c) Acceptance Procedures. Based on the Reply Discounts and Reply Amounts received by the Auction Agent, the Auction Agent, in consultation with the Company, will determine the applicable discount with respect to all Loans (the “Applicable Discount”) for the Auction, which shall be the highest Reply Discount for which the Company or its Subsidiary, as applicable, can complete the Auction at the Auction Amount; provided that, in the event that the Reply Amounts are insufficient to allow the Company or its Subsidiary, as applicable, to complete a purchase of the entire Auction Amount (any such Auction, a “Failed Auction”), the Company or such Subsidiary shall either, at its election, (i) withdraw the Auction or (ii) complete the Auction at an Applicable Discount equal to the lowest Reply Discount. The Company or its Subsidiary, as applicable, shall purchase the applicable Loans (or the respective portions thereof) from each applicable Lender with a Reply Discount that is equal to or greater than the Applicable Discount (“Qualifying Bids”) at the Applicable Discount; provided that if the aggregate proceeds required to purchase all applicable Loans subject to Qualifying Bids would exceed the Auction Amount for such Auction, the Company or its Subsidiary, as applicable, shall purchase such Loans at the Applicable Discount ratably based on the principal amounts of such Qualifying Bids (subject to adjustment for rounding as specified by the Auction Agent). Each participating Lender will receive notice of a Qualifying Bid as soon as reasonably practicable but in no case later than five (5) Business Days from the date the Return Bid was due.

(d) Additional Procedures. Once initiated by an Auction Notice, the Company or its Subsidiary, as applicable, may not withdraw an Auction other than a Failed Auction. Furthermore, in connection with any Auction, upon submission by a Lender of a Qualifying Bid, such Lender will be obligated to sell the entirety or its allocable portion of the Reply Amount, as the case may be, at the Applicable Discount. The Purchase shall be consummated pursuant to and in accordance with Section 9.04 and, to the extent not otherwise provided herein, shall otherwise be consummated pursuant to procedures (including as to timing, rounding and minimum amounts, Interest Periods, and other notices by the Company or such Subsidiaries, as applicable) reasonably acceptable to the Administrative Agent and the Company; provided that such Purchase shall be required to be consummated within a time period to be specified in the applicable Qualifying Bid.

“DQ List” has the meaning assigned to such term in Section 9.04(e)(iv).

“EBITDA” means, for any period, Net Income for such period plus

(a) without duplication and to the extent deducted (and not added back or excluded) in determining Net Income for such period, the sum of:

(i)	Interest Expense for such period,

(ii)	income tax expense for such period net of tax refunds,

(iii)	all amounts attributable to depreciation and amortization expense for such period,

(iv)	net losses realized from asset Dispositions outside the ordinary course of business permitted under Section 6.05,

(v)

non-cash losses or expenses, including, without limitation, noncash costs of incentive compensation, for which no cash outlay (or cash receipt) has been made or is foreseeable prior to the Maturity Date, in each case, other than any such noncash loss relating to the write-offs, write-downs or reserves with respect to accounts receivable in the normal course or Inventory; provided that, if any such non-cash item represents an accrual or reserve for potential cash items in any future period, to the extent the Company elects to add back any such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid,

(vi)	any Closing Date Transaction Expenses that are paid, expensed or otherwise accounted for prior to or within 180 days following the consummation of the Transactions,

(vii)

non-recurring or unusual expenses, including business optimization expenses, IT implementation costs, severance costs, consulting fees, lease termination costs, relocation costs, restructuring charges, retention or completion bonuses, signing costs and other nonrecurring expenses not otherwise added back to EBITDA, in each case, actually incurred, in an aggregate amount not to exceed, for any four (4) fiscal quarter measurement period, together with the add-backs in clauses (a)(viii) and (a)(xviii)(b) below, the Combined Cap (as defined below),

(viii)

the amount of “run-rate” cost savings (the “Cost Savings”) projected by the Company in good faith to result from actions taken prior to the last day of such period with respect to integrating, consolidating or discontinuing operations, headcount reductions, or closure of facilities, which Cost Savings shall be calculated on a pro forma basis as though such Cost Savings had been realized on the first day of such period, net of the amount of actual benefits realized from such actions in an aggregate amount not to exceed, for any four (4) fiscal quarter measurement period, together with the add-backs in clauses (a)(vii) above and (a)(xviii)(b) below, the Combined Cap; provided that, a Responsible Officer shall have provided a reasonably detailed statement or schedule of such Cost Savings and shall have certified to the Administrative Agent that (x) such Cost Savings are reasonably identifiable and factually supportable, reasonably attributable to the actions specified and anticipated to result from such actions and (y) such actions have been taken and are ongoing, and the benefits resulting therefrom are anticipated by Company to be realized within eighteen (18) months of the end of such period,

(ix)

fees, costs and expenses relating to adjustments to purchase price adjustments, earnouts (to the extent permitted hereunder and actually paid), deferred compensation, or other arrangements representing acquisition consideration or deferred payments of similar nature incurred in connection with the Closing Date Acquisitions or any other Permitted Acquisitions that are, in each case, incurred by the Company and its Restricted Subsidiaries for such period,

(x)

fees, costs and expenses (including out-of-pocket expenses) incurred during such period in connection with (A) the consummation of (a) asset Dispositions, (b) the issuance of Equity Interests or Indebtedness permitted under this Agreement, (c) the consummation of Permitted Acquisitions or any other investment outside of the ordinary course of business, in each case for this clause (A), (x) permitted under this Agreement and (y) consummated after the Effective Date (but whether or not any such transaction closes) and (B) to the extent actually reimbursed from insurance proceeds (and such reimbursement proceeds are not included in the calculation of Net Income), any casualty, condemnation or similar event,

(xi)

directors’/managers’/governors’ fees and reimbursement of actual and reasonable out-of-pocket costs and expenses incurred in connection with attending board of directors/managers/governors meetings, to the extent permitted under this Agreement,

(xii)

reimbursement of actual and reasonable out-of-pocket expenses incurred by officers in connection with attending board of directors’/managers’/governors’ meetings in an aggregate amount in any four (4) fiscal quarter measurement period not to exceed $250,000,

(xiii)	to the extent actually reimbursed from insurance proceeds (and such reimbursement proceeds are not included in the calculation of Net Income), expenses with respect to business interruption,

(xiv)

fees, costs and expenses (including, without limitation, amendment fees and expenses paid (including reimbursement of third party expenses) to the Administrative Agent and/or Lenders) incurred in connection with amendments to the Loan Documents, in each case, to the extent disclosed to the Administrative Agent,

(xv)	fees, costs and expenses to the extent covered by indemnification provisions in any agreement or otherwise reimbursable by a third party,

(xvi)	any non-recurring, unusual or extraordinary non-cash charges for such period,

(xvii)

any other non-cash charges for such period which do not represent a cash item in such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period),

(xviii)

(a) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so Disposed of, an “Acquired Entity or Business”) for the most recent twelve (12)-month period then ended and (b) cost savings projected by the Company in good faith to be realized within twelve (12) months of the closing date of a Permitted Acquisition consummated prior to the last day of such period (which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions in an aggregate amount not to exceed, for any four (4) fiscal quarter measurement period, together with the add-backs in clauses (a)(vii) and (a)(viii), the Combined Cap; provided that, a Responsible Officer shall have provided a reasonably detailed statement or schedule of such cost savings and shall have certified to the Administrative Agent that (x) such cost savings are reasonably identifiable and factually supportable, reasonably attributable to the actions specified and anticipated to result from such actions and (y) such acquisition has been consummated, and the benefits resulting therefrom are anticipated by Borrower to be realized within twelve (12) months of the end of such period,

(xix)

expenses incurred under any transition agreement and other non-recurring or unusual fees, costs or expenses in connection with the integration and operation of the Company and its Restricted Subsidiaries following the Closing Date Acquisitions and any Permitted Acquisition, and

(xx)

non-cash expenses arising from grants of stock appreciation rights, stock performance rights, stock options or restricted stock or other equity instruments granted under the Company’s equity incentive plan;

minus

(b) without duplication and to the extent included in Net Income,

(i)	any cash payments made during such period in respect of non-cash charges described in clause (a)(xvii) taken in a prior period,

(ii)	any extraordinary, non-recurring or unusual gains and any non-cash items of income for such period,

(iii)	any gains realized upon the disposition of property outside the ordinary course of business,

(iv)

the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of or, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or Disposed of, a “Disposed Entity or Business”) for the most recent twelve (12)-month period then ended,

(v)	gains realized from asset Dispositions outside the ordinary course of business permitted under Section 6.05, and

(vi)

gains or income including, without limitation, noncash gains or income of incentive compensation, for which no cash outlay (or cash receipt) has been made or is foreseeable prior to the Maturity Date, in each case, other than any such noncash loss relating to the write-offs, write-downs or reserves with respect to accounts receivable in the normal course or Inventory; provided that, if any such non-cash item represents an accrual or reserve for potential cash items in any future period, to the extent the Company elects to add back any such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid;

all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP; provided that, notwithstanding any of the foregoing, the aggregate amount all items added back to Net Income during any period in respect of clauses (a)(vii), (a)(viii), and (a)(xviii)(b) shall not exceed 20% of EBITDA calculated before such add-backs (the “Combined Cap”).

Notwithstanding anything to the contrary set forth in this Agreement, EBITDA shall, in each case, be deemed to be the amount set forth below opposite such period, and any adjustments taken into account in calculating the amounts below will not be used in adjusting EBITDA after December 31, 2021:

Quarter ended March 31, 2021	$24,044,000
Quarter ended June 30, 2021	$26,146,000
Quarter ended September 30, 2021	$23,253,000
Quarter ended December 31, 2021	$21,919,000

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, web portal access for the Borrowers and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent or the Issuing Bank and any of its respective Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all laws, rules, regulations, codes, orders-in-council, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to (i) the environment, (ii) preservation or reclamation of natural resources, (iii) the management, Release or threatened Release of any Hazardous Material or (iv) health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of any Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) any exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning assigned to such term in the Security Agreements.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Equivalent Amount” means, for any amount of any Alternative Currency, at the time of determination thereof, (a) if such amount is expressed in such Alternative Currency, such amount and (b) if such amount is expressed in Dollars, the equivalent of such amount in such Alternative Currency determined by using the rate of exchange for the purchase of such Alternative Currency with Dollars last provided (either by publication or otherwise provided to the Administrative Agent) by the applicable Reuters source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of such Alternative Currency with Dollars, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, Section 4001(14) of ERISA or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the failure of any Borrower or any ERISA Affiliate to satisfy the “minimum funding standard” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived with respect to a Plan; (c) the filing of any Borrower or an ERISA Affiliate pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Borrower or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal of any Borrower or any ERISA Affiliate from any Plan or Multiemployer Plan; or (g) the receipt by any Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any Borrower or any ERISA Affiliate of any notice, concerning the imposition upon any Borrower or any ERISA Affiliate of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical status, within the meaning of Title IV of ERISA.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Exchange Rate” means, for any Alternative Currency, the rate of exchange therefor as described in clause (b) of the definition of “Dollar Equivalent”.

“Excluded Property” has the meaning assigned to such term in the applicable Security Agreement, as the context requires.

“Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an ECP at the time the Guarantee of such Guarantor or the grant of such security interest becomes or would become effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.19(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(f), (d) any withholding Taxes imposed under FATCA, and (e) Taxes payable under Part XIII of the ITA that are imposed on amounts paid or credited to or for the account of the applicable Recipient as a result of such Recipient (i) not dealing at arm’s length (within the meaning of the ITA) with any Loan Party, or (ii) being a “specified shareholder” (as defined in subsection 18(5) of the ITA) of any Loan Party or not dealing at arm’s length with such a specified shareholder for purposes of the ITA, except that neither the Administrative Agent nor any Lender (as the case may be) shall be considered to be dealing at non-arm’s length or be a specified shareholder or a Person not dealing at arm’s length with a specified shareholder, solely as a result of such Person having entered into, received or perfected a security interest under or enforced this Agreement or any other Loan Document or holding or possessing any Collateral, including any equity interests.

“Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.

“Existing Letters of Credit” means the Letters of Credit set forth on Schedule 1.01 hereto.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreement entered into between the United States and any other Governmental Authority in connection with the implementation of the foregoing and any fiscal or regulatory legislation, rules or practices adopted pursuant to any such intergovernmental agreement, treaty or convention among Governmental Authorities and implementing the foregoing.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as shall be set forth on the NYFRB’s Website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of a Borrower.

“Fixtures” has the meaning assigned to such term in the Security Agreements.

“Flood Laws” has the meaning assigned to such term in Section 8.10.

“Floor” means the benchmark rate floor, if any, provided in this Agreement (as of the execution of this Agreement, the modification, amendment or renewal of this Agreement or otherwise) with respect to the CDOR Rate, Adjusted Term SOFR Rate or the Adjusted Daily Simple SOFR, as applicable. For the avoidance of doubt, the initial Floor for each of the CDOR Rate, Adjusted Term SOFR Rate and the Adjusted Daily Simple SOFR shall be zero.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Foreign Subsidiary” means any Restricted Subsidiary which is not a U.S. Subsidiary.

“Funding Account” has the meaning assigned to such term in Section 4.01(g).

“GAAP” means generally accepted accounting principles in the U.S., in respect of the U.S. Loan Parties, and in Canada, in respect of the Canadian Loan Parties.

“Gexpro Acquisition” means the Acquisition by the Company of all of the Equity Interests of the Gexpro Target on the Effective Date pursuant to the Gexpro Acquisition Agreement

“Gexpro Acquisition Agreement” means the Agreement and Plan of Merger, dated as of December 29, 2021, among 301 HW Opus Investors, LLC, the Company, the Gexpro Target and Gulf Sub, Inc., together with all exhibits, schedules, disclosure letters and attachments and supplements thereto, in each case, as amended or otherwise modified from time to time in accordance with this Agreement.

“Gexpro Holdings” means 301 HW Opus Holdings, Inc., a Delaware corporation.

“Gexpro Target” means Gexpro Holdings, collectively with its subsidiaries and all assets relating thereto.

“Governmental Authority” means the government of Canada, the U.S., any other nation or any political subdivision thereof, whether provincial, territorial, state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

“Guaranteed Obligations” means, collectively, the U.S. Guaranteed Obligations and the Canadian Guaranteed Obligations.

“Guarantors” means all Loan Guarantors, and the term “Guarantor” means each or any one of them individually.

“Hazardous Materials” means: (a) any substance, material, or waste that is included within the definitions of “hazardous substances,” “hazardous materials,” “hazardous waste,” “toxic substances,” “toxic materials,” “toxic waste,” or words of similar import in any Environmental Law; (b) those substances listed as hazardous substances by the United States Department of Transportation (or any successor agency) (49 C.F.R. 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) (40 C.F.R. Part 302 and amendments thereto); and (c) any substance, material, or waste that is petroleum, petroleum-related, or a petroleum by-product, asbestos or asbestos-containing material, polychlorinated biphenyls, flammable, explosive, radioactive, freon gas, radon, or a pesticide, herbicide, or any other agricultural chemical.

“Incremental Facility Amendment” has the meaning assigned to such term in Section 2.09.

“Incremental Term Loan” has the meaning assigned to such term in Section 2.09.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of earn-out payments and other deferred purchase price obligations in respect of property or services (excluding (w) trade accounts payable in the ordinary course of business, (x) any earn-out, deferred or similar obligations until such obligation becomes, in each case, to the extent reflected as a liability on the balance sheet of such Person in accordance with GAAP and if not paid after becoming due and payable, (y) expenses accrued and (z) current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that, if such Person has not assumed or otherwise become liable in respect of such Indebtedness, such obligations shall be deemed to be in an amount equal to the lesser of (i) the amount of such Indebtedness and (ii) the fair market value of such property at the time of determination (in the Borrower’s good faith estimate)), (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (k) any other Off-Balance Sheet Liability, (l) Disqualified Stock of such Person and (m) obligations, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Swap Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the foregoing clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Information” has the meaning assigned to such term in Section 9.12.

“Initial Term Lender” means a Lender having an Initial Term Loan Commitment or holding an outstanding Initial Term Loan.

“Initial Term Loan” means a Loan made pursuant to Section 2.01(b).

“Initial Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Initial Term Loans, expressed as an amount representing the maximum principal amount of the Initial Term Loans to be made by such Lender. The initial amount of each Lender’s Initial Term Loan Commitment is set forth on the Commitment Schedule. The aggregate amount of the Lenders’ Initial Term Loan Commitments on the Effective Date is $250,000,000.

“Initial Term Loan Maturity Date” means April 1, 2027 (if the same is a Business Day, or if not then the immediately next succeeding Business Day).

“Insolvency Laws” means each of the Bankruptcy Code, the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), in each case as amended, and any other applicable state, provincial, territorial, foreign or federal bankruptcy laws, each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of any jurisdiction, including any corporate law of any jurisdiction permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it or providing for arrangements and including any rules and regulations pursuant thereto.

“Interest Coverage Ratio” means, for any period of four consecutive fiscal quarters of the Company, the ratio of (a) EBITDA for such period to (b) Consolidated Interest Expense for such period. Notwithstanding the foregoing, solely for purposes of determining the Interest Coverage Ratio for any period of four consecutive fiscal quarters ending as of March 31, 2022, June 30, 2022, September 30, 2022 or December 31, 2022 (each such fiscal quarter being referred to as an “Annualized Quarter”), Consolidated Interest Expense shall be equal to the product of (I) Consolidated Interest Expense for the period commencing on the Effective Date and ending on the last day of such Annualized Quarter, multiplied by (II) (A) four, in the case of the Annualized Quarter ending March 31, 2022, (B) two, in the case of the Annualized Quarter ending June 30, 2022, (C) four thirds (4/3), in the case of the Annualized Quarter ending September 30, 2022, or (D) one (1), in the case of the Annualized Quarter ending December 31, 2022.

“Interest Election Request” means a request by the Borrower Representative to convert or continue a Revolving Borrowing in accordance with Section 2.08, which shall be substantially in the form of Exhibit B-2 hereto or any other form approved by the Administrative Agent.

“Interest Expense” means, with reference to any period, total interest expense (including that attributable to Capital Lease Obligations) of the Company and its Restricted Subsidiaries for such period with respect to all outstanding indebtedness of the Company and its Restricted Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptances and net costs under Swap Agreements in respect of interest rates, to the extent such net costs are allocable to such period in accordance with GAAP), all calculated for the Company and its Restricted Subsidiaries on a consolidated basis for such period in accordance with GAAP.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan) or any Canadian Prime Rate Loan, the first Business Day of each calendar quarter and the applicable Maturity Date, (b) with respect to any RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and the applicable Maturity Date, (c) with respect to any Term Benchmark Loan or any CDOR Rate Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and in the case of a Term Benchmark Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the applicable Maturity Date, and (d) with respect to any Swingline Loan, the day that such Loan is required to be repaid and the Revolving Credit Maturity Date.

“Interest Period” means (a) with respect to any Term Benchmark Borrowing, the period commencing on the date of such Term Benchmark Borrowing and ending on the numerically corresponding day in the calendar month that is one, three or six months thereafter (in each case, subject to the availability for the Benchmark applicable to the relevant Loan or Commitment), as the Borrower Representative may

elect and (b) with respect to any CDOR Rate Borrowing, the period commencing on the date of such Borrowing and ending on the date that is 30 or 90 days thereafter, as the Borrower Representative may elect; provided that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period and (iii) no tenor that has been removed from this definition pursuant to Section 2.14(e) shall be available for specification in the applicable Borrowing Request or Interest Election Request, as the case may be. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter, in the case of a Revolving Borrowing, shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means, individually and collectively, each of (i) JPMorgan, in its capacity as the issuer of Letters of Credit hereunder, (ii) CIBC Bank USA solely with respect to the Existing Letters of Credit that were issued by CIBC Bank USA and (iii) any other Revolving Lender from time to time designated by the Borrower Representative as an Issuing Bank, with the consent of such Revolving Lender and the Administrative Agent, and their respective successors in such capacity as provided in Section 2.06(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by its Affiliates, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate (it being agreed that such Issuing Bank shall, or shall cause such Affiliate to, comply with the requirements of Section 2.06 with respect to such Letters of Credit). At any time there is more than one Issuing Bank, all singular references to the Issuing Bank shall mean any Issuing Bank, either Issuing Bank, each Issuing Bank, the Issuing Bank that has issued the applicable Letter of Credit, or both (or all) Issuing Banks, as the context may require.

“Issuing Bank Sublimit” means, as of the Effective Date, (i) $25,000,000, in the case of JPMorgan and (ii) in the case of any other Issuing Bank, such amount as shall be designated to the Administrative Agent and the Borrower Representative in writing by an Issuing Bank; provided that any Issuing Bank shall be permitted at any time to increase or reduce its Issuing Bank Sublimit upon providing five (5) days’ prior written notice thereof to the Administrative Agent and the Borrowers.

“ITA” means the Income Tax Act (Canada), as amended.

“Joinder Agreement” means a Joinder Agreement in substantially the form of Exhibit E or such other form as agreed by the Administrative Agent.

“JPMorgan” means JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

“LC Collateral Account” has the meaning assigned to such term in Section 2.06(j).

“LC Disbursement” means any payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn Dollar Equivalent of all outstanding Letters of Credit at such time plus (b) the aggregate Dollar Equivalent of all LC Disbursements relating to Letters of Credit that have not yet been reimbursed by or on behalf of the Borrowers at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.

“Lenders” means, as of any date of determination, the Persons listed on the Commitment Schedule (or, if the Commitments of any Class have terminated or expired, the Persons holding Credit Exposure in respect of such Class) and any other Person that shall have become a Lender hereunder pursuant to Section 2.09 or an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and the Issuing Bank.

“Letters of Credit” means the Existing Letters of Credit and the letters of credit issued pursuant to this Agreement, and the term “Letter of Credit” means any one of them or each of them singularly, as the context may require.

“Letter of Credit Agreement” has the meaning assigned to it in Section 2.06(b).

“Liabilities” means any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any finance lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means, collectively, this Agreement, each promissory note issued pursuant to this Agreement, each Letter of Credit Agreement, each Collateral Document, the Loan Guaranty, and each other agreement, instrument, and document executed and delivered to, or in favor of, the Administrative Agent or any Lender and including each other pledge, power of attorney, consent, assignment, contract, notice, letter of credit agreement, letter of credit applications and any agreements between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrowers and the Issuing Bank in connection with the issuance of Letters of Credit, and each other written matter designated as a “Loan Document”. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to this Agreement or such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Loan Guarantor” means each Loan Party.

“Loan Guaranty” means Article X of this Agreement.

“Loan Parties” means, individually and collectively, as the context may require, the Canadian Loan Parties and the U.S. Loan Parties.

“Loans” means the loans and advances made by the Lenders to the Borrowers pursuant to this Agreement, including Swingline Loans.

“Margin Stock” means margin stock within the meaning of Regulations T, U and X, as applicable.

“Material Acquisition” means (a) the TEquipment Acquisition (as described in the Company Disclosure Schedule described in the TestEquity Acquisition Agreement) and (b) any acquisition with an aggregate total consideration in excess of $75,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations or financial condition of the Borrowers and their Restricted Subsidiaries taken as a whole, (b) the ability of any Loan Party to perform any of its material Obligations, (c) the Collateral, or the Administrative Agent’s Liens (on behalf of itself and the other Secured Parties) on a material portion of the Collateral or the priority of such Liens, or (d) the rights of or benefits available to the Administrative Agent, the Issuing Bank or the Lenders under any of the Loan Documents.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Restricted Subsidiaries in an aggregate principal amount exceeding $20,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of a Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that such Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Restricted Subsidiary (other than non-U.S. Subsidiaries and non-Canadian Subsidiaries) (i) which, as of the most recent fiscal quarter of the Company, for the period of four consecutive fiscal quarters then ended, for which financial statements have been delivered pursuant to Section 5.01(a) or (b) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), contributed greater than five percent (5%) of EBITDA for such period or (ii) which contributed greater than five percent (5%) of Consolidated Total Assets as of such date; provided that, if at any time the aggregate amount of EBITDA or Consolidated Total Assets attributable to all Restricted Subsidiaries (other than non-U.S. Subsidiaries and non-Canadian Subsidiaries) that are not Material Subsidiaries exceeds ten percent (10%) of EBITDA for any such period or ten percent (10%) of Consolidated Total Assets as of the end of any such fiscal quarter, the Company (or, in the event the Company has failed to do so within ten (10) days, the Administrative Agent) shall first designate sufficient U.S. Subsidiaries as “Material Subsidiaries” to eliminate such excess and second designate sufficient Canadian Subsidiaries as “Material Subsidiaries” to eliminate such excess, and, in each case, such designated Restricted Subsidiaries shall for all purposes of this Agreement constitute Material Subsidiaries.

“Maturity Date” means the Revolving Credit Maturity Date, the Initial Term Loan Maturity Date, the Delayed Draw Term Loan Maturity Date or the maturity date of any new Class of Loans established pursuant to Section 2.09, as applicable.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, for any period, the consolidated net income (or loss) determined for the Company and its Restricted Subsidiaries, on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with the Company or any Restricted Subsidiary, and (b) the income (or deficit) of any Person (other than a Restricted Subsidiary) in which the Company or any Restricted Subsidiary has an ownership interest, except to the extent that any such income is actually received by the Company or such Restricted Subsidiary in the form of dividends or similar distributions.

“Net Proceeds” means, with respect to any Prepayment Event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other Disposition of an asset (including pursuant to a Sale and Leaseback Transaction or a casualty or a taking by eminent domain, condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer of the Company.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Not Otherwise Applied” means, with reference to any amount of proceeds of any sale or issuance of Equity Interests or any other transaction or event that is proposed to be applied to a particular use or transaction, that such amount has not previously been (and is not simultaneously being) applied for any other purposes under this Agreement and the other Loan Documents, other than that such particular use or transaction.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYFRB’s Website” means the website of the NYFRB at http://www.newyorkfed.org or any successor source.

“Obligated Party” has the meaning assigned to such term in Section 10.02.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Exposure, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations and indebtedness (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), obligations and liabilities of any of the Loan Parties to any of the Lenders, the Administrative Agent, the Issuing Bank or any Indemnitee, individually or collectively, existing on the Effective Date or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Agreement or any of the other Loan Documents or in respect of any of the Loans made or reimbursement or other obligations incurred or any of the Letters of Credit or other instruments at any time evidencing any thereof.

“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.

“Off-Balance Sheet Liability” of a Person means (a) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person or (b) any indebtedness, liability or obligation under any so-called “synthetic lease” transaction entered into by such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit, or any Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s Website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the NYFRB Rate and (b) with respect to any amount denominated in an Alternative Currency, an overnight rate determined by the Administrative Agent or the Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation.

“Paid in Full” or “Payment in Full” means, (i) the indefeasible payment in full in cash of all outstanding Loans and LC Disbursements, together with accrued and unpaid interest thereon, (ii) the termination, expiration, or cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Administrative Agent of a cash deposit, or at the discretion of the Administrative Agent a back up standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank, in an amount equal to 103% of the LC Exposure as of the date of such payment in the manner set forth in Section 2.06(j)), (iii) the indefeasible payment in full in cash of the accrued and unpaid fees, (iv) the indefeasible payment in full in cash of all reimbursable expenses and other Secured Obligations (other than Unliquidated Obligations for which no claim has been made and other obligations expressly stated to survive such payment and termination of this Agreement), together with accrued and unpaid interest thereon, (v) the termination of all Commitments, and (vi) the termination of the Swap Agreement Obligations and the Banking Services Obligations or entering into other arrangements satisfactory to the Secured Parties counterparties thereto.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Payment” has the meaning assigned to it in Section 8.06(c).

“Payment Notice” has the meaning assigned to it in Section 8.06(c).

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means the TEquipment Acquisition (as described in the Company Disclosure Schedule described in the TestEquity Acquisition Agreement) and any Acquisition by any Loan Party (or any Restricted Subsidiary that becomes a Loan Party concurrently with the consummation of such Acquisition) in a transaction that satisfies each of the following requirements:

(a) such Acquisition is not a hostile or contested acquisition;

(b) the business acquired in connection with such Acquisition is not engaged, directly or indirectly, in any line of business other than the businesses in which the Loan Parties are engaged on the Effective Date and any business activities that are substantially similar, related, ancillary or incidental thereto;

(c) both immediately before and immediately after giving effect (including giving effect on a pro forma basis) to such Acquisition and any Indebtedness incurred or assumed in connection therewith, no Default shall exist;

(d) at least twenty (20) days prior to any Acquisition with total consideration equal to or in excess of $50,000,000 (or such shorter time as may be agreed to by the Administrative Agent in its discretion), the Borrower Representative has provided the Administrative Agent (i) notice of such Acquisition, (ii) copies of the draft acquisition documents together with a due diligence package reasonably satisfactory to the Administrative Agent and (iii) a quality of earnings report in respect of the applicable target from a third party firm reasonably acceptable to the Administrative Agent;

(e) each Acquisition shall be made by a Borrower or a Guarantor and structured as (i) an asset acquisition of all or substantially all of the assets of the applicable target (or all or substantially all of a line or lines of business of target) by a Loan Party, (ii) a merger or amalgamation of a target with and into a Borrower or such Guarantor with such Borrower or Guarantor as the survivor, or (iii) a purchase of substantially all of the voting Equity Interests of the applicable target;

(f) if such Acquisition involves a merger or amalgamation or a consolidation involving a Borrower or any other Loan Party, such Borrower or such Loan Party, as applicable, shall be the surviving entity;

(g) the target of such Acquisition must have a positive pro forma adjusted EBITDA;

(h) both before and after giving effect to the consummation of the Acquisition and any Indebtedness incurred or assumed in connection therewith on a pro forma basis, (i) the Company will be in compliance, on a pro forma basis, with the covenants contained in Section 6.12 (including any applicable Total Net Leverage Ratio Adjustment), calculated based upon financial results for the most recent determination period for which financial statements have been delivered pursuant to Section 5.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a)), (ii) the Total Net Leverage Ratio shall not be greater than 0.25 less than the then applicable Total Net Leverage Ratio covenant compliance level permitted pursuant to Section 6.12(b) (including any applicable Total Net Leverage Ratio Adjustment) for the then applicable covenant compliance test date (on a pro forma basis, calculated based upon financial results for the most recent determination period for which financial statements have been delivered pursuant to Section 5.01 (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(a) or (b), the most recent financial statements referred to in Section 3.04(a))) and (iii) the sum of Availability plus Unrestricted Cash shall not be less than $10,000,000;

(i) all actions required to be taken with respect to any newly acquired or formed Restricted Subsidiary of a Borrower or a Loan Party, as applicable, required under Section 5.13 shall have been taken;

(j) at least five (5) Business Days prior to any Acquisition with total consideration in excess of $50,000,000 (or such shorter time as may be agreed to by the Administrative Agent in its discretion), the Borrower Representative shall provide a certificate (i) certifying that all of the requirements for a Permitted Acquisition will be satisfied on or prior to the consummation of such Acquisition and (ii) a reasonably detailed calculation of the requirements set forth in clause (h) above; and

(k) the aggregate purchase consideration paid or payable (including without limitation, earnout or similar obligations) in respect of all Permitted Acquisitions of Persons that do not become Loan Parties and assets that do not constitute Collateral shall not exceed $50,000,000 during the term of this Agreement.

“Permitted Encumbrances” means:

(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than sixty (60) days or are being contested in compliance with Section 5.04;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

(e) judgment Liens in respect of judgments that do not constitute an Event of Default under Section 7.01(k);

(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of any Borrower or any Restricted Subsidiary;

(g) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(h) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks in the ordinary course of business and not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Company or any of its Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, or (iii) relating to purchase orders entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

(i) security given to a public utility or any municipality or Governmental Authority when required by such utility or authority in connection with the operations of that Person, in each case, in the ordinary course of business; and

(j) Liens imposed by any Governmental Authority in respect of Canadian Priority Payables that are not yet due or delinquent, or which are being contested in good faith, and during such period during which such Liens are being so contested, such Liens shall not be registered or executed on or enforced against any of the assets of any Loan Party.

provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness, except with respect to clauses (d) and (e) above.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the U.S. or the federal government of Canada (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the U.S. or the federal government of Canada), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, bankers’ acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the U.S. or Canada or any state, province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Supply Chain Financing” means one or more non-recourse supply chain financings, pursuant to terms and conditions reasonably satisfactory to the Administrative Agent, in respect of Accounts owing by one or more Account Debtors at the time such Accounts were sold (or deemed sold); provided that any such sale is a true sale with any recourse to the Company or any Restricted Subsidiary limited to breach of a representation, warranty or covenant by the Company or a Restricted Subsidiary with respect to the sold Accounts.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plan Asset Regulations” means 29 CFR § 2510.3-101 et seq., as modified by Section 3(42) of ERISA, as amended from time to time.

“PPSA” means the Personal Property Security Act British Columbia, including the regulations thereto, provided that, if validity, perfection or the effect of perfection or non-perfection or the priority of any Lien created hereunder on the Collateral is governed by the personal property security legislation or other applicable legislation with respect to personal property security in effect in a jurisdiction other than British Columbia, “PPSA” means the Personal Property Security Act or such other applicable legislation in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority.

“Prepayment Event” means:

(a) (i) any sale, transfer or other Disposition of any property or asset of any Loan Party or any Restricted Subsidiary made in reliance on Section 6.05(k), (ii) any sale, transfer or other Disposition by any Loan Party or any Restricted Subsidiary of all or substantially all of the assets of, or Equity Interests in, any Unrestricted Subsidiary or (iii) any casualty, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Loan Party or any Restricted Subsidiary; or

(b) the incurrence by any Loan Party or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Proceeding” means any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.

“Projections” has the meaning assigned to such term in Section 5.01(d).

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Loan Party that has total assets exceeding $10,000,000 at the time the relevant Loan Guaranty or grant of the relevant security interest becomes or would become effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

“Qualified Stock” of any Person means Equity Interests of such Person other than Disqualified Stock of such Person.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, or any combination thereof (as the context requires).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two Business Days preceding the date of such setting, (2) if the RFR for such Benchmark is Daily Simple SOFR, then four Business Days prior to such setting, (3) if such Benchmark is the CDOR Rate, on or about 10:15 a.m., Toronto, Ontario time, on the date of such setting, or (4) if such Benchmark is none of the Term SOFR Rate, Daily Simple SOFR or the CDOR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation D” means Regulation D of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation T” means Regulation T of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation U” means Regulation U of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Regulation X” means Regulation X of the Federal Reserve Board, as in effect from time to time and all official rulings and interpretations thereunder or thereof.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, partners, members, trustees, employees, agents, administrators, managers, representatives and advisors of such Person and such Person’s Affiliates.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, disposing, or dumping of any substance into the environment.

“Relevant Governmental Body” means (a) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, and (b) with respect to a Benchmark Replacement in respect of any other currency, (i) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the currency in which such Benchmark Replacement is denominated, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Borrowing, the Adjusted Term SOFR Rate, (ii) with respect to any RFR Borrowing, Adjusted Daily Simple SOFR and (iii) with respect to any CDOR Rate Borrowing, the CDOR Rate, as applicable.

“Relevant Screen Rate” means (i) with respect to any Term Benchmark Borrowing, the Term SOFR Reference Rate, or (ii) with respect to any CDOR Rate Borrowing, the CDOR Screen Rate, as applicable.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of the Borrowers, after the Administrative Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Required Lenders” means, subject to Section 2.20: (a) at any time prior to the earlier of the Loans becoming due and payable pursuant to Section 7.02 or the Commitments terminating or expiring, Lenders having Credit Exposures and Unfunded Commitments representing more than 50% of the sum of the Aggregate Credit Exposure and aggregate Unfunded Commitments at such time, provided that, solely for purposes of declaring the Loans to be due and payable pursuant to Section 7.02, the Unfunded Commitment of each Lender shall be deemed to be zero in determining the Required Lenders; and (b) for all purposes after the Loans become due and payable pursuant to Section 7.02 or the Commitments expire or terminate, Lenders having Credit Exposures representing more than 50% of the sum of the Aggregate Credit Exposure at such time; provided that, in the case of clauses (a) and (b) above, (i) the Revolving Exposure of any Lender that is the Swingline Lender shall be deemed to exclude any amount of its Swingline Exposure in excess of its Applicable Percentage of all outstanding Swingline Loans, adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposures of Defaulting Lenders in effect at such time, and the Unfunded Revolving Commitment of such Lender shall be determined on the basis of its Revolving Exposure excluding such excess amount and (ii) for the purpose of determining the Required Lenders needed for any waiver, amendment, modification or consent of or under this Agreement or any other Loan Document, any Affiliate Lender shall be disregarded except as expressly permitted under Section 9.04(f).

“Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents of such Person and (b) any statute, law (including common law), treaty, rule, regulation, code, ordinance, order, decree, writ, judgment, injunction or determination of any arbitrator or court or other Governmental Authority (including Environmental Laws), in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the president, Financial Officer or other executive officer of a Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest in any Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests or any option, warrant or other right to acquire any such Equity Interests.

“Restricted Subsidiary” means, at any time, any Subsidiary other than an Unrestricted Subsidiary.

“Returns” means, with respect to any investment, any dividend, distribution, interest, fee, premium, return of capital, repayment of principal, income, profit (from a Disposition or otherwise) and any other amount received or realized in respect thereof.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any Alternative Currency, each of the following: (i) the date of the Borrowing of such Loan and (ii) each date of a conversion into or continuation of such Loan pursuant to the terms of this Agreement; (b) with respect to any Letter of Credit denominated in an Alternative Currency, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when an Event of Default exists.

“Revolving Commitment” means, with respect to each Lender, the amount set forth on the Commitment Schedule opposite such Lender’s name as a “Revolving Commitment”, or in the Assignment and Assumption or other documentation or record (as such term is defined in Section 9-102(a)(70) of the New York UCC) as provided in Section 9.04(b)(ii)(C), pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable, as such Revolving Commitment may be reduced or increased from time to time pursuant to (a) Section 2.09 and (b) assignments by or to such Lender pursuant to Section 9.04; provided that at no time shall the Revolving Exposure of any Lender exceed its Revolving Commitment. The initial aggregate amount of the Lenders’ Revolving Commitments is $200,000,000.

“Revolving Credit Maturity Date” means April 1, 2027 (if the same is a Business Day, or if not then the immediately next succeeding Business Day), or any earlier date on which the Revolving Commitments are reduced to zero or otherwise terminated pursuant to the terms hereof.

“Revolving Exposure” means, with respect to any Lender, at any time, the sum of the aggregate outstanding principal Dollar Equivalent amount of such Lender’s Revolving Loans, its LC Exposure and its Swingline Exposure at such time.

“Revolving Lender” means, as of any date of determination, a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to Section 2.01(a).

“RFR” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Daily Simple SOFR (excluding, for the avoidance of doubt, any ABR Loan or Borrowing).

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale and Leaseback Transaction” has the meaning assigned to such term in Section 6.06.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea Region of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the Government of Canada pursuant to, or as described in, any applicable Canadian Economic Sanctions and Export Control Laws, or by the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the Government of Canada, the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission of the U.S.

“Secured Obligations” means, collectively, the U.S. Secured Obligations and the Canadian Secured Obligations.

“Secured Parties” means (a) the Lenders, (b) the Administrative Agent, (c) each Issuing Bank, (d) each provider of Banking Services, to the extent the Banking Services Obligations in respect thereof constitute Secured Obligations, (e) each counterparty to any Swap Agreement, to the extent the obligations thereunder constitute Secured Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, and (g) the successors and assigns of each of the foregoing.

“Security Agreements” means, collectively (i) the U.S. Security Agreement and (ii) the Canadian Security Agreement.

“SOFR” means a rate per annum equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s Website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Rate Day” has the meaning assigned to it under the definition of Daily Simple SOFR.

“Specified Equity Contribution” has the meaning given such term in Section 7.03.

“Statements” has the meaning assigned to such term in Section 2.18(f).

“Subordinated Indebtedness” of a Person means any Indebtedness of such Person, the payment of which is subordinated to payment of the Secured Obligations to the written reasonable satisfaction of the Administrative Agent.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity, the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent and/or one or more subsidiaries of the parent.

“Subsidiary” means any direct or indirect subsidiary of a Borrower or of any other Loan Party, as applicable. Unless otherwise expressly stated, any reference to a “Subsidiary” shall mean a direct or indirect subsidiary of the Company.

“Swap Agreement” means any agreement with respect to any swap, forward, spot, future, credit default or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrowers or their Restricted Subsidiaries shall be a Swap Agreement.

“Swap Agreement Obligations” means any and all obligations of the Loan Parties and their Restricted Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under (a) any Swap Agreement permitted hereunder with a Lender or an Affiliate of a Lender, and (b) any cancellations, buy backs, reversals, terminations or assignments of any Swap Agreement transaction permitted hereunder with a Lender or an Affiliate of a Lender.

“Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Swingline Commitment” means the amount set forth opposite JPMorgan’s name on the Commitment Schedule as Swingline Commitment.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be the sum of (a) its Applicable Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (excluding, in the case of any Revolving Lender that is the Swingline Lender, Swingline Loans made by it that are outstanding at such time to the extent that the other Lenders shall not have funded their participations in such Swingline Loans), adjusted to give effect to any reallocation under Section 2.20 of the Swingline Exposure of Defaulting Lenders in effect at such time, and (b) in the case of any Revolving Lender that is the Swingline Lender, the aggregate principal amount of all Swingline Loans made by such Revolving Lender outstanding at such time, less the amount of participations funded by the other Lenders in such Swingline Loans.

“Swingline Lender” means JPMorgan (or any of its designated branch offices or affiliates), in its capacity as lender of Swingline Loans hereunder. Any consent required of the Administrative Agent or the Issuing Bank shall be deemed to be required of the Swingline Lender and any consent given by JPMorgan in its capacity as Administrative Agent or Issuing Bank shall be deemed given by JPMorgan in its capacity as Swingline Lender as well.

“Swingline Loan” means a Loan made pursuant to Section 2.05. All Swingline Loans shall be denominated in Dollars.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), value added taxes, or any other goods and services, use or sales taxes, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Benchmark”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, bear interest at a rate determined by reference to the Adjusted Term SOFR Rate.

“Term Lender” means an Initial Term Lender or Delayed Draw Term Lender.

“Term Loan” means an Initial Term Loan or Delayed Draw Term Loan.

“Term Loan Commitment” means an Initial Term Loan Commitment or a Delayed Draw Term Loan Commitment.

“Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR Reference Rate.

“Term SOFR Rate” means, with respect to any Term Benchmark Borrowing or ABR Borrowing determined by reference to the Term SOFR Rate and for any tenor comparable to the applicable Interest Period, the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Borrowing or for any ABR Borrowing determined by reference to the Term SOFR Rate, for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“TestEquity Acquisition” means the Acquisition by the Company of all of the Equity Interests of the TestEquity Target on the Effective Date pursuant to the TestEquity Acquisition Agreement.

“TestEquity Acquisition Agreement” means the Agreement and Plan of Merger, dated as of December 29, 2021, among LKCM TE Investors, LLC, the Company, the TestEquity Target and Tide Sub, LLC, together with all exhibits, schedules, disclosure letters and attachments and supplements thereto, in each case, as amended or otherwise modified from time to time in accordance with this Agreement, as applicable.

“TestEquity Holdings” means TestEquity Acquisition, LLC, a Delaware limited liability company.

“TestEquity Target” means TestEquity Holdings, collectively with its subsidiaries and all assets related thereto.

“Total Indebtedness” means, at any date, the aggregate principal amount of all Indebtedness (but excluding clauses (i) and (m) of such definition) determined for the Company and its Restricted Subsidiaries on a consolidated basis at such date.

“Total Net Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date minus Unrestricted Cash as of such date in an amount not to exceed $25,000,000 to (b) EBITDA for the period of four consecutive fiscal quarters of the Company most recently ended on or prior to such date. Operating leases that are reflected on the consolidated balance sheet of the Company shall be excluded for purposes of calculating the Total Net Leverage Ratio.

“Total Net Leverage Ratio Adjustment” has the meaning assigned to such term in Section 6.12(b).

“Transactions” means (a) the consummation of each Closing Date Acquisition, (b) the repayment on the Effective Date of the Closing Date Target Indebtedness and other Indebtedness of the Loan Parties and their Subsidiaries, (c) the payment of the Closing Date Transaction Expenses and (d) the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the borrowing of Loans and other credit extensions, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Term SOFR Rate, the Adjusted Daily Simple SOFR, the Alternate Base Rate, the Canadian Prime Rate or the CDOR Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or in any other state, the laws of which are required to be applied in connection with the issue of perfection of security interests.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Commitments” means, with respect to each Lender at any time, the Unfunded Revolving Commitment of such Lender and the unused Delayed Draw Term Loan Commitment of such Lender.

“Unfunded Revolving Commitment” means, with respect to each Lender at any time, the Revolving Commitment of such Lender at such time, less its Revolving Exposure at such time.

“Unliquidated Obligations” means, at any time, any Secured Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Secured Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means, as of any date of determination, the sum of the amount of unrestricted cash and Permitted Investments held by the Loan Parties on a consolidated basis, without duplication, to the extent such cash and Permitted Investments are subject to account control agreements for the benefit of the Administrative Agent (in form and substance reasonably satisfactory to the Administrative Agent and effective to grant “control” (as defined under the applicable state’s Uniform Commercial Code) to the Administrative Agent over such account).

“Unrestricted Subsidiary” means, at any time, any Subsidiary designated as an Unrestricted Subsidiary on Schedule 3.14 as of the Effective Date or designated by the board of directors of the Company as an Unrestricted Subsidiary pursuant to Section 5.15 subsequent to the Effective Date, in each case, to the extent such Subsidiary has not been designated as a Restricted Subsidiary pursuant to Section 5.15.

“U.S.” means the United States of America.

“U.S. Borrower” or “U.S. Borrowers” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Guaranteed Obligations” has the meaning assigned to such term in Section 10.01(a).

“U.S. Loan Guarantors” means, individually or collectively, as the context may require, the U.S. Borrowers, any U.S. Subsidiary that is not a Borrower and has executed a signature page to this Agreement and any other U.S. Subsidiary of a Loan Party who becomes a party to this Agreement pursuant to a Joinder Agreement, and, in each case, their respective successors and assigns.

“U.S. Loan Party” means, individually or collectively, as the context may require, the U.S. Borrowers and the U.S. Loan Guarantors.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Secured Obligations” means all Obligations of the U.S. Loan Parties, together with all (i) Banking Services Obligations of the U.S. Loan Parties and the U.S. Subsidiaries and (ii) Swap Agreement Obligations of the U.S. Loan Parties and the U.S. Subsidiaries owing to one or more Lenders or their respective Affiliates; provided, however, that the definition of “U.S. Secured Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Excluded Swap Obligations of such Guarantor for purposes of determining any obligations of any Guarantor.

“U.S. Security Agreement” means (a) that certain Amended and Restated Pledge and Security Agreement (including any and all supplements thereto), dated as of the date hereof, among the U.S. Loan Parties and the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, and (b) any other pledge, hypothec or security agreement entered into, after the date of this Agreement by any other U.S. Loan Party (as required by this Agreement or any other Loan Document) or any other Person for the benefit of the Administrative Agent and the other Secured Parties, in each case, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“U.S. Subsidiary” means any Restricted Subsidiary of a Loan Party that is organized under the laws of the United States, any state thereof or the District of Columbia.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(f)(ii)(B)(3).

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Write-Down and Conversion Powers” means (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Term Benchmark Loan”) or by Class and Type (e.g., a “Term Benchmark Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Term Benchmark Borrowing”) or by Class and Type (e.g., a “Term Benchmark Revolving Borrowing”).

SECTION 1.03. Terms Generally. (a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply) and all judgments, orders and decrees of all Governmental Authorities. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (ii) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (iii) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignments set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (iv) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (v) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (vi) any reference in any definition to the phrase “at any time” or “for any period” shall refer to the same time or period for all calculations or determinations within such definition, and (vii) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC and which are not otherwise defined herein shall have the same meanings herein as set forth therein, provided that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute, and when used to define a category or categories of the Collateral which is subject to the PPSA, such terms shall include the equivalent category or categories of property set forth in the applicable PPSA. Notwithstanding the foregoing, and where the context so requires, (i) any term defined in this Agreement by reference to the “Code”, the “UCC” or the “Uniform Commercial Code” shall also have any extended, alternative or analogous meaning given to such term in the applicable PPSA, in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) all references in this Agreement to “Article 8” shall be deemed to refer also to applicable Canadian securities transfer laws (including, without limitation, the Securities Transfer Act, 2006 (British Columbia) (collectively, the “STA”)) and (iii) all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws, including, without limitation, where applicable, financing change statements.

(c) For purposes of any Collateral located in the Province of Québec or charged by any deed of hypothec (or any Loan Document) and for all other purposes pursuant to which the interpretation or construction of an Loan Document may be subject to the laws of the Province of Québec or a court or tribunal exercising jurisdiction in the Province of Québec, (i) “personal property” shall include “movable property”, (ii) “real property” or “real estate” shall include “immovable property”, (iii) “tangible property” shall include “corporeal property”, (iv) “intangible property” shall include “incorporeal property”, (v) “security interest”, “mortgage” and “lien” shall include a “hypothec”, “right of retention”, “prior claim”, “reservation of ownership” and a resolutory clause, (vi) all references to filing, perfection, priority, remedies, registering or recording under the UCC or the PPSA shall include publication under the

Civil Code of Québec, (vii) all references to “perfection” of or “perfected” Liens or security interest shall include a reference to an “opposable” or “set up” hypothec as against third parties, (viii) any “right of offset”, “right of setoff” or similar expression shall include a “right of compensation”, (ix) “goods” shall include “corporeal movable property” other than chattel paper, documents of title, instruments, money and securities, (x) an “agent” shall include a “mandatary” or “hypothecary representative”, (xi) “construction liens” or “mechanics, materialmen, repairmen, construction contractors or other like Liens” shall include “legal hypothecs” and “legal hypothecs in favor of persons having taken part in the construction or renovation of an immovable”, (xii) “joint and several” shall include “solidary”, (xiii) “gross negligence or wilful misconduct” shall be deemed to be “intentional or gross fault”, (xiv) “beneficial ownership” shall include “ownership on behalf of another as mandatary”, (xv) “easement” shall include “servitude”, (xvi) “priority” shall include “rank” or “prior claim”, as applicable (xvii) “survey” shall include “certificate of location and plan”, (xviii) “state” shall include “province”, (xix) “fee simple title” shall include “absolute ownership” and “ownership” (including ownership under a right of superficies), (xx) “accounts” shall include “claims”, (xxi) “legal title” shall be including “holding title on behalf of an owner as mandatory or prete-nom”, (xxii) “ground lease” shall include “emphyteusis” or a “lease with a right of superficies, as applicable, (xxiii) “leasehold interest” shall include a “valid lease”, (xxiv) “lease” shall include a “leasing contract” and (xxv) “guarantee” and “guarantor” shall include “suretyship” and “surety”, respectively.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if after the date hereof there occurs any change in GAAP or in the application thereof on the operation of any provision hereof and the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of such change in GAAP or in the application thereof (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of any Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

SECTION 1.05. Interest Rates; Benchmark Notification. The interest rate on a Loan may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 2.14(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to any Borrower, any Lender or any other Person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

SECTION 1.06. Pro Forma Adjustments for Acquisitions and Dispositions. To the extent a Borrower or any Restricted Subsidiary (x) makes any Acquisition permitted hereunder or Disposition of assets outside the ordinary course of business permitted hereunder during the period of four fiscal quarters of the Company most recently ended or (y) consummates any transaction that requires any pro forma calculation as a condition thereto or in connection therewith under the terms of this Agreement, then, in each case, (i) the Total Net Leverage Ratio and Interest Coverage Ratio shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to the Acquisition or the Disposition of assets, are factually supportable and are expected to have a continuing impact, in each case as determined on a basis consistent with Article 11 of Regulation S-X of the Securities Act of 1933, as amended, as interpreted by the SEC, and as certified by a Financial Officer of the Company), as if such Acquisition, such Disposition or such other transaction (and any related incurrence, repayment or assumption of Indebtedness) had occurred in the first day of such four-quarter period, (ii) unless otherwise expressly required hereunder, such pro forma calculation shall be determined by reference to the financial statements for the period of four consecutive fiscal quarters of the Company ended on or most recently prior to the date of such calculation for which financial statements have been delivered to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) (or, if prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements referred to in Section 3.04(a)), and (iii) any such calculation made by reference to, or requiring pro forma compliance with, the financial covenants shall be made by reference to the financial covenant levels required under Section 6.12 (without giving effect to any Total Net Leverage Ratio Adjustment (other than in the case of determining satisfaction of the conditions to a Permitted Acquisition)) for the quarter during which such Acquisition, Disposition or other transaction was consummated (or, if there is no financial covenant required to be tested during such fiscal quarter, the financial covenant level for the first testing period scheduled to occur after the date of such calculation). In addition to the foregoing, and notwithstanding anything in this Agreement to the contrary, to the extent any Indebtedness is incurred or assumed in connection with any transaction permitted hereunder, any pro forma determination of the Total Net Leverage Ratio or compliance with the financial covenants or any minimum liquidity required to be made under this Agreement in connection with such transaction shall be made without including the proceeds of such incurred or assumed Indebtedness as Unrestricted Cash. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

SECTION 1.07. Status of Obligations. In the event that any Borrower or any other Loan Party shall at any time issue or have outstanding any Subordinated Indebtedness, such Borrower shall take or cause such other Loan Party to take all such actions as shall be necessary to cause the Secured Obligations to constitute senior indebtedness (however denominated) in respect of such Subordinated Indebtedness and to enable the Administrative Agent and the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness. Without limiting the foregoing, the Secured Obligations are hereby designated as “senior indebtedness” and as “designated senior indebtedness” and words of similar import under and in respect of any indenture or other agreement or instrument under which such Subordinated Indebtedness is outstanding and are further given all such other designations as shall be required under the terms of any such Subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such Subordinated Indebtedness.

SECTION 1.08. Rounding. Any financial ratios required to be maintained by any Loan Party pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.09. Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

SECTION 1.10. Exchange Rates; Currency Equivalents. (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Dollar Equivalent amounts of Borrowings or Letter of Credit extensions denominated in Alternative Currencies on each Revaluation Date. Such Dollar Equivalent shall become effective as of such Revaluation Date and shall be the Dollar Equivalent of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Alternative Currency for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the Dollar Equivalent of such amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.

SECTION 1.11. Amendment and Restatement.

(a) The parties to this Agreement agree that, on the Effective Date, the terms and provisions of the Existing Credit Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement. Neither the execution, delivery and acceptance of this Agreement nor any of the terms, covenants, conditions or other provisions set forth herein are intended, nor shall they be deemed or construed, to effect a novation of any liens or indebtedness or other obligations under the Existing Credit Agreement or any other Loan Document (as defined in the Existing Credit Agreement) or to pay, extinguish, release, satisfy or discharge (i) all or any part of the indebtedness or other obligations evidenced by the Existing Credit Agreement, (ii) the liability of any Person under the Existing Credit Agreement or the Loan Documents (as defined under the Existing Credit Agreement) executed and delivered in connection therewith, (iii) the liability of any Person with respect to the Existing Credit Agreement or any indebtedness or other obligations evidenced thereby, or (iv) any deeds of trust, mortgages, liens, security interests or contractual or legal rights securing all or any part of such indebtedness or other obligations. All Loans made, and Obligations incurred, under the Existing Credit Agreement which are outstanding on the Effective Date (and not terminated or otherwise repaid with the proceeds of any Loans made hereunder on the Effective Date) shall be re-evidenced as Loans and Obligations, respectively, under (and shall be governed by the terms of) this Agreement and the other Loan Documents.

(b) Without limiting the foregoing, upon the effectiveness of the amendment and restatement contemplated hereby on the Effective Date and except as otherwise expressly provided herein:

(i) all references in the “Loan Documents” (as defined in the Existing Credit Agreement) to the “Administrative Agent”, the “Credit Agreement” and the “Loan Documents” shall be deemed to refer to the Administrative Agent, this Agreement and the Loan Documents;

(ii) the “Commitments” (as defined in the Existing Credit Agreement) shall continue as Revolving Commitments hereunder as set forth on the Commitment Schedule;

(iii) the “Revolving Loans” (as defined in the Existing Credit Agreement) outstanding under the Existing Credit Agreement, if any, shall continue as Revolving Loans hereunder;

(iv) the Administrative Agent shall make such reallocations, sales, assignments or other relevant actions in respect of each Lender’s Revolving Exposure (as defined in and in effect under the Existing Credit Agreement) as are necessary in order that each Lender’s Credit Exposure hereunder reflects such Lender’s Applicable Percentage thereof on the Effective Date (and in no event exceeds each such Lender’s Term Loan Commitments or Revolving Commitments, as applicable, hereunder), and the Borrowers and each Lender that was a “Lender” under the Existing Credit Agreement (constituting the “Required Lenders” under and as defined therein) hereby agrees (with effect immediately prior to the Effective Date) that (x) such reallocation, sales and assignments shall be deemed to have been effected by way of, and subject to the terms and conditions of, Assignment and Assumptions, without the payment of any related assignment fee, and no other documents or instruments shall be, or shall be required to be, executed in connection with such assignments (all of which are hereby waived), (y) such reallocation shall satisfy the assignment provisions of Sections 9.02(d) and 9.04 of the Existing Credit Agreement and (z) in connection with such reallocation, sales, assignments or other relevant actions, the Borrowers shall pay all interest and fees outstanding under the Existing Credit Agreement and accrued to the date hereof to the Administrative Agent for the account of the Lenders party hereto, together with any losses, costs and expenses incurred by Lenders under Section 2.16 of the Existing Credit Agreement; and

(v) each of the signatories hereto that is also a party to the Existing Credit Agreement hereby consents to any of the actions described in this Section 1.11 and agrees that any and all required notices and required notice periods under the Existing Credit Agreement in connection with any of the actions described in this Section 1.11 (including, without limitation, any prepayments or commitment reductions or terminations) on the Effective Date are hereby waived and of no force and effect.

(c) Without limiting the foregoing, each Loan Party party hereto, as debtor, grantor, pledgor, guarantor, or another similar capacity in which such Loan Party grants liens or security interests in its properties or otherwise acts as a guarantor, joint or several obligor or other accommodation party, as the case may be, in each case under the “Loan Documents” as defined in the Existing Credit Agreement, hereby (i) ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the “Loan Documents” as defined in the Existing Credit Agreement to which it is a party and (ii) to the extent such Loan Party granted liens on or security interests in any of its properties pursuant to any of the “Loan Documents” as defined in the Existing Credit Agreement, hereby ratifies and reaffirms such grant of security (and any filings with Governmental Authorities made in connection therewith) and confirms that such liens and security interests continue to secure the Obligations.

ARTICLE II

The Credits

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Revolving Lender severally (and not jointly) agrees to make Revolving Loans in dollars or Canadian dollars or another Alternative Currency to the Borrowers from time to time during the Availability Period in an aggregate principal amount that will not result (after giving effect to any application of proceeds of such Borrowing pursuant to Section 2.10(a)) in (i) the Dollar Equivalent of such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or (ii) the Dollar Equivalent of the Aggregate Revolving Exposure exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Revolving Loans.

(b) Subject to the terms and conditions set forth herein, each Initial Term Lender severally (and not jointly) agrees to make an Initial Term Loan in dollars to the Company, on the Effective Date, in a principal amount not to exceed such Lender’s Initial Term Loan Commitment, by making immediately available funds available to the Administrative Agent’s designated account not later than the time specified by the Administrative Agent. Amounts prepaid or repaid in respect of Initial Term Loans may not be reborrowed.

(c) Subject to the terms and conditions set forth herein, each Delayed Draw Term Lender severally (and not jointly) agrees to make Delayed Draw Term Loans in dollars to the Borrowers, from time to time during the Delayed Draw Term Loan Availability Period, in an aggregate principal amount not to exceed such Lender’s unused Delayed Draw Term Loan Commitment at such time. Amounts prepaid or repaid in respect of Delayed Draw Term Loans may not be reborrowed.

Notwithstanding any provision to the contrary contained in this Agreement or in any other Loan Document, no Canadian Loan Party shall be obligated under this Agreement or any other Loan Document to repay, support or guaranty any of the U.S. Secured Obligations or any other obligations of any U.S. Loan Party under any Loan Document, and the proceeds of any payment made by a Canadian Loan Party hereunder shall be applied only to the repayment of the Canadian Secured Obligations and any other obligations of the Canadian Loan Parties hereunder or under any other Loan Document.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class, Type and Agreed Currency made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required. Any Swingline Loan shall be made in accordance with the procedures set forth in Section 2.05. The Term Loans shall amortize as set forth in Section 2.10.

(b) Subject to Section 2.14, each Revolving Borrowing denominated in Dollars shall be comprised entirely of ABR Loans or Term Benchmark Loans, each Revolving Borrowing denominated in Canadian dollars shall be comprised entirely of Canadian Prime Rate Loans or CDOR Rate Loans, and each Term Loan Borrowing shall be denominated in dollars and comprised entirely of ABR Loans or Term Benchmark Loans, in each case, as the Borrower Representative may request in accordance herewith. Each Swingline Loan shall be an ABR Loan denominated in dollars. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.14, 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Term Benchmark Borrowing or any CDOR Rate Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000. At the time that each ABR Borrowing or Canadian Prime Rate Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $100,000 and not less than $500,000; provided that an ABR Borrowing or a Canadian Prime Rate Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments of the applicable Class or, in the case of Revolving Loans, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Each Delayed Draw Term Loan shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of six (6) Term Benchmark Borrowings and RFR Borrowings outstanding and six (6) CDOR Rate Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrowers shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date applicable to such Class of Borrowings.

SECTION 2.03. Requests for Borrowings. To request a Borrowing (other than a Swingline Loan), the Borrower Representative shall notify the Administrative Agent of such request by delivering (by hand or email as a PDF document) a Borrowing Request signed by a Responsible Officer of the Borrower Representative or through any Electronic System, if arrangements for doing so have been approved by the Administrative Agent, (a) in the case of a Term Benchmark Borrowing or a CDOR Rate Borrowing, not later than 10:00 a.m., Chicago time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing, not later than noon, Chicago time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing or a Canadian Prime Rate Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e) may be given not later than 9:00 a.m., Chicago time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable. Each such Borrowing Request shall specify the following information in compliance with Section 2.01:

(i) the Class of the Borrowing and the Agreed Currency and aggregate principal amount of the requested Borrowing and a breakdown of the separate wires comprising such Borrowing;

(ii) name of the applicable Borrower(s);

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a Term Benchmark Borrowing or a CDOR Rate Borrowing; and

(v) in the case of a Term Benchmark Borrowing or a CDOR Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period.”

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing if denominated in dollars and a Canadian Prime Rate Borrowing if denominated in Canadian dollars. If no election as to the currency of Borrowing is specified, then the requested Borrowing shall be denominated in dollars. If no Interest Period is specified with respect to any requested Term Benchmark Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of one month’s duration. If no Interest Period is specified with respect to any requested CDOR Rate Revolving Borrowing, then the applicable Borrower(s) shall be deemed to have selected an Interest Period of 30 days’ duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Notwithstanding the foregoing, in no event shall any Borrower be permitted to request an RFR Loan (it being understood and agreed that Adjusted Daily Simple SOFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)).

SECTION 2.04. Original Currency. To the fullest extent permitted by law, the obligation of each Borrower and each Guarantor in respect of any amount due in dollars, Canadian dollars or an Alternative Currency (the “relevant currency”) under this Agreement shall, notwithstanding any payment in any other currency (whether pursuant to a judgment or otherwise), be discharged only to the extent of the amount in the relevant currency that the Person entitled to receive such payment may, in accordance with normal banking procedures, purchase with the sum paid in such other currency (after any premium and costs of exchange) on the Business Day immediately following the day on which such Person receives such payment. If the amount of the relevant currency so purchased is less than the sum originally due to such Person in the relevant currency, the relevant Borrower or Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify such Person against such loss, and if the amount of the specified currency so purchased exceeds the sum of (a) the amount originally due to the relevant Person in the specified currency plus (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Person under Section 2.18(d) hereof, such Person agrees to remit such excess to the applicable Borrower.

SECTION 2.05. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, from time to time during the Availability Period, the Swingline Lender may agree, but shall have no obligation, to make Swingline Loans to the U.S. Borrowers, in dollars, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding the Dollar Equivalent of the Swingline Lender’s Swingline Commitment, (ii) the Dollar Equivalent of any Lender’s Revolving Exposure exceeding its Revolving Commitment, or (iii) the Aggregate Revolving Exposures exceeding the aggregate Revolving Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the U.S. Borrowers may borrow, prepay and reborrow Swingline Loans. To request a Swingline Loan, the Borrower Representative shall submit a written notice to the

Administrative Agent by email as a PDF document or through any Electronic System, if arrangements for doing so have been approved by the Administrative Agent, not later than noon, Chicago time, on the day of a proposed Swingline Loan. Each such notice shall be in a form approved by the Administrative Agent, shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower Representative. The Swingline Lender shall make each Swingline Loan available to the U.S. Borrowers, to the extent the Swingline Lender elects to make such Swingline Loan by means of a credit to the Funding Account(s) (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the Issuing Bank, and in the case of repayment of another Loan or fees or expenses as provided by Section 2.18(c), by remittance to the Administrative Agent to be distributed to the applicable Lenders) by 2:00 p.m., Chicago time, on the requested date of such Swingline Loan.

(b) The Swingline Lender may by written notice given to the Administrative Agent require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, promptly upon receipt of such notice from the Administrative Agent (and in any event, if such notice is received by 11:00 a.m., Chicago time, on a Business Day no later than 4:00 p.m., Chicago time on such Business Day and if received after 11:00 a.m., Chicago time, “on a Business Day” shall mean no later than 9:00 a.m. Chicago time on the immediately succeeding Business Day), to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Revolving Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrowers (or other party on behalf of the Borrowers) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrowers for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

(c) The Swingline Lender may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Swingline Lender and the successor Swingline Lender. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Swingline Lender. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid interest accrued for the account of the replaced Swingline Lender pursuant to Section 2.13(a). From and after the effective date of any such replacement, (x) the successor Swingline Lender shall have all the rights and obligations of the replaced Swingline Lender under this Agreement with respect to Swingline Loans made thereafter and (y) references herein to the term “Swingline Lender” shall be deemed to refer to such successor or to any previous Swingline Lender, or to such successor and all previous Swingline Lenders, as the context shall require. After the replacement of the Swingline Lender hereunder, the replaced Swingline Lender shall remain a party hereto and shall continue to have all the rights and obligations of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to its replacement, but shall not be required to make additional Swingline Loans.

(d) Subject to the appointment and acceptance of a successor Swingline Lender, the Swingline Lender may resign as Swingline Lender at any time upon thirty days’ prior written notice to the Administrative Agent, the Company and the Revolving Lenders, in which case, the Swingline Lender shall be replaced in accordance with Section 2.05(c) above.

SECTION 2.06. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower Representative, on behalf of a Borrower, may request the issuance of Letters of Credit denominated in Agreed Currencies as the applicant thereof for the support of the obligations of any Borrower or any Restricted Subsidiary thereof, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any Letter of Credit Agreement, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, the Issuing Bank shall have no obligation hereunder to issue, and shall not issue, any Letter of Credit (i) the proceeds of which would be made available to any Person (A) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (B) in any manner that would result in a violation of any Sanctions by any party to this Agreement, (ii) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any Requirement of Law relating to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuing Bank in good faith deems material to it, or (iii) if the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements or directives thereunder or issued in connection therewith or in the implementation thereof, and (y) all requests, rules, guidelines, requirements or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed not to be in effect on the Effective Date for purposes of clause (ii) above, regardless of the date enacted, adopted, issued or implemented.

(b) Notice of Issuance, Amendment, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or email as a PDF document (or transmit through any Electronic System, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment or extension, but in any event no less than three Business Days) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit and whether such Letter of Credit is to be denominated in dollars or Canadian dollars or another Alternative Currency, the name and address of the beneficiary thereof, and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. In addition, as a condition to any such Letter of Credit issuance, the applicable Borrower shall have entered into a continuing agreement (or other letter of credit agreement) for the issuance of letters of credit and/or shall submit a letter of credit application, in each case, as required by the Issuing Bank and using such Issuing Bank’s standard form (each, a “Letter of Credit Agreement”). A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment or extension of each Letter of Credit the Borrowers shall be deemed to represent and warrant that), after giving effect to such issuance, amendment or extension (i) the Dollar Equivalent of the aggregate LC Exposure shall not exceed $25,000,000, (ii) no Revolving Lender’s Revolving Exposure (or the Dollar Equivalent thereof) shall exceed its Revolving Commitment and (iii) the Dollar Equivalent of the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments. Notwithstanding the foregoing or anything to the contrary contained herein, no Issuing Bank shall be obligated to issue or modify any Letter of Credit if, immediately after giving effect thereto, the outstanding LC Exposure in respect of all Letters of Credit issued by such Person and its Affiliates would exceed such Issuing Bank’s Issuing Bank Sublimit. Without limiting the foregoing and without affecting the limitations contained herein, it is understood and agreed that the Borrower Representative may from time to time request that an Issuing Bank issue Letters of Credit in excess of its individual Issuing Bank Sublimit in effect at the time of such request, and each Issuing Bank agrees to consider any such request in good faith. Any Letter of Credit so issued by an Issuing Bank in excess of its individual Issuing Bank Sublimit then in effect shall nonetheless constitute a Letter of Credit for all purposes of this Agreement, and shall not affect the Issuing Bank Sublimit of any other Issuing Bank, subject to the limitations on the aggregate LC Exposure set forth in clause (i) of this Section 2.06(b).

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination or non-extension by notice from the Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any extension of the expiration thereof, including, without limitation, any automatic extension provision, one year after such extension) and (ii) the date that is five Business Days prior to the Revolving Credit Maturity Date (or such later date as may be agreed by the Issuing Bank in its sole discretion; provided that any such Letter of Credit expiring after the date that is five (5) Business Days prior to the Revolving Credit Maturity Date shall be cash collateralized in accordance with Section 2.06(j) below). The Borrowers agree that if on the Revolving Credit Maturity Date any Letters of Credit remain outstanding the Borrowers shall then deliver to the Administrative Agent, without notice or demand, cash collateral (or in Administrative Agent and Issuing Bank’s sole discretion a backup standby letter of credit satisfactory to the Administrative Agent and the Issuing Bank) in an amount equal to 103% of the aggregate amount of LC Exposure then outstanding in the manner set forth in Section 2.06(j) (which shall be held by the Administrative Agent pursuant to the terms herein).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Revolving Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate Dollar Equivalent amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrowers on the date due, in each case, as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrowers for any reason, including after the Revolving Credit Maturity Date. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount in the currency of such LC Disbursement (or, if acceptable to the Administrative Agent and the Issuing Bank, in Dollars in an amount equal to the Dollar Equivalent of such LC Disbursement calculated using the Exchange Rate on the date such LC Disbursement was made) not later than 11:00 a.m., Chicago time, on (i) the Business Day that the Borrower Representative receives notice of such LC Disbursement, if such notice is received prior to 9:00 a.m., Chicago time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower Representative receives such notice, if such notice is received after 9:00 a.m., Chicago time, on the day of receipt; provided that (x) if such LC Disbursement is denominated in Dollars or Canadian dollars, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.05 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan (in the case of any LC Disbursement denominated in Dollars or to the extent the Administrative Agent and the Issuing Bank have agreed to accept reimbursement of the applicable LC Disbursement in Dollars, as the case may be) or a Canadian Prime Rate Borrowing (in the case of any LC Disbursement denominated in Canadian dollars), as applicable, in the Dollar Equivalent of the equivalent amount of such LC Disbursement or (y) if such LC Disbursement is denominated in any other Agreed Currency, the Borrowers may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be converted into an Equivalent Amount of an ABR Revolving Borrowing denominated in Dollars in an amount equal to the Dollar Equivalent of the equivalent amount of such Agreed Currency and, in each case, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan or Canadian Prime Rate Borrowing, as applicable. If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof, and the Dollar Equivalent of such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank, as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans, a Swingline Loan or Canadian Prime Rate Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement. If any Borrower’s reimbursement of, or obligation to reimburse, any amounts in any Alternative Currency would subject the Administrative Agent, the Issuing Bank or any Lender to any stamp duty, ad valorem charge or similar tax that would not be payable if such reimbursement were made or required to be made in Dollars, the Borrowers shall, at their option, either (x) pay the amount of any such tax requested by the Administrative Agent, the Issuing Bank or the relevant Lender or (y) reimburse each LC Disbursement made in such Alternative Currency in Dollars, in an amount equal to the Dollar Equivalent thereof, calculated using the applicable Exchange Rates, on the date such LC Disbursement is made, of such LC Disbursement.

(f) Obligations Absolute. The Borrowers’ obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit, any Letter of Credit Agreement or this Agreement, or any term or provision therein or herein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) any payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder or (v) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to any Borrower or any Restricted Subsidiary or in the relevant currency markets generally. None of the Administrative Agent, the Revolving Lenders or the Issuing Bank, or any of their respective Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit, or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation or any consequence arising from causes beyond the control of the Issuing Bank; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by any Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a nonappealable judgment of a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g) Disbursement Procedures. The Issuing Bank shall, within the time allowed by applicable law or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly after such examination notify the Administrative Agent and the Borrower Representative by telephone (confirmed by email or through any Electronic Systems) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrowers shall reimburse such LC Disbursement in full or a borrowing has been made for such reimbursement on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the

Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans or Canadian Prime Rate Loans, as applicable, and such interest shall be due and payable on the date when such reimbursement is due; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(d) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement and Resignation of an Issuing Bank. (i) The Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit or extend or otherwise amend any existing Letter of Credit.

(ii) Subject to the appointment and acceptance of a successor Issuing Bank, the Issuing Bank may resign as an Issuing Bank at any time upon thirty days’ prior written notice to the Administrative Agent, the Borrower Representative and the Revolving Lenders, in which case, such resigning Issuing Bank shall be replaced in accordance with Section 2.06(i) above.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders (the “LC Collateral Account”), an amount in the applicable currencies of the applicable Letters of Credit (or, if agreed by the Administrative Agent and the Issuing Bank, in Dollars) in cash equal to 103% of the Dollar Equivalent of the amount of the LC Exposure as of such date plus accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to any Borrower described in Section 7.01(h) or (i). The Borrowers also shall deposit cash collateral in accordance with this paragraph as and to the extent required by Section 2.11(b) or 2.20. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Secured Obligations. In addition, and without limiting the foregoing or paragraph (c) of this Section, if any LC Exposure remains outstanding after the expiration date specified in said paragraph (c), the Borrowers shall immediately deposit into the LC Collateral Account an amount in the applicable currencies of the applicable Letters of Credit (or, if agreed by the Administrative Agent and the Issuing Bank, in Dollars) in cash equal to 103% of the Dollar Equivalent of such LC Exposure as of such date plus any accrued and unpaid interest thereon. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over the LC Collateral Account and the Borrowers hereby grant the Administrative Agent a security interest in the LC Collateral Account and all moneys or other assets on deposit therein or credited thereto. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed, together with related fees, costs, and customary processing charges, and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other Secured Obligations. If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three (3) Business Days after all such Events of Default have been cured or waived as confirmed in writing by the Administrative Agent.

(k) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank (other than JPMorgan) shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancelations and all disbursements and reimbursements, (ii) reasonably prior to the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the stated amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date and amount of such LC Disbursement, (iv) on any Business Day on which a Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such LC Disbursement, and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(l) LC Exposure Determination. For all purposes of this Agreement, unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any Letter of Credit Agreement related thereto, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Article 29(a) of the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 600 (or such later version thereof as may be in effect at the applicable time) or Rule 3.13 or Rule 3.14 of the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time) or similar terms of the Letter of Credit itself, or if compliant documents have been presented but not yet honored, such Letter of Credit shall be deemed to be “outstanding” and “undrawn” in the amount so remaining available to be paid, and the obligations of the Borrowers and each Revolving Lender shall remain in full force and effect until the Issuing Bank and the Revolving Lenders shall have no further obligations to make any payments or disbursements under any circumstances with respect to any Letter of Credit.

(m) Letters of Credit Issued for Account of Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder supports any obligations of, or is for the account of, a Restricted Subsidiary, or states that a Restricted Subsidiary is the “account party,” “applicant,” “customer,” “instructing party,” or the like of or for such Letter of Credit, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Restricted Subsidiary in respect of such Letter of Credit, the Borrowers (i) shall reimburse, indemnify and compensate the applicable Issuing Bank hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of such Borrower and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Restricted Subsidiary in respect of such Letter of Credit. Each Borrower hereby acknowledges that the issuance of such Letters of Credit for its Restricted Subsidiaries inures to the benefit of such Borrower, and that such Borrower’s business derives substantial benefits from the businesses of such Restricted Subsidiaries.

(n) Existing Letters of Credit. By their execution of this Agreement, the parties hereto agree that on the Effective Date (without any further action by any Person), the Existing Letters of Credit shall be deemed to have been issued under this Agreement and the rights and obligations of the applicable Issuing Bank and the account party thereunder shall be subject to the terms hereof.

SECTION 2.07. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by such Lender hereunder on the proposed date thereof solely by wire transfer of immediately available funds by 2:00 p.m., Chicago time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders in an amount equal to such Lender’s Applicable Percentage; provided that (i) the Initial Term Loans shall be made as provided in Section 2.01(b) and (ii) Swingline Loans shall be made as provided in Section 2.05. The Administrative Agent will make such Loans available to the Borrower Representative by promptly crediting the funds so received in the aforesaid account of the Administrative Agent to the Funding Account(s); provided that ABR Revolving Loans, Swing Line Loans or Canadian Prime Rate Loans, as applicable, made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers each severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrowers, the interest rate applicable to ABR Revolving Loans, or in the case of Alternative Currencies, in accordance with such market practice, in each case, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing; provided, that any interest received from the Borrowers by the Administrative Agent during the period beginning when Administrative Agent funded the Borrowing until such Lender pays such amount shall be solely for the account of the Administrative Agent.

SECTION 2.08. Interest Elections.

(a) Each Borrowing initially shall be of the Type and Agreed Currency specified in the applicable Borrowing Request and, in the case of a Term Benchmark Borrowing and a CDOR Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Term Benchmark Borrowing and a CDOR Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election either in writing (delivered by hand or by email as a PDF document) by delivering an Interest Election Request signed by a Responsible Officer of the Borrower Representative or through any Electronic System, if arrangements for doing so have been approved by the Administrative Agent, by the time that a Borrowing Request would be required under Section 2.03 if the Borrowers were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Notwithstanding any contrary provision herein, this Section shall not be construed to permit any Borrower to (i) elect an Interest Period for Term Benchmark Loans that does not comply with Section 2.02(d), (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments pursuant to which such Borrowing was made, (iii) change the currency of a Borrowing or (iv) elect Adjusted Daily Simple RFR (it being understood and agreed that Adjusted Daily Simple RFR shall only apply to the extent provided in Sections 2.14(a) and 2.14(f)).

(c) Each Interest Election Request (including requests submitted through any Electronic System) shall specify the following information in compliance with Section 2.02:

(i) the name of the applicable Borrower and the Agreed Currency and principal amount of the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing, a Canadian Prime Rate Borrowing, a CDOR Rate Borrowing or a Term Benchmark Borrowing; and

(iv) if the resulting Borrowing is a Term Benchmark Borrowing or a CDOR Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Term Benchmark Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. If any such Interest Election Request requests a CDOR Rate Borrowing but does not specify an Interest Period, then the Borrowers shall be deemed to have selected an Interest Period of 30 days’ duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Term Benchmark Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Term Benchmark Borrowing having an Interest Period of one month’s duration. If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a CDOR Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a CDOR Rate Borrowing having an Interest Period of 30 days’ duration. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Term Benchmark Borrowing or a CDOR Rate Borrowing and (ii) unless repaid, (A) each Term Benchmark Borrowing and RFR Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto (in the case of a Term Benchmark Borrowing) or immediately (in the case of an RFR Borrowing) and (B) each CDOR Rate Borrowing shall be converted to a Canadian Prime Rate Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination and Reduction of Commitments; Increase in Revolving Commitments; Incremental Term Loans.

(a) Unless previously terminated, (i) the Initial Term Loan Commitments shall terminate upon the earlier of the funding of the Initial Term Loans (immediately after giving effect to such funding) or at 5:00 p.m., Chicago time, on the Effective Date, (ii) all the Revolving Commitments shall terminate on the Revolving Credit Maturity Date and (iii) the Delayed Draw Term Loan Commitments shall terminate on a dollar-for-dollar basis with and upon any funding of the Delayed Draw Term Loans (immediately after giving effect to any such funding) and, unless previously terminated, all unused Delayed Draw Term Loans shall terminate at 5:00 p.m., Chicago time, on the date on which the Delayed Draw Term Loan Availability Period expires.

(b) The Borrowers may at any time terminate the Revolving Commitments and the Delayed Draw Term Loan Commitments upon the Payment in Full of the Secured Obligations.

(c) The Borrowers may from time to time reduce the Revolving Commitments and the Delayed Draw Term Loan Commitments; provided that (i) each reduction of such Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $1,000,000 and (ii) the Borrowers shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the Dollar Equivalent of the Aggregate Revolving Exposure would exceed the aggregate Revolving Commitments.

(d) The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments or the Delayed Draw Term Loan Commitments under paragraph (b) or (c) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments or the Delayed Draw Term Loan Commitments delivered by the Borrower Representative may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower Representative (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Revolving Commitments or the Delayed Draw Term Loan Commitments shall be permanent. Each reduction of the Revolving Commitments or the Delayed Draw Term Loan Commitments shall be made ratably among the Lenders in accordance with their respective Commitments of the applicable Class.

(e) The Borrowers shall have the right to increase the Revolving Commitments or enter into one or more tranches of term loans (each an “Incremental Term Loan”) by obtaining additional Revolving Commitments or commitments to make such Incremental Term Loans, either from one or more of the Lenders or another lending institution (other than any Ineligible Institution), provided that (i) any such request for an increase or tranche shall be in a minimum amount of $5,000,000, (ii) after giving effect thereto, the sum of the total of the additional Revolving Commitments and Incremental Term Loans does not exceed $200,000,000, (iii) the Administrative Agent and, only in the case of any increase in the Revolving Commitments, the Swingline Lender and the Issuing Bank, have approved the identity of any such new Lender, such approvals not to be unreasonably withheld, (iv) any such new Lender assumes all of the rights and obligations of a “Lender” hereunder, (v) the procedure described in Section 2.09(f) have been satisfied and (vi) any Affiliate Lender providing any portion of an Incremental Term Loan shall be required to first comply with Section 9.04(f). Nothing contained in this Section 2.09 shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Revolving Commitment or participate in any tranche of Incremental Term Loans hereunder at any time.

(f) As a condition precedent to such an increase of the Revolving Commitments or tranche of Incremental Term Loans, the Borrowers shall deliver to the Administrative Agent (i) a certificate of each Loan Party signed by an authorized officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase or tranche, and (B) in the case of the Borrowers, certifying that, before and after giving effect to such increase or tranche, (1) the representations and warranties contained in Article III and the other Loan Documents are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect), except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct in all material respects (or in all respects in the case of any representation or warranty qualified by materiality or Material Adverse Effect) as of such earlier date, and (2) no Default or Event of Default exists and (3) the Company is in compliance (on a pro forma basis, giving effect to the entire amount of such increase or tranche as if such increase is fully drawn or such tranche is fully funded, as the case may be) with the covenants contained in Section 6.12 (including any applicable Total Net Leverage Ratio Adjustment) and (ii) legal opinions and documents consistent with those delivered on the Effective Date, to the extent requested by the Administrative Agent.

(g) On the effective date of any such increase of the Revolving Commitments, (i) any Lender increasing (or, in the case of any newly added Lender, extending) its Revolving Commitment shall make available to the Administrative Agent such amounts in immediately available funds as the Administrative Agent shall determine, for the benefit of the other Revolving Lenders, as being required in order to cause, after giving effect to such increase (or addition) and the use of such amounts to make payments to such other Lenders, each Revolving Lender’s portion of the outstanding Revolving Loans of all the Revolving Lenders to equal its revised Applicable Percentage of such outstanding Revolving Loans, and the Administrative Agent shall make such other adjustments among the Revolving Lenders with respect to the Revolving Loans then outstanding and amounts of principal, interest, commitment fees and other amounts paid or payable with respect thereto as shall be necessary, in the opinion of the Administrative Agent, in order to effect such reallocation and (ii) the Borrowers shall be deemed to have repaid and reborrowed all outstanding Revolving Loans as of the date of any such increase in the Revolving Commitments (with such reborrowing to consist of the Types of Revolving Loans, with related Interest

Periods if applicable, specified by the Borrower Representative to the Administrative Agent, which may be in the form of a notice delivered by the Borrower Representative in accordance with the requirements of Section 2.03). The deemed payments made pursuant to clause (ii) of the immediately preceding sentence shall be accompanied by payment of all accrued interest on the amount prepaid and, in respect of each Term Benchmark Loan and each CDOR Rate Loan, shall be subject to indemnification by the Borrowers pursuant to the provisions of Section 2.16 if the deemed payment occurs other than on the last day of the related Interest Periods. The Lenders providing the applicable tranche of Incremental Term Loans shall make available to the Administrative Agent such amounts in immediately available funds at such time as agreed among the Borrowers, the Lenders providing such tranche and the Administrative Agent. The Incremental Term Loans (x) shall rank pari passu in right of payment with the Revolving Loans, the Initial Term Loans and the Delayed Draw Term Loans, (y) shall not mature earlier than the latest Maturity Date in effect at such time (but may have amortization prior to such date so long as the weighted average life to maturity of any Incremental Term Loans shall be no shorter than the remaining weighted average life to maturity of the Initial Term Loans and Delayed Draw Term Loans outstanding at such time) and (z) shall be treated substantially the same as (and in any event no more favorably than) the Revolving Loans, the Initial Term Loans and the Delayed Draw Term Loans; provided that (A) the terms and conditions applicable to any tranche of Incremental Term Loans maturing after the latest Maturity Date in effect at such time may provide for material additional or different financial or other covenants or prepayment requirements applicable only during periods after such latest Maturity Date and (B) the Incremental Term Loans may be priced differently than the Revolving Loans, the Initial Term Loans and the Delayed Draw Term Loans.

(h) Subject to the foregoing conditions, any Incremental Term Loans or increase in the Revolving Commitments may be made hereunder pursuant to an amendment or restatement (an “Incremental Facility Amendment”) of this Agreement and, as appropriate, the other Loan Documents, executed by the Borrowers, each Lender participating in such tranche or increase and the Administrative Agent. The Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section 2.09 and reflect the applicable Incremental Term Loans and increase in the Revolving Commitments. Within a reasonable time after the effective date of any increase or addition, the Administrative Agent shall, and is hereby authorized and directed to, revise the Commitment Schedule to reflect such increase or addition and shall distribute such revised Commitment Schedule to each of the Lenders and the Borrowers, whereupon such revised Commitment Schedule shall replace the old Commitment Schedule and become part of this Agreement.

(i) In connection with any increase of the Revolving Commitments or Incremental Term Loans pursuant to this Section 2.09, any new lending institution becoming a party hereto shall (i) execute such documents and agreements as the Administrative Agent may reasonably request and (ii) provide to the Administrative Agent, its name, address, tax identification number and/or such other information as shall be necessary for the Administrative Agent to comply with “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act.

SECTION 2.10. Repayment and Amortization of Loans; Evidence of Debt.

(a) The Borrowers hereby unconditionally promise to pay (i) to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan in the currency thereof on the Revolving Credit Maturity Date, and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan in dollars on the earlier of the Revolving Credit Maturity Date and the fifth Business Day after such Swingline Loan is made; provided that on each date that a Revolving Loan is made, the Borrowers shall repay all Swingline Loans then outstanding and the proceeds of any such Revolving Loan shall be applied by the Administrative Agent to repay any Swingline Loans outstanding.

(b) (i) On the last day of each March, June, September and December (commencing with June 30, 2022), the Borrowers hereby unconditionally promise to pay in dollars to the Administrative Agent, for the account of each Initial Term Lender, an aggregate principal amount equal to $3,125,000 on each such date (as adjusted from time to time pursuant to Section 2.11(e) or 2.18(b)); provided that, if any such date is not a Business Day, then payment shall be due and payable on the Business Day immediately succeeding such date. To the extent not previously paid, all unpaid Initial Term Loans shall be paid in full in cash in dollars by the Borrowers on the Initial Term Loan Maturity Date.

(ii) On the last day of each March, June, September and December (commencing with the first such date occurring on or after the earlier of (x) the date the Delayed Draw Term Loan Commitment has been fully drawn and (y) the date of expiration of the Delayed Draw Term Loan Availability Period; provided that in no event shall any amortization payment be required under this clause (b)(ii) prior to June 30, 2022), the Borrowers hereby unconditionally promise to pay in dollars to the Administrative Agent, for the account of each applicable Delayed Draw Term Lender, an aggregate principal amount equal to the product of the original aggregate principal amount of all Delayed Draw Term Loans funded hereunder multiplied by 1.25% (as such payment amount may be adjusted from time to time pursuant to Section 2.11(e) or 2.18(b)); provided that, if any such date is not a Business Day, then payment shall be due and payable on the Business Day immediately preceding such date. To the extent not previously paid, all unpaid Delayed Draw Term Loans shall be paid in full in cash in dollars by the Borrowers on the Delayed Draw Term Loan Maturity Date.

(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Agreed Currency and Type thereof and the Interest Period applicable thereto, if any, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) Prior to any repayment of any Term Loan Borrowings under this Section, the Borrowers shall select the Borrowing or Borrowings of the Term Loans to be repaid and shall notify the Administrative Agent by fax or through any Electronic System of such selection not later than noon, Chicago time, three (3) Business Days before the scheduled date of such repayment. Each repayment of a Term Loan Borrowing shall be applied ratably to the Loans included in the repaid Term Loan Borrowing.

(f) The entries made in the accounts maintained pursuant to paragraph (c) or (d) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Loans in accordance with the terms of this Agreement.

(g) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form.

SECTION 2.11. Prepayment of Loans.

(a) The Borrowers shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, without premium or penalty, subject to prior notice in accordance with paragraph (e) of this Section and, if applicable, payment of any break funding expenses under Section 2.16.

(b) In the event and on such occasion that the Dollar Equivalent of the Aggregate Revolving Exposure exceeds the aggregate Revolving Commitments, the Borrowers shall prepay the Revolving Loans, LC Exposure and/or Swingline Loans (or, if no such Borrowings are outstanding, deposit cash collateral in the LC Collateral Account in an aggregate amount equal to such excess, in accordance with Section 2.06(j)) in an aggregate principal amount sufficient to cause the Dollar Equivalent of the aggregate principal amount of all Revolving Exposures to be less than or equal to the aggregate Revolving Commitments; provided that if the Dollar Equivalent of the Aggregate Revolving Exposure exceeds the aggregate Revolving Commitments solely due to currency fluctuations, no prepayment shall be required until the Aggregate Revolving Exposure exceeds 102% of the aggregate Revolving Commitments; provided that the Aggregate Revolving Exposure shall not exceed the aggregate Revolving Commitments for more than two (2) consecutive Business Days.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of any Loan Party or any Restricted Subsidiary in respect of any Prepayment Event, the Borrowers shall, within three (3) Business Days (in the case of any event described in clause (a) of the definition of the term “Prepayment Event”) or one (1) Business Day (in the case of any event described in clause (b) of the definition of the term “Prepayment Event”) after such Net Proceeds are received by any Loan Party or Restricted Subsidiary, prepay the Term Loans as set forth in Section 2.11(e) below in an aggregate amount equal to 100% of such Net Proceeds; provided that, notwithstanding the foregoing, in the case of any event described in clause (a) of the definition of the term “Prepayment Event” and the Net Proceeds in respect thereof:

(i) the Borrowers shall not be obligated to make any such prepayment required by this Section 2.11(c) during any fiscal year of the Company unless and until the aggregate amount of Net Proceeds from all such Prepayment Events described in clause (a) of the definition of the term Prepayment Event during such fiscal year exceeds $10,000,000 (with respect to any fiscal year of the Company, the “Asset Sale Prepayment Trigger”), at which time all such Net Proceeds from any Prepayment Event described in clause (a) of the definition of the term Prepayment Event for such fiscal year (excluding amounts below the Asset Sale Prepayment Trigger for such fiscal year) shall be applied in accordance with Section 2.11(e); and

(ii) at the option of the Company by written notice to the Administrative Agent, the Borrowers and their Restricted Subsidiaries may reinvest all or any portion of such Net Proceeds in assets useful for its or any Restricted Subsidiary’s business (x) within twelve (12) months following receipt of such Net Proceeds or (y) if any Borrower or a Restricted Subsidiary enters into a legally binding commitment to reinvest such Net Proceeds within twelve (12) months following receipt thereof, within one hundred and eighty (180) days after such initial twelve (12) month-period (the foregoing period being referred to as a “Reinvestment Period”); provided, that if any Net Proceeds are no longer intended to be or cannot be so reinvested at any time after delivery of a notice of reinvestment election, an amount equal to any such Net Proceeds shall be applied to the prepayment of the Term Loans as set forth herein within five (5) Business Days after the earlier of (I) the end of the applicable Reinvestment Period and (II) such time that the Company reasonably determines that such Net Proceeds are no longer intended to be or cannot be so reinvested.

(d) The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by email) or through any Electronic System, if arrangements for doing so have been approved by the Administrative Agent, of any prepayment under this Section: (i) in the case of prepayment of a Term Benchmark Borrowing or a CDOR Rate Borrowing, not later than noon, Chicago time, three (3) Business Days before the date of prepayment, (ii) in the case of an RFR Borrowing, not later than noon, Chicago time, five (5) Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Borrowing (other than a Swingline Loan) or a Canadian Prime Rate Borrowing, not later than noon, Chicago time, one (1) Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than noon, Chicago time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type and Class as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing of any Class shall be applied ratably to the Loans of such Class included in the prepaid Borrowing; provided that each mandatory prepayment of a Term Loan Borrowing shall be applied in accordance with Section 2.11(e). Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.13 and (ii) break funding payments pursuant to Section 2.16.

(e) All prepayments required to be made pursuant to Section 2.11(c) shall be applied to prepay the Term Loans (i) ratably across all Classes of Term Loans and (ii) within each such Class, first, to accrued and unpaid interest in respect thereof and, second, ratably to the first four scheduled repayments of such Class of Term Loans and then ratably to the remaining scheduled repayments of such Class of Term Loans (including, for the avoidance of doubt, each repayment to be made on the Maturity Date of the applicable Term Loans) to be made pursuant to Section 2.10.

(f) Notwithstanding any other provisions of this Section 2.11, (i) to the extent that any or all of the Net Proceeds of any Prepayment Event by a Foreign Subsidiary giving rise to a prepayment pursuant to Section 2.11(c) above (a “Foreign Prepayment Event”) are prohibited or delayed by any law (including financial assistance, corporate benefit, restrictions on upstreaming of cash, and the fiduciary and statutory duties of directors) applicable to such Foreign Subsidiary from being repatriated to any Loan Party, an amount equal to the portion of such Net Proceeds so affected will not be required to be applied to repay the Obligations at the times provided in Sections 2.11(c) and 2.11(e) above, but only so long as the applicable law will not permit repatriation to any Loan Party (the Loan Parties hereby agreeing to cause the applicable Foreign Subsidiary to promptly take all commercially reasonable actions (as determined in the Company’s reasonable business judgment) that are reasonably required by the applicable law to permit such repatriation to a Loan Party), and once a repatriation of any of such affected Net Proceeds is permitted in such year under the applicable law, an amount equal to such Net Proceeds will be promptly (and in any event not later than three (3) Business Days after such repatriation is permitted) applied (net of any taxes (including withholding taxes), costs or expenses that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) pursuant to Sections 2.11(c) and 2.11(e) above, and (ii) to the extent that the Company has determined in good faith that any of or all the repatriation of Net

Proceeds of any Foreign Prepayment Event could have adverse tax consequences to the Company or its Subsidiaries or any direct or indirect parent thereof with respect to such Net Proceeds, which, for the avoidance of doubt, includes but is not limited to any prepayment whereby doing so the Company and/or its Subsidiaries would incur a tax liability including a tax dividend, deemed dividend pursuant to Section 956 of the Code or a withholding tax, an amount equal to the Net Proceeds so affected may be retained by the applicable Restricted Subsidiary until such time as it may repatriate such amount without incurring such adverse tax consequences (at which time an amount equal to such Net Proceeds shall be promptly applied to repay the Term Loans in accordance with this Section 2.11). For the avoidance of doubt, so long as an amount equal to the amount of the Net Proceeds required to be applied in accordance with Sections 2.11(c) and 2.11(e) above is applied by the Borrowers, nothing in this Agreement shall be construed to require any Foreign Subsidiary to repatriate cash. The non-application of any prepayment amounts as a consequence of this clause (f) will not, for the avoidance of doubt, constitute a Default or Event of Default, and such amounts shall be available for working capital purposes or other general corporate purposes of the Company and its Restricted Subsidiaries as long as not required to be prepaid in accordance with the foregoing provisions of this clause (f).

(g) Any Term Lender may elect (in its sole discretion) to decline all (but not less than all) of its Applicable Percentage or other applicable share provided for under this Agreement of the prepayment (such amounts so declined, the “Declined Amounts”) of any mandatory prepayment by giving notice of such election in writing (each, a “Rejection Notice”) to the Administrative Agent by 12:00 p.m. (New York City time), one (1) Business Day prior to the date on which such payment is due. Each Rejection Notice from a given Lender shall specify the principal amount of the mandatory repayment of Term Loans to be rejected by such Lender. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, or such Rejection Notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed to constitute an acceptance of such Lender’s Applicable Percentage or other applicable share provided for under this Agreement of the total amount of such mandatory prepayment of Term Loans. Upon receipt by the Administrative Agent, of such Rejection Notice, the Administrative Agent shall immediately notify the Borrowers of such election. The aggregate amount of the Declined Amounts shall be retained by the Borrowers and their Restricted Subsidiaries and/or applied by a Borrower or any of its Restricted Subsidiaries in any manner not inconsistent with the terms of this Agreement (such Declined Amounts retained and/or applied by the Borrowers and their Restricted Subsidiaries, the “Borrower Retained Prepayment Amounts”).

SECTION 2.12. Fees.

(a) The Borrowers agree to pay to the Administrative Agent a commitment fee for the account of each Revolving Lender, which shall accrue at the Applicable Rate on the daily amount of the undrawn portion of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Revolving Commitments terminate; it being understood that the LC Exposure of a Lender shall be included and the Swingline Exposure of a Lender shall be excluded in the drawn portion of the Revolving Commitment of such Lender for purposes of calculating the commitment fee. The Borrowers agree to pay to the Administrative Agent a ticking fee for the account of each Delayed Draw Term Lender, which shall accrue at the Applicable Rate on the daily amount of the unused Delayed Draw Term Loan Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Lenders’ Delayed Draw Term Loan Commitments terminate. Accrued commitment fees and ticking fees shall be payable in arrears on the fifteenth day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments or all of the Delayed Draw Term Loan Commitments, as applicable, terminate, commencing on the first such date to occur after the date hereof. All commitment fees and ticking fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrowers agree to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Term Benchmark Revolving Loans or CDOR Rate Revolving Loans, as applicable, on the daily Dollar Equivalent of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, for its own account, which shall accrue at the rate or rates per annum separately agreed upon between the Borrowers and the Issuing Bank on the daily Dollar Equivalent amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as the Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the fifteenth day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in dollars in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees, ticking fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate, and the Loans comprising each Canadian Prime Rate Borrowing shall bear interest at the Canadian Prime Rate plus the Applicable Rate.

(b) The Loans comprising each Term Benchmark Borrowing shall bear interest at the Adjusted Term SOFR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate, and the Loans comprising each CDOR Rate Borrowing shall bear interest at the CDOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Each RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple SOFR plus the Applicable Rate.

(d) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Administrative Agent or the Required Lenders may, at their option, by notice to the Borrower Representative (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section, (ii) the fees payable pursuant to Section 2.12(b) shall be increased by 2% per annum or (iii) in the case of any other overdue amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder.

(e) Accrued interest on each Loan shall be payable in arrears, in the same Agreed Currency as the applicable Loan, on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan or a Canadian Prime Rate Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Term Benchmark Loan or CDOR Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(f) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate, the CDOR Rate and the Canadian Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). All interest hereunder on any Loan shall be computed on a daily basis based upon the outstanding principal amount of such Loan as of the applicable date of determination. The applicable Alternate Base Rate, Adjusted Term SOFR Rate, Term SOFR Rate, Adjusted Daily Simple SOFR, Daily Simple SOFR, Canadian Prime Rate, and CDOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

(g) For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

(h) If any provision of this Agreement or of any of the other Loan Documents would obligate any Loan Party to make any payment of interest or other amount payable to the Lenders in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by the Lenders of interest at a criminal rate (as such terms are construed under the Criminal Code (Canada)) then, notwithstanding such provisions, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law or so result in a receipt by the Lenders of interest at a criminal rate, such adjustment to be effected, to the extent necessary, as follows: (1) firstly, by reducing the amount or rate of interest required to be paid to the Lenders under this Section 2.13, and (2) thereafter, by reducing any fees, commissions, premiums and other amounts required to be paid to the Lenders which would constitute “interest” for purposes of Section 347 of the Criminal Code (Canada). Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if the Lenders shall have received an amount in excess of the maximum permitted by that section of the Criminal Code (Canada), the Loan Parties shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from the Lenders in an amount equal to such excess and, pending such reimbursement, such amount shall be deemed to be an amount payable by the Lenders to the Borrowers. Any amount or rate of interest referred to in this Section 2.13(g) shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the Maturity Date and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

SECTION 2.14. Alternate Rate of Interest; Illegality.

(a) Subject to clauses (b), (c), (d), (e) and (f) of this Section 2.14, if:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing or CDOR Rate Borrowing that adequate and reasonable means do not exist for ascertaining the Adjusted Term SOFR Rate, the Term SOFR Rate or the CDOR Rate, as applicable (including, without limitation, because the Relevant Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining the applicable Adjusted Daily Simple SOFR or Daily Simple SOFR for an RFR Loan; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Borrowing or CDOR Rate Borrowing that the Adjusted Term SOFR Rate, the Term SOFR Rate or the CDOR Rate, as applicable, for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or Loan) included in such Borrowing for such Agreed Currency and such Interest Period or (B) at any time, the applicable Adjusted Daily Simple SOFR for an RFR Loan will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders through any Electronic System as provided in Section 9.01 as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark, and (y) the Borrower Representative delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (I) for Loans denominated in Dollars, any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Term Benchmark Borrowing and any Borrowing Request that requests a Term Benchmark Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for an RFR Borrowing (so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above) or an ABR Borrowing (if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above) and (II) for Loans denominated in Canadian dollars, any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a CDOR Rate Borrowing and any Borrowing Request that requests a CDOR Rate Borrowing shall instead be deemed to be an Interest Election Request or a Borrowing Request, as applicable, for a Canadian Prime Rate Borrowing. Furthermore, if any Term Benchmark Loan, CDOR Rate Loan or RFR Loan is outstanding on the date of the Borrower’s receipt of the notice from the Administrative Agent referred to in this Section 2.14(a) with respect to a Relevant Rate applicable to such

Term Benchmark Loan, CDOR Rate Loan or RFR Loan, then until (x) the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the Borrower Representative delivers a new Interest Election Request in accordance with the terms of Section 2.08 or a new Borrowing Request in accordance with the terms of Section 2.03, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an RFR Borrowing (so long as the Adjusted Daily Simple SOFR is not also the subject of Section 2.14(a)(i) or (ii) above) or an ABR Loan (if the Adjusted Daily Simple SOFR also is the subject of Section 2.14(a)(i) or (ii) above), on such day, (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute, an ABR Loan and (3) any CDOR Rate Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan.

(b) Notwithstanding anything to the contrary herein or in any other Loan Document (and any Swap Agreement shall be deemed not to be a “Loan Document” for purposes of this Section 2.14), if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (Chicago time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein or in any other Loan Document, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) The Administrative Agent will promptly notify the Borrower Representative and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.14(e) and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.14, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.14.

(e) Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate or CDOR Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period for any Benchmark, the Borrower Representative may revoke any request for a Term Benchmark Borrowing or CDOR Rate Borrowing of, conversion to or continuation of Term Benchmark Loans or CDOR Rate Loans to be made, converted or continued, as applicable, during any Benchmark Unavailability Period for such Benchmark and, failing that, either (i) the Borrower Representative will be deemed to have converted any such request for a Term Benchmark Borrowing into a request for a Borrowing of or conversion to an RFR Borrowing (so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event) or an ABR Borrowing (if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event) or (ii) the Borrower Representative will be deemed to have converted any such request for a CDOR Rate Borrowing into a request for a Borrowing of or a conversion to a Canadian Prime Rate Borrowing. During any Benchmark Unavailability Period for any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, (x) in the case of any Benchmark for Dollars, the component of ABR based upon such then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR and (y) in the case of any Benchmark for Canadian dollars, the component of the Canadian Prime Rate based upon such then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Canadian Prime Rate. Furthermore, if any Term Benchmark Loan, RFR Loan or CDOR Rate Loan is outstanding on the date of the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Term Benchmark Loan, RFR Loan or CDOR Rate Loan, then until such time as a Benchmark Replacement therefor is implemented pursuant to this Section 2.14, (1) any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, an RFR Borrowing (so long as the Adjusted Daily Simple SOFR is not the subject of a Benchmark Transition Event) or an ABR Loan (if the Adjusted Daily Simple SOFR is the subject of a Benchmark Transition Event), on such day, (2) any RFR Loan shall on and from such day be converted by the Administrative Agent to, and shall constitute an ABR Loan and (3) any CDOR Rate Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Canadian Prime Rate Loan.

SECTION 2.15. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the applicable offshore interbank market for the applicable Agreed Currency any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (e) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, the Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, the Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender, the Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, the Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement, the Commitments of or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments.

(a) In the event of (i) the payment of any principal of any Term Benchmark Loan or CDOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (ii) the conversion of any Term Benchmark Loan or any CDOR Rate Loan other than on the last day of the Interest Period applicable thereto, (iii) the failure to borrow, convert, continue or prepay any Term Benchmark Loan or any CDOR Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), (iv) the assignment of any Term Benchmark Loan or any CDOR Rate Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), or (v) the failure by any Borrower to make any payment of any Loan or drawing under any Letter of Credit (or interest due thereon) denominated in an Alternative Currency on its scheduled due date or any payment thereof in a different currency, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.

(b) With respect to any term RFR Loan, in the event of (i) the payment of any principal of such RFR Loan other than on the Interest Payment Date applicable thereto (including as a result of an Event of Default or an optional or mandatory prepayment of Loans), (ii) the failure to borrow or prepay such RFR Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09(d) and is revoked in accordance therewith), or (iii) the assignment of such RFR Loan other than on the Interest Payment Date applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.19 or 9.02(d), then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event.

(c) A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower Representative and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

SECTION 2.17. Withholding of Taxes; Gross-Up.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.17), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Loan Parties. The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payment. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.17, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment, or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall, jointly and severally, indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Loan Party by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to setoff and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to such Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower Representative and the Administrative Agent, at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower Representative or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower Representative or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower Representative or the Administrative Agent as will enable the Borrower Representative or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), an executed copy of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the U.S. is a party (x) with respect to payments of interest under any Loan Document, an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) in the case of a Foreign Lender claiming that its extension of credit will generate U.S. effectively connected income, an executed copy of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of a Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) an executed copy of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, an executed copy of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent),

executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower Representative or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower Representative and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.17 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph (g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.17 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document (including the Payment in Full of the Secured Obligations).

(i) Defined Terms. For purposes of this Section 2.17, the term “Lender” includes any Issuing Bank and the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Allocation of Proceeds; Sharing of Setoffs.

(a) Except with respect to principal of and interest on Loans denominated in an Alternative Currency, the Borrowers shall make each payment or prepayment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) in Dollars prior to 2:00 p.m., Chicago time, on the date when due or the date fixed for any prepayment hereunder and all payments with respect to principal and interest on Loans denominated in an Alternative Currency shall be made in such Alternative Currency not later than the Applicable Time specified by the Administrative Agent on the dates specified herein, in each case, in immediately available funds, without setoff, recoupment or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 S Dearborn, Chicago, IL 60603, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. Unless otherwise provided for herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, any Borrower is prohibited by any law from making any required payment hereunder in an Alternative Currency, the Borrowers shall make such payment in Dollars in the Dollar Equivalent of the Alternative Currency payment amount.

(b) All payments and any proceeds of Collateral received by the Administrative Agent (i) not constituting either (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrowers), or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied ratably first, to pay any fees, indemnities, or expense reimbursements then due to the Administrative Agent, the Swingline Lender and the Issuing Bank from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), second, to pay any fees, indemnities, or expense reimbursements then due to the Lenders from the Borrowers (other than in connection with Banking Services Obligations or Swap Agreement Obligations), third, to pay interest then due and payable on the Loans ratably, fourth, to prepay principal on the Loans and unreimbursed LC Disbursements and to pay any amounts owing in respect of Swap Agreement Obligations and Banking Services Obligations up to and including the amount most recently provided to the Administrative Agent pursuant to Section 2.22, ratably, fifth, to pay an amount to the Administrative Agent equal to one hundred three percent (103%) of the aggregate LC Exposure in the manner set forth in Section 2.06(j), to be held as cash collateral for such Obligations, and sixth, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender from the Borrowers or any other Loan Party. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party. Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower Representative, or unless a Default is in existence, neither the Administrative Agent nor any Lender shall apply any payment which it receives to any Term Benchmark Loan of a Class or CDOR Rate Loan of a Class, except (i) on the expiration date of the Interest Period applicable thereto, or (ii) in the event, and only to the extent, that there are no outstanding ABR Loans or Canadian Prime Rate Loans of the same Class and, in any such event, the Borrowers shall pay the break funding payment required in accordance with Section 2.16. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations.

Notwithstanding the foregoing, Secured Obligations arising under Banking Services Obligations or Swap Agreement Obligations shall be excluded from the application described above and paid in clause sixth if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may have reasonably requested from the applicable provider of such Banking Services or Swap Agreements.

(c) [Reserved.]

(d) If, except as otherwise expressly provided herein, any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other similarly situated Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements and Swingline Loans to any assignee or participant, other than to the Borrowers or any Restricted Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received, prior to any date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank pursuant to the terms hereof or any other Loan Document (including any date that is fixed for prepayment by notice from the Borrower Representative to the Administrative Agent pursuant to Section 2.11(c)), notice from the Borrower Representative that the Borrowers will not make such payment or prepayment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrowers have not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate.

(f) The Administrative Agent may from time to time provide the Borrowers with account statements or invoices with respect to any of the Secured Obligations (the “Statements”). The Administrative Agent is under no duty or obligation to provide Statements, which, if provided, will be solely for the Borrowers’ convenience. Statements may contain estimates of the amounts owed during the relevant billing period, whether of principal, interest, fees or other Secured Obligations. If the Borrowers pay the full amount indicated on a Statement on or before the due date indicated on such Statement, the Borrowers shall not be in default of payment with respect to the billing period indicated on such Statement; provided, that acceptance by the Administrative Agent, on behalf of the Lenders, of any payment that is less than the total amount actually due at that time (including but not limited to any past due amounts) shall not constitute a waiver of the Administrative Agent’s or the Lenders’ right to receive payment in full at another time.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender) pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.15 or 2.17) and obligations under this Agreement and other Loan Documents to an assignee (other than any Ineligible Institution) that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment) (provided that any Affiliate Lender assuming any such interests, rights or obligations shall be required to first comply with Section 9.04(f)); provided that (i) the Borrowers shall have received the prior written consent of the Administrative Agent (and in circumstances where its consent would be required under Section 9.04, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply. Each party hereto agrees that (i) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower Representative, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (ii) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

SECTION 2.20. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Unfunded Commitments of such Defaulting Lender pursuant to Section 2.12(a);

(b) any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 2.18(b) or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.08 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Bank or Swingline Lender hereunder; third, to cash collateralize the Issuing Banks’ LC Exposure with respect to such Defaulting Lender in accordance with this Section; fourth, as the Borrower Representative may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower Representative, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize the Issuing Banks’ future LC Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with this Section; sixth, to the payment of any amounts owing to the Lenders, the Issuing Banks or Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Banks or Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement or under any other Loan Document; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or LC Disbursements in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and LC Disbursements owed to, all non-Defaulting Lenders of the applicable Class or Classes on a pro rata basis prior to being applied to the payment of any Loans of, or LC Disbursements owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure and Swingline Loans are held by the Lenders of the applicable Class or Classes pro rata in accordance with the applicable Commitments without giving effect to clause (d) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto;

(c) such Defaulting Lender shall not have the right to vote on any issue on which voting is required (other than to the extent expressly provided in Section 9.02(b)) and the Unfunded Commitments and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder or under any other Loan Document; provided that, except as otherwise provided in Section 9.02, this clause (c) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(d) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the Swingline Exposure and LC Exposure of such Defaulting Lender (other than, in the case of a Defaulting Lender that is the Swingline Lender, the portion of such Swingline Exposure referred to in clause (b) of the definition of such term) shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent that such reallocation does not, as to any non-Defaulting Lender, cause such non-Defaulting Lender’s Revolving Exposure to exceed its Revolving Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize, for the benefit of the Issuing Bank, the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.06(j) for so long as such LC Exposure is outstanding;

(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Sections 2.12(a) and 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Bank or any other Lender hereunder, all commitment fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(e) so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend, renew, extend or increase any Letter of Credit, unless it is satisfied that the related exposure and such Defaulting Lender’s then outstanding LC Exposure will be 103% covered by the Revolving Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrowers in accordance with Section 2.20(d), and Swingline Exposure related to any such newly made Swingline Loan or LC Exposure related to any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(d)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to the Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) the Swingline Lender or the Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless the Swingline Lender or the Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, satisfactory to the Swingline Lender or the Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that each of the Administrative Agent, the Borrowers, the Swingline Lender and the Issuing Bank agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment and on the date of such readjustment such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Returned Payments. If, after receipt of any payment which is applied to the payment of all or any part of the Obligations (including a payment effected through exercise of a right of setoff), the Administrative Agent or any Lender is for any reason compelled to surrender such payment or proceeds to any Person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible setoff, or a diversion of trust funds, or for any other reason (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion), then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Administrative Agent or such Lender. The provisions of this Section 2.21 shall be and remain effective notwithstanding any contrary action which may have been taken by the Administrative Agent or any Lender in reliance upon such payment or application of proceeds. The provisions of this Section 2.21 shall survive the termination of this Agreement.

SECTION 2.22. Banking Services and Swap Agreements. Each Lender or Affiliate thereof providing Banking Services for, or having Swap Agreements with, any Loan Party or any Restricted Subsidiary of a Loan Party shall deliver to the Administrative Agent, promptly after entering into such Banking Services or Swap Agreements, written notice setting forth the aggregate amount of all Banking Services Obligations and Swap Agreement Obligations of such Loan Party or Restricted Subsidiary thereof to such Lender or Affiliate (whether matured or unmatured, absolute or contingent). In furtherance of that requirement, each such Lender or Affiliate thereof shall furnish the Administrative Agent, from time to time after a significant change therein or upon a request therefor, a summary of the amounts due or to become due in respect of such Banking Services Obligations and Swap Agreement Obligations. The most recent information provided to the Administrative Agent shall be used in determining which tier of the waterfall, contained in Section 2.18(b), such Banking Services Obligations and/or Swap Agreement Obligations will be placed. For the avoidance of doubt, so long as JPMorgan or its Affiliate is the Administrative Agent, neither JPMorgan nor any of its Affiliates providing Banking Services for, or having Swap Agreements with, any Loan Party or any Restricted Subsidiary of a Loan Party shall be required to provide any notice described in this Section 2.22 in respect of such Banking Services or Swap Agreements.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and each Restricted Subsidiary is duly organized or formed, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate or other organizational powers and have been duly authorized by all necessary corporate or other organizational actions and, if required, actions by equity holders. Each Loan Document to which each Loan Party is a party has been duly executed and delivered by such Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, for filings necessary to perfect Liens created pursuant to the Loan Documents and as could not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Requirement of Law applicable to any Loan Party or any Restricted Subsidiary, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any Restricted Subsidiary or the assets of any Loan Party or any Restricted Subsidiary, or give rise to a right thereunder to require any payment to be made by any Loan Party or any Restricted Subsidiary, in each case for this clause (c), except to the extent any such violation or default could not reasonably be expected to result in a Material Adverse Effect and (d) will not result in the creation or imposition of, or other requirement to create, any Lien on any asset material to the operation of the business of any Loan Party or any Restricted Subsidiary, taken as a whole, except Liens created pursuant to the Loan Documents.

SECTION 3.04. Financial Condition; No Material Adverse Change.

(a) The Borrower Representative has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2021, reported on by BDO USA LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP.

(b) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect, since December 31, 2021.

SECTION 3.05. Properties, etc.

(a) As of the date of this Agreement, Schedule 3.05 sets forth the address of each parcel of real property that is owned or leased by any Loan Party. Each of such leases and subleases is valid and enforceable in accordance with its terms and is in full force and effect, and no default by any party to any such lease or sublease exists, except, in each case, where such invalidity, unenforceability, ineffectiveness or default, as applicable, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each of the Loan Parties and each Restricted Subsidiary has good and indefeasible title to, or valid leasehold interests in, all of its real and personal property, free of all Liens other than those permitted by Section 6.02 and minor defects of title that do not interfere with its business as currently conducted or the ability to utilize such properties for their intended purposes.

(b) Each Loan Party and each Restricted Subsidiary owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary to its business as currently conducted, except for such trademarks, tradenames, copyrights, patents and other intellectual property the loss of which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. A correct and complete list of the registered trademarks, patents and copyrights, as of the date of this Agreement, that are owned by any Loan Party is set forth on Schedule 3.05, and the use thereof by each Loan Party and each Restricted Subsidiary does not infringe in any material respect upon the rights of any other Person, and each Loan Party’s and each Restricted Subsidiary’s rights thereto are not subject to any licensing agreement or similar arrangement.

SECTION 3.06. Litigation and Environmental Matters.

(a) Except for the Disclosed Matters, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened against or affecting any Loan Party or any Restricted Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any Loan Document or the Transactions.

(b) (i) Except for the Disclosed Matters, no Loan Party or any Restricted Subsidiary has received written notice of any claim with respect to any material Environmental Liability and (ii) and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, no Loan Party or any Restricted Subsidiary (A) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (B) has become subject to any Environmental Liability, or (C) has received notice of any claim with respect to any Environmental Liability.

(c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Agreements; No Default. Except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, each Loan Party and each Restricted Subsidiary is in compliance with (i) all Requirement of Law applicable to it or its property and (ii) all indentures, agreements and other instruments binding upon it or its property. No Default has occurred and is continuing.

SECTION 3.08. Investment Company Status. No Loan Party or any Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.09. Taxes. Each Loan Party and each Restricted Subsidiary has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Loan Party or such Restricted Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes, except such tax liens or claims that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10. ERISA. (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan.

(b) As of the Effective Date, none of the Canadian Pension Plans are Canadian Defined Benefit Pension Plans. Schedule 3.10(b) lists all Canadian Pension Plans. Except as could not reasonably be expected to have a Material Adverse Effect: (i) the Canadian Pension Plans are duly registered under the ITA and all other laws which require registration and no event has occurred which is reasonably likely to cause the loss of such registered status, (ii) the Canadian Pension Plans have been administered and invested in compliance with their terms and requirements of law and there have been no improper withdrawals or applications of the assets of the Canadian Pension Plans, (iii) there are no outstanding disputes concerning the assets of the Canadian Pension Plans, (iv) no promises of benefit improvements under the Canadian Pension Plans (other than a Canadian Defined Benefit Plan) have been made and there are no taxes, penalties or interest owing in respect of any Canadian Pension Plan, and (v) all payments, contributions required to be made by any Loan Party to or in respect of any Canadian Pension Plan have been made on a timely basis in accordance with the current terms of such plans and all requirements of law.

SECTION 3.11. Disclosure. (a) As of the date hereof, the Loan Parties have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which any Loan Party or any Restricted Subsidiary is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other written information (taken as a whole) furnished by or on behalf of any Loan Party or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading (after giving effect to all supplements and updates from time to time); provided that, with respect to projected financial information, estimates, forecasts and other forward-looking information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time delivered and, if such projected financial information was delivered prior to the Effective Date, as of the Effective Date.

(b) As of the Effective Date, to the best knowledge of each Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to any Lender in connection with this Agreement is true and correct in all respects.

SECTION 3.12. Solvency. (a) Immediately after the consummation of the Transactions to occur on the Effective Date and immediately after the making of each Loan and each issuance of a Letter of Credit hereunder, (i) the fair value of the assets of the Loan Parties taken as a whole, at a fair valuation, will exceed their debts and liabilities, subordinated, contingent or otherwise; (ii) the present fair saleable value of the property of the Loan Parties taken as a whole will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, taken as a whole; (iii) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; (iv) the Loan Parties will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted after the Effective Date; and (v) with respect to any Canadian Loan Party, each such Canadian Loan Party is a Person who is not an Insolvent Person (as defined in the Bankruptcy and Insolvency Act (Canada).

(b) No Loan Party intends to, and no Loan Party believes that it or any Restricted Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Restricted Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Restricted Subsidiary.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance that are due and owing have been paid. The Loan Parties believe that the insurance maintained by or on behalf of the Loan Parties and their Restricted Subsidiaries is adequate and is customary for companies engaged in the same or similar businesses operating in the same or similar locations and of the same or similar size.

SECTION 3.14. Capitalization and Subsidiaries. As of the Effective Date, Schedule 3.14 sets forth (a) a correct and complete list of the name and relationship to the Borrowers of each Subsidiary, (b) a true and complete listing of each class of each Borrower’s authorized Equity Interests, of which all of such issued Equity Interests are validly issued, outstanding, fully paid and non-assessable, and owned beneficially and of record by the Persons identified on Schedule 3.14, (c) the type of entity of each Borrower and each Subsidiary, and (d) whether such Subsidiary is a Loan Party, a Material Subsidiary, a Restricted Subsidiary or an Unrestricted Subsidiary. All of the issued and outstanding Equity Interests owned by any Loan Party have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

SECTION 3.15. Security Interest in Collateral. The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Administrative Agent, for the benefit of the Secured Parties, and such Liens constitute perfected and continuing Liens on the Collateral (provided that, with respect to the creation and perfection of security interests with respect to Indebtedness, if any, only to the extent the creation and perfection of such obligations is governed by the UCC or the PPSA), and, upon the making of such filings and taking of such other actions required to be taken hereby or by the applicable Loan Documents (including the filing of appropriate UCC financing statements with the office of the Secretary of State of the state of organization of each Loan Party, including the filing of appropriate PPSA financing statements with the appropriate offices in applicable jurisdictions of each Loan Party, and the filing of appropriate notices with the U.S. Patent and Trademark Office, the U.S. Copyright Office and the Canadian Intellectual Property Office, in each case in favor of the Administrative Agent for the benefit of the Secured Parties, and the delivery to the Administrative Agent of any stock or equivalent certificates or promissory notes required to be delivered pursuant to the applicable Loan Documents), securing the Secured Obligations, enforceable against the applicable Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Encumbrances, to the extent any such Permitted Encumbrances would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable law or agreement and (b) Liens perfected only by possession (including possession of any certificate of title), to the extent the Administrative Agent has not obtained or does not maintain possession of such Collateral.

SECTION 3.16. Employment Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against any Loan Party or any Restricted Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties and their Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters, except where such a violation, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. All payments due from any Loan Party or any Restricted Subsidiary, or for which any claim may be made against any Loan Party or any Restricted Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Loan Party or such Restricted Subsidiary.

SECTION 3.17. Margin Regulations. No Loan Party is engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no part of the proceeds of any Borrowing or Letter of Credit hereunder will be used to buy or carry any Margin Stock. Following the application of the proceeds of each Borrowing or drawing under each Letter of Credit, not more than 25% of the value of the assets (either of any Loan Party only or of the Loan Parties and their Subsidiaries on a consolidated basis) will be Margin Stock. Neither the making of any Loan hereunder nor the use of proceeds thereof will violate the provisions of Regulation U or Regulation X.

SECTION 3.18. Use of Proceeds. The proceeds of the Loans have been used and will be used, whether directly or indirectly as set forth in Section 5.08.

SECTION 3.19. No Burdensome Restrictions. No Loan Party is subject to any Burdensome Restrictions except Burdensome Restrictions permitted under Section 6.10.

SECTION 3.20. Anti-Corruption Laws and Sanctions. Each Loan Party has implemented and maintains in effect policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and such Loan Party, its Subsidiaries and their respective officers and directors and, to the knowledge of such Loan Party, its employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Loan Party being designated as a Sanctioned Person. None of (a) any Loan Party, any Subsidiary, any of their respective directors or officers or, to the knowledge of any such Loan Party or Subsidiary, employees, or (b) to the knowledge of any such Loan Party or Subsidiary, any agent of such Loan Party or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing or Letter of Credit, use of proceeds, Transaction or other transaction contemplated by this Agreement or the other Loan Documents will violate Anti-Corruption Laws or applicable Sanctions.

SECTION 3.21. Affected Financial Institutions. No Loan Party is an Affected Financial Institution.

SECTION 3.22. Plan Assets; Prohibited Transactions. None of the Loan Parties or any of their Subsidiaries is an entity deemed to hold “plan assets” (within the meaning of the Plan Asset Regulations), and neither the execution, delivery nor performance of the transactions contemplated under this Agreement, including the making of any Loan and the issuance of any Letter of Credit hereunder, will give rise to a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02) (it being understood and agreed that any reference to the Loan Parties in this Section 4.01 includes any Person that will become a Loan Party immediately following the consummation of the Closing Date Acquisitions):

(a) Credit Agreement and Loan Documents. The Administrative Agent (or its counsel) shall have received (i) from each party hereto, a counterpart of this Agreement signed on behalf of such party (which, subject to Section 9.06(b), may include any Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) and (ii) duly executed copies of the Loan Documents and such other certificates, documents, instruments and agreements as the Administrative Agent shall reasonably request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including any promissory notes requested by a Lender pursuant to Section 2.10 payable to the order of each such requesting Lender and written opinions of the Loan Parties’ U.S. and Canadian counsels, addressed to the Administrative Agent, the Issuing Bank and the Lenders, all in form and substance satisfactory to the Administrative Agent.

(b) Closing Date Acquisitions.

(i) Each Closing Date Acquisition shall be consummated in all material respects in accordance with the terms of the applicable Closing Date Acquisition Agreement substantially concurrently with effectiveness of this Agreement and the initial funding of the applicable Loans hereunder, without giving effect to any amendments, consents, waivers or other modifications thereto that are materially adverse to the Lenders.

(ii) Since December 29, 2021, there shall not have been any Closing Date Material Adverse Effect;

(iii) The Closing Date Acquisition Agreement Representations in respect of each Closing Date Acquisition shall be true and correct to the extent required by the definition of Closing Date Acquisition Agreement Representations, in each case, as of the Effective Date and after giving pro forma effect to the Transactions to occur on the Effective Date (except to the extent any such representation expressly relates to an earlier date, in which case such representation shall be true and correct to such extent as of such earlier date).

(iv) There shall be no injunction, temporary restraining order, or other legal action in effect which would prohibit the closing of any Closing Date Acquisition or the closing of this Agreement and funding of the initial Loans hereunder.

(v) The Lenders shall have received:

(A) U.S. GAAP audited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of each of the Company and each Closing Date Target for the fiscal years ended December 31, 2021 (or, to the extent the foregoing are not available in respect of any Closing Date Target as of the Effective Date, internally prepared U.S. GAAP consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows for such Closing Date Target, as applicable, for the fiscal year ended December 31, 2021);

(B) U.S. GAAP unaudited consolidated balance sheets and related consolidated statements of income, stockholders’ equity and cash flows of the Company and each Closing Date Target for each subsequent fiscal quarter ended at least 60 days before the Effective Date (and comparable periods for the prior fiscal year);

(C) the Company’s projected income statement, balance sheet and cash flows through 2026 (inclusive of each Closing Date Acquisition and any other Acquisition to be consummated by the Company or either Closing Date Target on or prior to the Effective Date, and assumed synergies, and including a detailed description of the assumptions used in preparing such projections), in each case, in form reasonably satisfactory to the Administrative Agent;

(D) to the extent available, a Quality of Earnings Report in respect of any other acquisition to be consummated by the Company or any Closing Date Target on or prior to the Effective Date; and

(E) a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company and its Subsidiaries (including each Closing Date Target and its subsidiaries) as of and for the 12-month period ending on the last day of the most recently completed four-fiscal quarter period for which financial statements have been delivered pursuant to Section 4.01(b)(v)(B) above, in each case, prepared after giving effect to the Transactions to occur on the Effective Date as if such Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) on a Pro Forma Basis in accordance with Regulation S-X under the Securities Act of 1933, as amended.

(c) Corporate Certificates; Certified Certificate of Incorporation; Good Standing Certificates. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date and executed by its Secretary or Assistant Secretary, which shall (A) certify the resolutions of its Board of Directors, members or other governing body authorizing the execution, delivery and performance of the Loan Documents to which it is a party, (B) identify by name and title and bear the signatures of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of a Borrower, its Financial Officers, and (C) contain appropriate attachments, including the charter, articles or certificate of organization or incorporation of each Loan Party certified by the relevant authority of the jurisdiction of organization of such Loan Party and a true and correct copy of its bylaws or operating, management or partnership agreement, or other organizational or governing documents, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(d) Closing Certificate. The Administrative Agent shall have received a certificate, signed by a Financial Officer of each Borrower, dated as of the Effective Date (i) stating that no Default has occurred and is continuing as of such date, (ii) stating that the representations and warranties contained in the Loan Documents are true and correct as of such date, and (iii) certifying as to the satisfaction of the conditions precedent set forth in Sections 4.01(b)(i), (ii) and (iii).

(e) Fees and Other Amounts. The Lenders and the Administrative Agent shall have received (i) all fees required to be paid, and all expenses required to be reimbursed for which invoices have been presented (including the reasonable fees and expenses of legal counsel) at least two (2) Business Days before the Effective Date and (ii) for the account of such applicable Persons, payment of all accrued and unpaid interest and fees outstanding immediately prior to the effectiveness of this Agreement and owing to the Administrative Agent and the “Lenders” under the Existing Credit Agreement. All such amounts will be paid with proceeds of Loans made on the Effective Date and will be reflected in the funding instructions given by the Borrower Representative to the Administrative Agent on or before the Effective Date.

(f) Lien and IP Searches. The Administrative Agent shall have received the results of a recent lien search in the jurisdiction of organization of each Loan Party and each jurisdiction where assets of the Loan Parties are located, and the results of search reports in respect of the intellectual property of the Loan Parties, and such searches shall reveal no Liens on any of the assets of the Loan Parties except for liens permitted by Section 6.02 or discharged on or prior to the Effective Date pursuant to a payoff letter or other documentation reasonably satisfactory to the Administrative Agent.

(g) Payoff and Release Letters. The Administrative Agent shall have received satisfactory payoff letters for all Closing Date Target Indebtedness, which confirms that all Liens securing such Closing Date Target Indebtedness and all Guarantees in respect thereof will be terminated and released concurrently with such payment and all letters of credit issued or guaranteed as part of such Indebtedness (other than any Existing Letter of Credit) shall have been cash collateralized or supported by a Letter of Credit.

(h) Funding Account. The Administrative Agent shall have received a notice (which notice shall be in the form of a Borrowing Request or such other form or method as approved by the Administrative Agent) setting forth the deposit account of the Borrowers (as may be updated from time to time by written notice from the Borrower Representative to the Administrative Agent, the “Funding Account”) to which the Administrative Agent is authorized by the Borrower Representative to transfer the proceeds of any Borrowings requested or authorized pursuant to this Agreement and which, in the case of a Borrowing Request, shall be delivered in accordance with Section 2.03, together with a customary funding indemnification letter to the extent any such Loan will be a Term Benchmark Loan or CDOR Rate Loan.

(i) Solvency. The Administrative Agent shall have received a solvency certificate signed by a Financial Officer of the Borrower Representative dated the Effective Date in form and substance reasonably satisfactory to the Administrative Agent.

(j) Pledged Equity Interests; Stock Powers; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the Equity Interests pledged pursuant to the Security Agreements, together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof; provided that the requirement set forth in the foregoing clause (i) shall not constitute a condition precedent to funding any Loans on the Effective Date after the Borrowers’ use of commercially reasonable efforts to satisfy such requirement on or prior to the Effective Date, and the Borrowers hereby agree to deliver, or cause to be delivered, such certificates and stock powers within five (5) days after the Effective Date, subject to extensions approved by the Administrative Agent in its reasonable discretion; and (ii) each promissory note and other instrument or possessory collateral (if any) pledged to the Administrative Agent pursuant to the Security Agreements endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank) by the pledgor thereof or accompanied by allonges or other acknowledgements signed in blank, as applicable.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement, PPSA financing statements and federal intellectual property filings) required by the Collateral Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 6.02), shall be in proper form for filing, registration or recordation;

provided that each of the requirements set forth in Section 4.01(j) and (k) above (except to the extent that a Lien on the Collateral may be perfected (x) by the filing of a financing statement under the UCC or the PPSA, (y) in the case of certificated Equity Interests, by the delivery of stock and other equity certificates and powers of the Borrowers and their Restricted Subsidiaries to the extent such equity is certificated and only to the extent that such delivery is possible after the Borrowers have used commercially reasonable efforts and (z) short-form filings with the United States Patent and Trademark Office or United States

Copyright Office (or any similar public registration office in the applicable jurisdiction)), shall not constitute conditions precedent to funding any Loans on the Effective Date after the Loan Parties’ use of commercially reasonable efforts to satisfy such requirement on or prior to the Effective Date without undue burden or unreasonable expense, and the Loan Parties hereby agrees to deliver, or cause to be delivered, such documents, instruments and other deliveries, or take or cause to be taken such other actions as may be required to deliver such documents, instruments and other deliveries or to perfect such security interests, within thirty (30) days after the Effective Date (or five (5) days with respect to certificated Equity Interests required to be pledged pursuant to the Loan Documents), in each case, subject to extensions approved by the Administrative Agent in its reasonable discretion.

(l) Insurance. Subject to Section 5.14, the Administrative Agent shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Administrative Agent and otherwise in compliance with the terms of Section 5.10 of this Agreement and of the applicable Security Agreements.

(m) Letter of Credit Application. The Administrative Agent shall have received a properly completed letter of credit application (whether standalone or pursuant to a master agreement, as applicable) if the issuance of a Letter of Credit will be required on the Effective Date. The Borrowers shall have executed the Issuing Bank’s master agreement for the issuance of commercial Letters of Credit.

(n) Legal Due Diligence. The Administrative Agent and its counsel shall have completed all legal due diligence, the results of which shall be satisfactory to Administrative Agent in its sole discretion.

(o) USA PATRIOT Act, Etc. (i) The Administrative Agent and the Lenders shall have received, (x) at least five (5) days prior to the Effective Date, all documentation and other information regarding the Loan Parties requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act, to the extent requested in writing of the Borrowers at least ten (10) days prior to the Effective Date, and (y) a properly completed and signed IRS Form W-8 or W-9, as applicable, for each Loan Party, and (ii) to the extent the Borrowers qualify as a “legal entity customer” under the Beneficial Ownership Regulation, at least five (5) days prior to the Effective Date, any Lender that has requested, in a written notice to the Borrowers at least the (10) days prior to the Effective Date, a Beneficial Ownership Certification in relation to each Borrower shall have received such Beneficial Ownership Certification (provided that, upon the execution and delivery by such Lender of its signature page to this Agreement, the condition set forth in this clause (ii) shall be deemed to be satisfied).

(p) Other Documents. The Administrative Agent shall have received such other documents as the Administrative Agent, the Issuing Bank, any Lender or their respective counsel may have reasonably requested.

The Administrative Agent shall notify the Borrowers, the Lenders and the Issuing Bank of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 2:00 p.m., Chicago time, on June 30, 2022 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Loan Parties set forth in the Loan Documents shall be true and correct in all material respects with the same effect as though made on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date, and that any representation or warranty which is subject to any materiality qualifier shall be required to be true and correct in all respects).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

Notwithstanding the failure to satisfy the conditions precedent set forth in paragraphs (a) or (b) of this Section, unless otherwise directed by the Required Lenders, the Administrative Agent may, but shall have no obligation to, continue to make Loans and an Issuing Bank may, but shall have no obligation to, issue, amend, renew or extend, or cause to be issued, amended, renewed or extended, any Letter of Credit for the ratable account and risk of Lenders from time to time if the Administrative Agent believes that making such Loans or issuing, amending, renewing or extending, or causing the issuance, amendment, renewal or extension of, any such Letter of Credit is in the best interests of the Lenders.

ARTICLE V

Affirmative Covenants

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. The Borrowers will furnish to the Administrative Agent and each Lender:

(a) within ninety (90) days after the end of each fiscal year of the Company (or, if earlier, by the date that the Annual Report on Form 10-K of the Company for such fiscal year would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal year ending December 31, 2022), its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification, commentary or exception, and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

(b) within forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Company (or, if earlier, by the date that the Quarterly Report on Form 10 Q of the Company for such fiscal quarter would be required to be filed under the rules and regulations of the SEC, giving effect to any automatic extension available thereunder for the filing of such form) (commencing with the fiscal quarter ending March 31, 2022), its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of such fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a Compliance Certificate (i) certifying, in the case of the financial statements delivered under clause (b) above, as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes, (ii) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (iii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.12 and (iv) to the extent there were any Unrestricted Subsidiaries during the applicable reporting period, setting forth a list of each Subsidiary that identifies as a Restricted Subsidiary or an Unrestricted Subsidiary as of the date of delivery of such certificate (to the extent that there have been any changes in the identity or status as a Restricted Subsidiary or Unrestricted Subsidiary of any such Subsidiaries since the later of the Effective Date and the most recent list provided to the Administrative Agent);

(d) as soon as available, but in any event no later than forty-five (45) days following the end of each fiscal year of the Company, a copy of the plan (including a projected consolidated balance sheet, income statement and cash flow statement) of the Borrowers for each fiscal quarter of the upcoming fiscal year (the “Projections”) in form reasonably satisfactory to the Administrative Agent;

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Loan Party or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;

(f) promptly after receipt thereof by the Company or any Subsidiary, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation or possible investigation or other inquiry by the SEC or such other agency regarding financial or other operational results of the Company or any Subsidiary thereof;

(g) promptly following any request therefor, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request;

(h) promptly following any request therefor, (x) such other information regarding the operations, business affairs and financial condition of any Loan Party or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request and (y) information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and the Beneficial Ownership Regulation;

(i) promptly after any request therefor by the Administrative Agent or any Lender, copies of (i) any documents described in Section 101(k)(1) of ERISA that the Borrowers or any ERISA Affiliate may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that the Borrowers or any ERISA Affiliate may request with respect to any Multiemployer Plan; provided that if the Borrowers or any ERISA Affiliate has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, the Borrowers or the applicable ERISA Affiliate shall promptly make a request for such documents and notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof; and

(j) concurrently with any delivery of financial statements under clause (a) or (b) above for any period, to the extent there were any Unrestricted Subsidiaries during such period, the Company shall deliver to the Administrative Agent (for distribution to each Lender) a balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal year or fiscal quarter (and the then elapsed portion of such fiscal year), as the case may be, setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, in each case, on a consolidating basis for the Company its consolidated Restricted Subsidiaries, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Restricted Subsidiaries on a consolidating basis in accordance with GAAP consistently applied, subject, in the case of financial statements for any fiscal quarter only, to normal year-end audit adjustments and the absence of footnotes.

Documents required to be delivered pursuant to Section 5.01(a), (b) or (e) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which such materials are publicly available as posted on the Electronic Data Gathering, Analysis and Retrieval system (EDGAR); or (ii) on which such documents are posted on the Borrowers’ behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether made available by the Administrative Agent); provided that: (A) upon written request by the Administrative Agent (or any Lender through the Administrative Agent) to the Borrower Representative, the Borrower Representative shall deliver paper copies of such documents to the Administrative Agent or such Lender until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (B) the Borrower Representative shall notify the Administrative Agent and each Lender (by facsimile or through any Electronic System) of the posting of any such documents and provide to the Administrative Agent through any Electronic System electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such document to it and maintaining its copies of such documents.

SECTION 5.02. Notices of Material Events. Each of the Borrowers will furnish to the Administrative Agent and each Lender prompt (but in any event within any time period that may be specified below) written notice of the following:

(a) the occurrence of any Default;

(b) receipt of any notice of any investigation by a Governmental Authority or any litigation or proceeding commenced or threatened against any Loan Party or any Restricted Subsidiary that (i) seeks, and there is a reasonable expectation that it will result in, damages in excess of $5,000,000, (ii) seeks injunctive relief with respect to material assets or business, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges material criminal misconduct by any Loan Party or any Restricted Subsidiary, (v) alleges the material violation of, or seeks to impose remedies under, any Environmental Law or related Requirement of Law, or seeks to impose material Environmental Liability, (vi) asserts liability on the part of any Loan Party or any Restricted Subsidiary in excess of $5,000,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any material product recall;

(c) any material change in accounting or financial reporting practices by any Borrower or any Subsidiary (other than to the extent required by GAAP);

(d) the occurrence of any ERISA Event or Canadian Pension Event that, alone or together with any other ERISA Events or Canadian Pension Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $5,000,000;

(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect; and

(f) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification.

Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, intellectual property rights, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in jurisdictions where the failure to be so qualified would not result in a Material Adverse effect; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03 and (b) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted or in fields of enterprise that are incidental or reasonably related to its fields of enterprise as of the date of this Agreement.

SECTION 5.04. Payment of Obligations. Each Loan Party will, and will cause each Restricted Subsidiary to, pay or discharge all Material Indebtedness and all other material liabilities and obligations, including Taxes, that if not paid, could reasonably be expected to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Loan Party or Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties. Each Loan Party will, and will cause each Restricted Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.06. Books and Records; Inspection Rights. Each Loan Party will, and will cause each Restricted Subsidiary to, (a) keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities and (b) permit any representatives designated by the Administrative Agent or any Lender (including employees of the Administrative Agent, any Lender or any consultants, accountants, lawyers, agents and appraisers retained by the Administrative Agent), upon reasonable prior notice, to visit and inspect its properties, including examining and making extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants; provided that unless an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders shall not conduct more than one such visit or inspection per year; provided further that if an Event of Default has occurred and is continuing, the Administrative Agent and the Lenders may, in their discretion, also conduct at the Loan Party’s premises field examinations of the Loan Party’s assets, liabilities, and books and records. The Loan Parties acknowledge that the Administrative Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Loan Parties’ assets for internal use by the Administrative Agent and the Lenders.

SECTION 5.07. Compliance with Laws. Each Loan Party will, and will cause each Restricted Subsidiary to, comply with each Requirement of Law applicable to it or its property (including without limitation Environmental Laws), except, in each case, where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each Loan Party will maintain in effect and enforce policies and procedures designed to ensure compliance by such Loan Party, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.08. Use of Proceeds.

(a) The proceeds of the Initial Term Loans will be used to finance the Transactions to occur on the Effective Date, with any remaining proceeds being used for working capital needs and for general corporate purposes of the Borrowers and their Restricted Subsidiaries. The proceeds of the Revolving Loans, Swingline Loans and the Letters of Credit will be used only to finance the working capital needs and general corporate purposes of the Borrowers and their Restricted Subsidiaries (including, without limitation, the Transactions to occur on the Effective Date, Permitted Acquisitions and Restricted Payments). The Proceeds of the Delayed Draw Term Loans will be used solely to finance the payment of consideration for the TEquipment Acquisition (as described in the Company Disclosure Schedule described in the TestEquity Acquisition Agreement) and other Permitted Acquisitions, and any fees, costs and expenses incurred in connection therewith. No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the regulations of the Federal Reserve Board, including Regulations T, U and X.

(b) The Borrowers will not request any Borrowing or Letter of Credit, and no Borrower shall use, and each Borrower shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Borrowing or Letter of Credit (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent permitted for a Person required to comply with Sanctions, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 5.09. Accuracy of Information. The Loan Parties will ensure that any information, including financial statements or other documents (taken as a whole), furnished by or on behalf of such Loan Party to the Administrative Agent or the Lenders in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder contains no material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading in any material respect (in each case, after giving effect to all supplements and updates from time to time), and the furnishing of such information shall be deemed to be a representation and warranty by the Borrowers on the date thereof as to the matters specified in this Section 5.09; provided that, with respect to the Projections, the Loan Parties will cause the Projections to be prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized and understood by the Lenders that all forward-looking information as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Company and its Subsidiaries, that no assurance can be given that any particular forward-looking information will be realized and that actual results during the period or periods covered by any such forward-looking information may differ from the projected results and such differences may be material.

SECTION 5.10. Insurance. Each Loan Party will, and will cause each Restricted Subsidiary to, maintain with financially sound and reputable carriers (a) insurance in such amounts (with no greater risk retention) and against such risks and such other hazards, as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required pursuant to the Collateral Documents. The Borrowers will furnish to the Lenders, upon request of the Administrative Agent, but no less frequently than annually, information in reasonable detail as to the insurance so maintained.

SECTION 5.11. Reserved.

SECTION 5.12. Casualty and Condemnation. The Borrowers (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Collateral Documents.

SECTION 5.13. Additional Collateral; Further Assurances.

(a) Subject to applicable law, as promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent) after (i) any Person becomes a U.S. Subsidiary or Canadian Subsidiary and also constitutes a Material Subsidiary (on a pro forma basis after giving effect to the transaction pursuant to which such Person became a Restricted Subsidiary) or (ii) any U.S. Subsidiary or Canadian Subsidiary qualifies independently as, or is designated by the Company or the Administrative Agent as, a Material Subsidiary pursuant to the definition of “Material Subsidiary”, then, in each case, the Company shall provide the Administrative Agent with written notice thereof and shall cause each such Restricted Subsidiary to deliver to the Administrative Agent a Joinder Agreement and a joinder to the applicable Security Agreement (in the form contemplated thereby) pursuant to which such Restricted Subsidiary agrees to be bound by the terms and provisions hereof and thereof, such Joinder Agreements and joinders to the applicable Security Agreement to be accompanied by appropriate corporate resolutions, other corporate documentation and, if reasonably requested by the Administrative Agent, legal opinions, in each case, in form and substance reasonably satisfactory to the Administrative Agent; provided that no such Restricted Subsidiary shall be required to be a Guarantor or Loan Party hereunder to the extent that the provision of a guarantee would result in a material adverse tax consequence for the Borrowers and their Subsidiaries or the cost, burden, difficulty or consequence of such Restricted Subsidiary providing such a guarantee outweighs the value afforded thereby. In connection therewith, the Administrative Agent shall have received all documentation and other information regarding such newly formed or acquired Restricted Subsidiaries as may be required to comply with the applicable “know your customer” rules and regulations, including the USA Patriot Act. Upon execution and delivery thereof, each such Person (i) shall automatically become a Loan Guarantor hereunder and thereupon shall have all of the rights, benefits, duties, and obligations in such capacity under the Loan Documents and (ii) will grant Liens to the Administrative Agent, for the benefit of the Administrative Agent and the other Secured Parties, in any property of such Loan Party which constitutes Collateral, excluding any parcel of real property located in the U.S. owned by any Loan Party; provided that in no event shall any Canadian Loan Party guarantee, support or otherwise provide Collateral to secure the U.S. Secured Obligations.

(b) Each Loan Party will cause, and will cause each other Loan Party to cause, all of its owned property (other than Excluded Property) to be subject at all times to first priority, perfected Liens in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 6.02. Without limiting the generality of the foregoing, each Loan Party will cause 100% of the issued and outstanding Equity Interests of each of its directly owned Restricted Subsidiaries to be subject at all times to a first priority, perfected Lien (subject in any case to Liens permitted by Section 6.02) in favor of the Administrative Agent for the benefit of the Administrative Agent and the other Secured Parties, pursuant to the terms and conditions of the Loan Documents or other security documents as the Administrative Agent shall reasonably request, except to the extent that the pledging of such Equity Interests would result in a material adverse tax consequence for such Loan Party and its Subsidiaries or the cost, burden, difficulty or consequence of the pledging of such Equity Interests outweighs the value afforded thereby. For the avoidance of doubt, any Lien granted by any Canadian Loan Party under this paragraph (b) shall secure only the Canadian Secured Obligations.

(c) Without limiting the foregoing, each Loan Party will, and will cause each Restricted Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements and other documents and such other actions or deliveries of the type required by Section 4.01, as applicable), which may be required by any Requirement of Law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all in form and substance reasonably satisfactory to the Administrative Agent and all at the expense of the Loan Parties.

(d) If any material assets (excluding any Excluded Property (as defined in the applicable Security Agreement for such Loan Party)) are acquired by any Loan Party after the Effective Date (other than assets constituting Collateral under the Security Agreements that become subject to the Lien under the applicable Security Agreement upon acquisition thereof), the Borrower Representative will (i) notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, cause such assets to be subjected to a Lien securing the Secured Obligations and (ii) take, and cause each applicable Loan Party to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, all at the expense of the Loan Parties.

(e) Notwithstanding anything herein or in any other Loan Document to the contrary:

(i) none of the U.S. Secured Obligations shall be secured by Collateral of any Canadian Loan Party;

(ii) no Collateral Documents governed under the laws of any jurisdiction other than the United States and Canada (or a subdivision thereof) shall be required, and no actions in any jurisdiction other than the United States and Canada (or a subdivision thereof) shall be required in order to create or perfect any security interest in assets located or titled outside the United States or Canada (or a subdivision thereof); and

(iii) the Administrative Agent may (but shall not be obligated to) determine in its sole and reasonable discretion that the cost to the Loan Parties of granting and perfecting any Lien is disproportionate to the benefit to be realized by the Administrative Agent, the Lenders and the other Secured Parties by perfecting a Lien in a given asset or group of assets included in the Collateral and, in such case, the Administrative Agent shall be permitted to, without the consent of the Lenders or Required Lenders, waive any requirement of perfection of any such Lien required under the Loan Documents.

SECTION 5.14. Post-Closing Requirements. Not later than the dates set forth in Schedule 5.14 (or such later dates as the Administrative Agent shall agree in its sole discretion) or as otherwise required thereunder, the Loan Parties shall take the actions set forth on Schedule 5.14.

SECTION 5.15. Designation of Unrestricted Subsidiaries. The Company may at any time after the Effective Date designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (a) immediately before and after giving effect (including giving effect on a pro forma basis) to any such designation, (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Company shall be in pro forma compliance with the financial covenants set forth in Section 6.12, (b) no Loan Party may be designated as an Unrestricted Subsidiary, (c) no Subsidiary may be designated as an Unrestricted Subsidiary if, after such designation, it would be a “Restricted Subsidiary” (or analogous concept) for the purpose of any secured Indebtedness permitted hereunder, (d) no Unrestricted Subsidiary may (i) own Equity Interests in any Restricted Subsidiary or (ii) hold a Lien on any property of a Loan Party or any Restricted Subsidiary that is not a Subsidiary to be so designated as an Unrestricted Subsidiary, and (e) after giving effect to such designation as an Unrestricted Subsidiary, such Unrestricted Subsidiary shall not own any intellectual property that is material to the business of the Company and the Restricted Subsidiaries; provided further that the Company and its Restricted Subsidiaries may grant non-exclusive licenses of any intellectual property to any Unrestricted Subsidiary in the ordinary course of business so long as the Company and its Restricted Subsidiaries retain the beneficial ownership and the same rights to use such intellectual property as held prior to such license. The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an investment by the Company (or the applicable Restricted Subsidiary that owns such designated Subsidiary) therein at the date of designation as set forth in Section 6.04. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any investment by the Company (or the applicable Restricted Subsidiary that owns such designated Subsidiary) in Unrestricted Subsidiaries pursuant to Section 6.04.

ARTICLE VI

Negative Covenants

Until all of the Secured Obligations shall have been Paid in Full, each Loan Party executing this Agreement covenants and agrees, jointly and severally with all of the other Loan Parties, with the Lenders that:

SECTION 6.01. Indebtedness. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or suffer to exist any Indebtedness, except:

(a) the Secured Obligations and the Guaranteed Obligations;

(b) Indebtedness of any Borrower owing to any Restricted Subsidiary and of any Restricted Subsidiary owing to any Borrower or any other Restricted Subsidiary, provided that (i) Indebtedness of any Restricted Subsidiary that is not a Loan Party owing to any Borrower or any other Loan Party shall be subject to the limitations set forth in Section 6.04, (ii) Indebtedness of any Loan Party owing to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Secured Obligations on terms reasonably satisfactory to the Administrative Agent, and (iii) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not U.S. Loan Parties owing to U.S. Loan Parties at any time outstanding, together with the aggregate amount of all outstanding Guarantees permitted under Section 6.01(c)(iii) and the aggregate amount of all outstanding investments by U.S. Loan Parties in Restricted Subsidiaries that are not U.S. Loan Parties made after the Effective Date under Section 6.04(b), shall not at any time exceed an amount equal to 15% of Applicable EBITDA;

(c) Guarantees by any Borrower of Indebtedness of any Restricted Subsidiary and by any Restricted Subsidiary of Indebtedness of any Borrower or any other Restricted Subsidiary, provided that (i) the Indebtedness so Guaranteed is permitted by this Section 6.01, (ii) Guarantees by any Borrower or other Loan Party of Indebtedness of any Restricted Subsidiary that is not a Loan Party shall be subject to Section 6.04, (iii) the aggregate principal amount of Indebtedness of Restricted Subsidiaries that are not U.S. Loan Parties that is Guaranteed by U.S. Loan Parties at any time outstanding, together with the aggregate amount of all outstanding Indebtedness permitted under Section 6.01(b)(iii) and the aggregate amount of all outstanding investments by U.S. Loan Parties in Restricted Subsidiaries that are not U.S. Loan Parties made after the Effective Date under Section 6.04(b), shall not at any time exceed an amount equal to 15% of Applicable EBITDA;

(d) Indebtedness owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(e) Indebtedness of any Loan Party in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations, in each case provided in the ordinary course of business;

(f) Indebtedness existing on the date hereof and listed on Schedule 6.01 and any Refinance Indebtedness in respect thereof;

(g) Indebtedness which represents extensions, renewals, refinancing or replacements (such Indebtedness being so extended, renewed, refinanced or replaced being referred to herein as the “Refinance Indebtedness”) of any of the Indebtedness described in clause (f) hereof (such Indebtedness being referred to herein as the “Original Indebtedness”); provided that (i) such Refinance Indebtedness does not increase the principal amount thereof (other than by the amount of any unused commitments thereunder, accrued interest, fees, defeasance costs and premium (including call and tender premiums), if any, underwriting discounts, fees, commissions and expenses (including original issue discount, upfront fees and similar items), in each case, in connection with the refinancing of such Original Indebtedness and the incurrence or issuance of such Refinance Indebtedness), (ii) any Liens securing such Refinance Indebtedness are not extended to any additional property of any Loan Party or any Restricted Subsidiary (other than any accessions, improvements or additions to the property securing the Original Indebtedness and after acquired property to the extent applicable), (iii) no Loan Party or any Restricted Subsidiary that is not originally obligated with respect to repayment of such Original Indebtedness is required to become obligated with respect to such Refinance Indebtedness, (iv) such Refinance Indebtedness does not result in a shortening of the average weighted maturity of such Original Indebtedness, (v) the terms of such Refinance Indebtedness are not less favorable to the obligor thereunder than the original terms of such Original Indebtedness and (vi) if such Original Indebtedness was subordinated in right of payment to the Obligations or any of the other Secured Obligations, then the terms and conditions of such Refinance Indebtedness must include subordination terms and conditions that are at least as favorable to the Administrative Agent and the Lenders as those that were applicable to such Original Indebtedness;

(h) Indebtedness of any Person that is designated as a Restricted Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Restricted Subsidiary and is not created in contemplation of or in connection with such Person becoming a Restricted Subsidiary and (ii) the aggregate principal amount of Indebtedness permitted by this clause (h), shall not exceed $20,000,000 at any time outstanding;

(i) to the extent constituting Indebtedness, customer deposits and advance payments (including progress payments) received in the ordinary course of business from customers for goods and services purchased in the ordinary course of business;

(j) Indebtedness (i) in respect of Banking Services and other netting services, overdraft protections, employee credit card programs, automatic clearinghouse arrangements and similar arrangements, in each case, in connection with deposit accounts and incurred in the ordinary course of business and (ii) arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(k) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of the Company or any Restricted Subsidiary to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States, in each case, in the ordinary course of business;

(l) Indebtedness of the Company or any Restricted Subsidiary consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements, in each case, incurred in the ordinary course of business or consistent with past practice;

(m) Indebtedness of (i) the Company or a Restricted Subsidiary incurred, assumed or issued in connection with any Permitted Acquisition and (ii) Persons that are acquired by the Company or any Restricted Subsidiary or merged into or amalgamated or consolidated with the Company or a Restricted Subsidiary, in each case, pursuant to a Permitted Acquisition;

(n) Indebtedness of any Loan Party or any Restricted Subsidiary arising from agreements providing for customary indemnification, adjustment of purchase or acquisition price or similar obligations (including, without limitation, earn-out obligations), in each case, incurred or assumed in connection with a Permitted Acquisition (or other acquisition constituting an investment permitted by Section 6.04) or Disposition permitted by Section 6.05;

(o) to the extent constituting Indebtedness, obligations under one or more Permitted Supply Chain Financings;

(p) Indebtedness of the Company or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets (whether or not constituting purchase money Indebtedness), including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness in accordance with clause (g) above; provided that (i) such Indebtedness is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (p), together with any Refinance Indebtedness in respect thereof permitted by clause (g) above, shall not exceed at any time outstanding an amount equal to 15% of Applicable EBITDA; and

(q) other Indebtedness in an aggregate outstanding principal amount not exceeding at any time the greater of $25,000,000 and 25% of Applicable EBITDA.

SECTION 6.02. Liens. No Loan Party will, nor will it permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including Accounts) or rights in respect of any thereof, except:

(a) Liens created pursuant to any Loan Document;

(b) Permitted Encumbrances;

(c) any Lien on any property or asset of any Borrower or any Restricted Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of such Borrower or Restricted Subsidiary or any other Borrower or Restricted Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(d) any Lien existing on any property or asset prior to the acquisition thereof by any Loan Party or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary (other than in connection with any designation of an Unrestricted Subsidiary as a Restricted Subsidiary) after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of any Loan Party or Restricted Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(e) Liens of a collecting bank arising in the ordinary course of business under Section 4-210 of the UCC (or similar provision of the PPSA) in effect in the relevant jurisdiction covering only the items being collected upon and banker’s Liens and customary contractual rights of setoff arising in the ordinary course of business with respect to funds and securities in accounts maintained by the Company or any Restricted Subsidiary with banks or other financial institutions and not given in connection with the incurrence of Indebtedness;

(f) Liens arising out of Sale and Leaseback Transactions permitted by Section 6.06;

(g) Liens granted by a Restricted Subsidiary that is not a Loan Party in favor of a Borrower or another Loan Party in respect of Indebtedness owed by such Restricted Subsidiary;

(h) Liens (i) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business and (ii) on specific items of inventory or other goods and proceeds thereof of any Person securing such Person’s obligations in respect of bankers’ acceptances or documentary letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or such other goods in the ordinary course of business;

(i) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods entered into by Loan Party or any Restricted Subsidiaries in the ordinary course of business; provided that such Lien shall not apply to any other property or assets of any Loan Party or Restricted Subsidiary;

(j) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.01(p), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Company or any Restricted Subsidiary;

(k) (i) Liens granted by such Person under workmen’s compensation laws, health, disability or unemployment insurance laws, other employee benefit legislation, unemployment insurance legislation and similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), leases or other obligations of a like nature to which such Person is a party, or Liens granted to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety, stay, customs, performance or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds or requirements, in each case, incurred in the ordinary course of business, and (ii) Liens securing letters of credit or bankers acceptances issued, and letters of credit or bank guaranties provided to support payment of the items in the foregoing clause (k)(i);

(l) leases, franchises, grants, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (in each case, on a non-exclusive basis to the extent applicable to any intellectual property) granted to others in the ordinary course of business which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary and do not secure any Indebtedness;

(m) Liens arising from UCC or any similar financing statement filings regarding operating leases or consignments entered into by the Company or any Restricted Subsidiary in the ordinary course of business;

(n) purported Liens (other than Liens securing Indebtedness for borrowed money) incurred in the ordinary course of business and evidenced by the filing of precautionary UCC (or equivalent statute) financing statements or similar public filings;

(o) Liens (if any) on Accounts sold (or, in the case of any judicial re-characterization of any such sale, granted as collateral to secure financing) pursuant to any Permitted Supply Chain Financings; and

(p) other Liens securing obligations in an aggregate principal amount at any time outstanding not exceeding the greater of $25,000,000 and 25% of Applicable EBITDA.

SECTION 6.03. Fundamental Changes.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge or amalgamate into or consolidate with it, or otherwise Dispose of all or substantially all of its assets, or all or substantially all of the stock of any of its Restricted Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) any Canadian Subsidiary of any Borrower may merge into a Borrower in a transaction in which a Borrower is the surviving entity (provided that any such transaction involving a U.S. Borrower shall result in a U.S. Borrower as the surviving entity), (ii) any U.S. Subsidiary of any Borrower may merge into a U.S. Borrower in a transaction in which a U.S. Borrower is the surviving entity, (iii) any Canadian Loan Party (other than any Borrower) may merge into any other Loan Party in a transaction in which the surviving entity is a Loan Party (provided that any such transaction involving a U.S. Loan Party shall result in a U.S. Loan Party as the surviving entity), (iv) any U.S. Loan Party (other than any Borrower) may merge into any other U.S. Loan Party in a transaction in which the surviving entity is a U.S. Loan Party and (v) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve if the Borrowers determine in good faith that such liquidation or dissolution is in the best interests of the Borrowers and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Restricted Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, consummate a Division as the Dividing Person, without the prior written consent of Administrative Agent. Without limiting the foregoing, if any Loan Party that is a limited liability company consummates a Division (with or without the prior consent of Administrative Agent as required above), each Division Successor that is a Material Subsidiary shall be required to comply with the obligations set forth in Section 5.13 and the other further assurances obligations set forth in the Loan Documents and become a Loan Party under this Agreement and the other Loan Documents.

(c) No Loan Party will, nor will it permit any Restricted Subsidiary to, engage in any business other than businesses of the type conducted by the Loan Parties and their Restricted Subsidiaries on the date hereof and businesses reasonably related thereto and reasonable extensions thereof.

(d) No Loan Party will, nor will it permit any Restricted Subsidiary to change its fiscal year or any fiscal quarter from the basis in effect on the Effective Date.

(e) No Loan Party will change the accounting basis upon which its financial statements are prepared, except as required by GAAP or directed by the SEC.

(f) No Loan Party will change the tax filing elections it has made under the Code.

(g) No Loan Party will, nor will it permit any Restricted Subsidiary to, contribute to or assume or cause an obligation to contribute to or have any liability under any Canadian Defined Benefit Pension Plan or acquire an interest in any Person that sponsors, maintains or contributes to or at any time in the five-year period preceding such acquisition has sponsored, maintained, or contributed to a Canadian Defined Benefit Pension Plan, without the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. No Loan Party will, nor will it permit any Restricted Subsidiary to, form any subsidiary after the Effective Date, or purchase, hold or acquire (including pursuant to any merger or amalgamation with any Person that was not a Loan Party and a wholly owned Restricted Subsidiary prior to such merger) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), except:

(a) Permitted Investments;

(b) investments by the Loan Parties in Equity Interests in their respective Restricted Subsidiaries that are Loan Parties; provided that any such Equity Interests held by a Loan Party shall be pledged pursuant to the applicable Security Agreement; provided further that the aggregate outstanding amount of investments by U.S. Loan Parties in Restricted Subsidiaries that are not U.S. Loan Parties made after the Effective Date, together with the aggregate principal amount of all outstanding Indebtedness permitted under Section 6.01(b)(iii) and the aggregate amount of Guarantees permitted under Section 6.01(c)(iii), shall not at any time exceed an amount equal to 15% of EBITDA.

(c) loans or advances made by any Loan Party to any other Loan Party or Restricted Subsidiary and made by any Restricted Subsidiary that is not a Loan Party to a Loan Party or any other Restricted Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the applicable Security Agreement, and (ii) loans and advances by U.S. Loan Parties to Restricted Subsidiaries that are not Loan Parties shall be subject to the terms of Section 6.01(b)(iii), determined without regard to any write-downs or write-offs.

(d) Guarantees permitted under Section 6.01;

(e) notes payable, or stock or other securities issued by account debtors to a Loan Party pursuant to negotiated agreements with respect to settlement of such account debtor’s Accounts in the ordinary course of business, consistent with past practices;

(f) investments in the form of Swap Agreements permitted by Section 6.07;

(g) investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(h) Permitted Acquisitions;

(i) investments of any Person existing at the time such Person becomes a Restricted Subsidiary (other than in connection with any designation of an Unrestricted Subsidiary as a Restricted Subsidiary) of a Loan Party or consolidates or merges with a Loan Party or any of such party’s Restricted Subsidiaries (including in connection with a Permitted Acquisition), so long as such investments were not made in contemplation of such Person becoming a Restricted Subsidiary or of such merger;

(j) the Closing Date Acquisitions;

(k) investments in existence on the date hereof and described in Schedule 6.04, and investments consisting of any modification, replacement, renewal, refinancing, reinvestment, or extension of any such investment; provided that the amount of any such investment is not increased from the amount of such investment on the Effective Date except pursuant to the terms of such investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, refinanced or replaced investment) and premium payable by the terms of such investment thereon and fees and expenses associated therewith, in each case, as in existence on the Effective Date;

(l) (i) loans or advances made by a Loan Party to (or Guarantees provided on behalf of) its employees on an arms-length basis in the ordinary course of business consistent with past practices for travel and entertainment expenses, relocation costs and similar purposes up to a maximum of $5,000,000 in the aggregate at any one time outstanding and (ii) non-cash loans made by a Loan Party or any Restricted Subsidiary to officers, directors, governors, managers and employees of any Loan Party or any Restricted Subsidiary, which are used by such Persons to simultaneously purchase Equity Interests (other than Disqualified Stock) of the Company;

(m) investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets, or of services, in each case, in the ordinary course of business;

(n) the non-exclusive licensing of intellectual property (i) in the ordinary course of business or (ii) which do not materially interfere with the ordinary conduct of the business of the Company or any Restricted Subsidiary and do not secure any Indebtedness;

(o) deposits required by any Governmental Authority or public utility, including with respect to Taxes and other similar charges to the extent the applicable obligations would not otherwise constitute an Event of Default;

(p) investments in prepaid expenses, negotiable instruments held for collection and lease, utility and workers compensation, performance and similar deposits entered into as a result of the operations of the business, in each case, in the ordinary course of business;

(q) other investments in an amount not to exceed the Available Amount immediately prior to the time of the making of such investment, so long as at the time of making such investment and immediately after giving effect (including giving effect on a pro forma basis) thereto, (i) no Event of Default then exists or would result therefrom and (ii) the Total Net Leverage Ratio is not greater than the ratio that is 0.5 to 1.00 lower than the maximum Total Net Leverage Ratio permitted under Section 6.12; and

(r) other investments, loans or advances in an aggregate outstanding amount for all such investments, loans and advances not to exceed at any time an amount equal to the greater of $25,000,000 and 25% of Applicable EBITDA, in each case, determined at the time such investment, loan or advance is made; provided that before and immediately after giving effect to such investment, loan or advance, no Event of Default has occurred and is continuing or would result therefrom.

For purposes of the definition of “Unrestricted Subsidiary” and the covenants described under Section 5.15 and under this Section 6.04: (x) “investments” shall include the portion (proportionate to the Company’s or the applicable Restricted Subsidiary’s Equity Interests in such Subsidiary) of the fair market value of the net assets of a Subsidiary at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, that upon a re-designation of such Subsidiary as a Restricted Subsidiary, the Company (or the applicable Restricted Subsidiary owning such re-designated Subsidiary) shall be deemed to continue to have a permanent “investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (A) the Company’s or such Restricted Subsidiary’s “investment” in such Subsidiary at the time of such re-designation, less (B) the portion (proportionate to the Company’s or the applicable Restricted Subsidiary’s Equity Interests in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such re-designation; and (y) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer.

SECTION 6.05. Asset Sales. No Loan Party will, nor will it permit any Restricted Subsidiary to, Dispose of any asset, including any Equity Interest owned by it, nor will any Loan Party permit any Restricted Subsidiary to issue any additional Equity Interest in such Restricted Subsidiary (other than to another Loan Party or another Restricted Subsidiary in compliance with Section 6.04), except:

(a) Dispositions of (i) inventory, goods or other assets in the ordinary course of business, (ii) obsolete, negligible, uneconomical, worn out or surplus property, (iii) assets no longer used or useful in the business of the Company and its Restricted Subsidiaries, and (iv) other property (including any leasehold property interest) that is no longer economically practical in its business;

(b) Dispositions of assets to any Loan Party or any Restricted Subsidiary, provided that any such sales, transfers or dispositions (i) involving a Restricted Subsidiary that is not a Loan Party or (ii) from a U.S. Loan Party to a Canadian Loan Party or from a Canadian Loan Party to a U.S. Loan Party, in each case, shall be made in compliance with Section 6.09;

(c) Dispositions of Accounts (excluding sales or dispositions in a factoring arrangement) in connection with the compromise, settlement or collection thereof;

(d) Dispositions of cash, Permitted Investments and other investments permitted by clauses (g) and (j) of Section 6.04, Dispositions constituting Liens permitted by Section 6.02, and Dispositions constituting Restricted Payments permitted by Section 6.08;

(e) Sale and Leaseback Transactions permitted by Section 6.06;

(f) Dispositions resulting from any casualty or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of any Borrower or any Restricted Subsidiary;

(g) foreclosures, condemnation, expropriation or any similar action on assets or other Dispositions required by a Governmental Authority or casualty or insured damage to assets;

(h) the disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable in the ordinary course of business and consistent with past practice;

(i) other than in respect of any intellectual property, leases, assignments, subleases, licenses, sublicenses, covenants not to sue, releases, consents and other forms of license (and terminations thereof), in each case, in the ordinary course of business and which do not materially interfere with the business of the Company and its Restricted Subsidiaries, taken as a whole;

(j) Dispositions resulting from sales of Accounts under Permitted Supply Chain Financings; and

(k) Dispositions of assets (other than Equity Interests in (i) a Borrower or (ii) a Restricted Subsidiary (other than any Borrower) unless all Equity Interests in such Restricted Subsidiary are sold) that are not permitted by any other clause of this Section; provided that the aggregate fair market value of all assets Disposed of in reliance upon this paragraph (k) shall not exceed during any fiscal year of the Company an amount equal to the greater of $25,000,000 and 25% of Applicable EBITDA; provided that, other than as set forth on Schedule 6.05, all Dispositions permitted under this Section 6.05(k) shall be made for fair value and for at least 75% cash consideration.

Notwithstanding the foregoing, no Loan Party or any Restricted Subsidiary shall consummate any transaction that results in the Disposition (whether by way of any Restricted Payment, investment, Lien, sale, conveyance, transfer or other Disposition, and whether in a single transaction or a series of transactions) of intellectual property that is material to the business of the Company and its Restricted Subsidiaries to any Unrestricted Subsidiary; provided that the Company and its Restricted Subsidiaries may grant non-exclusive licenses of any intellectual property to any Unrestricted Subsidiary in the ordinary course of business so long as the Company and its Restricted Subsidiaries retain the beneficial ownership and the same rights to use such intellectual property as held prior to such license.

SECTION 6.06. Sale and Leaseback Transactions. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred (a “Sale and Leaseback Transaction”), except for any such sale of any fixed or capital assets by any Borrower or any Restricted Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after such Borrower or such Restricted Subsidiary acquires or completes the construction of such fixed or capital asset.

SECTION 6.07. Swap Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which any Loan Party or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of any Loan Party or any Restricted Subsidiary), and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from floating to fixed rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of any Loan Party or any Restricted Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) No Loan Party will, nor will it permit any Restricted Subsidiary to, declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) each of the Borrowers may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock (to the extent permitted to be issued hereunder) or in shares of its common stock, (ii) Restricted Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (iii) the Loan Parties may make Restricted Payments, pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Loan Parties and their Restricted Subsidiaries, (iv) other Restricted Payments in an amount not to exceed the Available Amount immediately prior to the time of the making of such Restricted Payment, so long as at the time of making such Restricted Payment and immediately after giving effect (including giving effect on a pro forma basis) thereto, (x) no Event of Default then exists or would result therefrom and (y) the Total Net Leverage Ratio is not greater than the ratio that is 0.5 to 1.00 lower than the maximum Total Net Leverage Ratio permitted under Section 6.12, and (v) the Company may make distributions and pay dividends to its equityholders, in each case, not otherwise permitted to be made by this Section 6.08 in an aggregate amount not to exceed $10,000,000 during any fiscal year of the Company so long as, in each case, all of the following conditions are satisfied: (x) no Default shall exist immediately prior to or immediately after giving effect to the distribution or dividend, and (y) after giving effect to such Restricted Payment and any Indebtedness incurred or assumed in connection therewith, on a pro forma basis, the Company is in compliance with the covenants set forth in Section 6.12 (without giving effect to any applicable Total Net Leverage Ratio Adjustment); provided that any Restricted Payment made in reliance on this clause (v) shall not be included in the foregoing dollar limitation if, after giving effect to such Restricted Payment and any Indebtedness incurred or assumed in connection therewith (including on a pro forma basis), the Total Net Leverage Ratio is not greater than the ratio that is 0.5 to 1.00 lower than the maximum Total Net Leverage Ratio permitted under Section 6.12.

(b) No Loan Party will, nor will it permit any Restricted Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, except:

(i) payment of Indebtedness created under the Loan Documents;

(ii) payment of regularly scheduled interest and principal payments as and when due in respect of any Indebtedness permitted under Section 6.01, other than payments in respect of the Subordinated Indebtedness prohibited by the subordination provisions thereof;

(iii) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05.

SECTION 6.09. Transactions with Affiliates. No Loan Party will, nor will it permit any Restricted Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) transactions that (i) are in the ordinary course of business and (ii) are at prices and on terms and conditions not less favorable to such Loan Party or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions (i) between or among the U.S. Loan Parties not involving any other Affiliate and (ii) between or among the Canadian Loan Parties not involving any other Affiliate, (c) any investment permitted by Sections 6.04(b), 6.04(c) or 6.04(d), (d) any Indebtedness permitted under Section 6.01(b) or 6.01(c), (e) any Restricted Payment permitted by Section 6.08, (f) the payment of reasonable fees to directors of any Loan Party or any Restricted Subsidiary who are not employees of such Loan Party or any Restricted Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Loan Parties or their Restricted Subsidiaries in the ordinary course of business, and (g) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by a Loan Party’s board of directors.

SECTION 6.10. Restrictive Agreements. No Loan Party will, nor will it permit any Restricted Subsidiary to, directly or indirectly enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of such Loan Party or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any Equity Interests or to make or repay loans or advances to any Borrower or any other Restricted Subsidiary or to Guarantee Indebtedness of any Borrower or any other Restricted Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by any applicable law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets or a Restricted Subsidiary pending such sale, provided such restrictions and conditions apply only to such assets or the Restricted Subsidiary that is to be sold and, in each case, such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.

SECTION 6.11. Amendment of Material Documents. No Loan Party will, nor will it permit any Restricted Subsidiary to, amend, modify or waive any of its rights under (a) any agreement relating to any Subordinated Indebtedness, (b) any Closing Date Acquisition Document or (c) its charter, articles or certificate of organization or incorporation and bylaws or operating, management or partnership agreement, or other organizational or governing documents, in each case, to the extent any such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12. Financial Covenants.

(a) Interest Coverage Ratio. The Company will not permit the Interest Coverage Ratio, for any period of four consecutive fiscal quarters of the Company ending on the last day of any fiscal quarter of the Company (commencing with the fiscal quarter ending June 30, 2022), to be less than 3.00 to 1.00.

(b) Total Net Leverage Ratio. The Company will not permit the Total Net Leverage Ratio, on the last day of any fiscal quarter of the Company ending on or after June 30, 2022, to be greater than (i) 4.00 to 1.00 as of the end of each fiscal quarter of the Company ending on or after June 30, 2022 but prior to March 31, 2024, (ii) 3.75 to 1.00 as of the end of each fiscal quarter of the Company ending on or after March 31, 2024 but prior to March 31, 2026 and (iii) 3.50 to 1.00 as of the end of each fiscal quarter of the Company ending on or after March 31, 2026; provided that, upon the written request of the Borrower Representative delivered to the Administrative Agent in connection with any Material Acquisition, the maximum Total Net Leverage Ratio permitted under Section 6.12(b)(i), (ii) or (iii), as applicable, for each of the four fiscal quarters of the Company ending immediately following the consummation date of such Material Acquisition shall be increased by 0.50 to 1.00 (any such period of four consecutive fiscal quarters being referred to as a “Total Net Leverage Ratio Adjustment”); provided further, however, that such Total Net Leverage Ratio Adjustment shall occur (i) only twice during the term of this Agreement, and (ii) only to the extent that no Event of Default has then occurred and is continuing. Promptly following receipt of notice from the Borrower Representative of its election to give effect to a Total Net Leverage Ratio Adjustment, the Administrative Agent shall give written notice of the Total Net Leverage Ratio Adjustment to the Lenders, and this Agreement shall be automatically amended, without any further action by any party, to reflect such Total Net Leverage Ratio Adjustment.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. Any of the following events shall constitute an “Event of Default”:

(a) the Borrowers shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrowers shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three (3) Business Days;

(c) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Restricted Subsidiary in, or in connection with, this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or thereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to a Loan Party’s existence), 5.08 or 5.14 or in Article VI;

(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement or any other Loan Document (other than those specified in Section 7.01(a), (b) or (d) above), and such failure shall continue unremedied for a period of (i) 5 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of Section 5.01, 5.02 (other than Section 5.02(a)), 5.06 or 5.13 of this Agreement or (ii) 30 days after the earlier of any Loan Party’s knowledge of such breach or notice thereof from the Administrative Agent (which notice will be given at the request of any Lender) if such breach relates to terms or provisions of any other Section of this Agreement or any other Loan Document;

(f) any Loan Party or any Restricted Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any grace or cure periods) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness to the extent such sale or transfer is permitted by the terms of Section 6.05;

(h) an involuntary case or proceeding shall be commenced under any Insolvency Law or an involuntary petition shall be filed (including the filing of any notice of intention in respect thereof) seeking (i) bankruptcy, liquidation, winding-up, dissolution or suspension of general operations, (ii) the composition, rescheduling, reorganization, arrangement or readjustment of or other relief or stay of proceedings to enforce in respect of a Loan Party or Restricted Subsidiary or some or all of its debts, or of all or a substantial part of its assets, under any Insolvency Law now or hereafter in effect or (iii) the appointment of a receiver, trustee, interim receiver, receiver and manager, liquidator, administrator, custodian, sequestrator, conservator or similar official for any Loan Party or any Restricted Subsidiary or for all or a substantial part of its assets, and, in any such case, such proceeding, case or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) any Loan Party or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or case or file any petition or application seeking liquidation, reorganization or other relief under any Insolvency Law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding, case or petition described in Section 7.01(h), (iii) apply for or consent to the appointment of or the taking of possession by, a receiver, trustee, interim receiver, receiver and manager, liquidator, administrator, custodian, sequestrator, conservator, agent or similar official for such Loan Party or Restricted Subsidiary of any Loan Party or of all or a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make an assignment or a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) any Loan Party or any Restricted Subsidiary shall become unable, admit in writing its inability, or publicly declare its intention not to, or fail generally, to pay its debts as they become due, or any Canadian Loan Party shall become an “insolvent person” as defined in the Bankruptcy and Insolvency Act (Canada);

(k) one or more judgments for the payment of money in an aggregate amount in excess of $20,000,000 (to the extent not covered by insurance as to which the insurer has been notified of such judgment or order and has not denied coverage thereof) shall be rendered against any Loan Party, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Loan Party or any Restricted Subsidiary to enforce any such judgment or any Loan Party or any Restricted Subsidiary shall fail within sixty (60) days to discharge one or more non-monetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgments or orders, in any such case, are not stayed on appeal or otherwise being appropriately contested in good faith by proper proceedings diligently pursued;

(l) an ERISA Event or Canadian Pension Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events and Canadian Pension Events that have occurred, could reasonably be expected to result in liability of the Borrowers and their Restricted Subsidiaries in an aggregate amount exceeding $20,000,000;

(m) a Change in Control shall occur;

(n) the Loan Guaranty shall fail to remain in full force or effect (other than pursuant to the terms hereof or thereof) or a Loan Party shall take any action shall be taken to discontinue or to assert the invalidity or unenforceability of the Loan Guaranty, or any Loan Guarantor shall fail to comply with any of the terms or provisions of the Loan Guaranty to which it is a party, or any Loan Guarantor shall deny that it has any further liability under the Loan Guaranty to which it is a party, or shall give notice to such effect;

(o) except as permitted by the terms of any Collateral Document, (i) any Collateral Document shall for any reason fail to create a valid security interest in any Collateral purported to be covered thereby, or (ii) any Lien securing any Secured Obligation shall cease to be a perfected, first priority Lien (other than Permitted Liens);

(p) any Collateral Document shall fail to remain in full force or effect (other than pursuant to the terms hereof or thereof) or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any Collateral Document; or

(q) any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction that evidences its assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

SECTION 7.02. Remedies.

(a) If any Event of Default shall occur, then, and in every such event (other than an event with respect to any Borrower described in Section 7.01(h) or (i)), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, (including the Swingline Commitment), whereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, but ratably as among the Classes of Loans and the Loans of each Class at the time outstanding, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other Secured Obligations, shall become due and payable immediately, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers, (iii) require cash collateral for the LC Exposure in accordance with Section 2.06(j) hereof and (iv) exercise on behalf of itself, the Lenders and the Issuing Banks all rights and remedies available to it, the Lenders and the Issuing Banks under the Loan Documents and applicable law; and in the case of any event with respect to any Borrower described in Section 7.01(h) or (i), the Commitments (including the Swingline Commitment) shall automatically terminate and the principal of the Loans then outstanding, and cash collateral for the LC Exposure, together with accrued interest thereon and all fees (including, for the avoidance of doubt, any break funding payments) and other Secured Obligations, shall automatically become due and payable and the obligations of the Borrowers to cash collateralize the LC Exposure as provided in clause (iii) above shall automatically become effective, in each case without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, increase the rate of interest applicable to the Loans and other Obligations as set forth in this Agreement and exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

(b) In addition to any other rights and remedies granted to the Administrative Agent and the Lenders in the Loan Documents, the Administrative Agent on behalf of the Secured Parties may exercise all rights and remedies of a secured party under the UCC, PPSA or any other applicable law. Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Loan Party or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived by each Borrower on behalf of itself and its Restricted Subsidiaries to the extent permitted by applicable law), may in such circumstances forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, or consent to the use by any Loan Party of any cash collateral arising in respect of the Collateral on such terms as the Administrative Agent deems reasonable, and/or may forthwith sell, lease, assign give an option or options to purchase or otherwise dispose of and deliver, or acquire by credit bid on behalf of the Lenders, the Collateral or any part thereof (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere, upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery, all without assumption of any credit risk. The Administrative Agent or any Lender shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Loan Party, which right or equity is hereby waived and released by each Borrower on behalf of itself and its Restricted Subsidiaries to the extent permitted by applicable law. Each Borrower further agrees on behalf of itself and its Restricted Subsidiaries, at the Administrative Agent’s

request, to assemble the Collateral and make it available to the Administrative Agent at places which the Administrative Agent shall reasonably select, whether at the premises of any Borrower, another Loan Party or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 7.02, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any of the Collateral or in any other way relating to the Collateral or the rights of the Administrative Agent and the Lenders hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the obligations of the Loan Parties under the Loan Documents, in such order as the Administrative Agent may elect, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, including Section 9-615(a)(3) of the UCC, need the Administrative Agent account for the surplus, if any, to any Loan Party. To the extent permitted by applicable law, each Borrower on behalf of itself and its Restricted Subsidiaries waives all Liabilities it may acquire against the Administrative Agent or any Lender arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

SECTION 7.03. Equity Cure.

(a) Notwithstanding anything to the contrary contained in this Article VII, for purposes of determining whether any Default or Event of Default under the covenants set forth in Section 6.12 has occurred with respect to any fiscal quarter at any time after the end of such fiscal quarter until the expiration of the tenth (10th) Business Day after the date on which financial statements are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, with respect to such fiscal quarter (with respect to the applicable fiscal quarter, the “Cure Expiration Date”), the Company may issue Qualified Stock and apply the net cash proceeds of such issuance (a “Specified Equity Contribution”) to increase EBITDA with respect to such fiscal quarter (with respect to any fiscal quarter the “Cure Right”); provided that (i) such net cash proceeds are actually received by the Company as cash common equity no later than the Cure Expiration Date for the applicable fiscal quarter, (ii) such proceeds are Not Otherwise Applied and (iii) the Company shall have provided notice to the Administrative Agent on the date such amounts are actually received by the Company in connection with a Cure Right and designated as a “Specified Equity Contribution” (it being understood that to the extent such notice is provided in advance of delivery of a Compliance Certificate for the applicable fiscal quarter, the amount of such net cash proceeds that is designated as the Specified Equity Contribution may be lower than specified in such notice to the extent that the amount necessary to cure any Event of Default under the covenants set forth in Section 6.12 is less than the full amount of such originally designated amount).

(b) The right to obtain a Specified Equity Contribution is subject to the following conditions: (i) no more than two (2) Specified Equity Contributions may be made in any period of four consecutive fiscal quarters of the Company, (ii) no more than five (5) Specified Equity Contributions will be made in the aggregate during the term of this Agreement, (iii) the net cash proceeds of any Specified Equity Contribution shall be no more than the amount required to cause the Company to be in compliance on a pro forma basis with Section 6.12 for the applicable fiscal quarter, (iv) there shall be no pro forma reduction in Indebtedness (including by way of “netting”) with the proceeds of any Specified Equity Contribution for determining compliance with Section 6.12 for the fiscal quarter in respect of which the Cure Right is being exercised, (v) all Specified Equity Contributions shall only be included in EBITDA for purposes of determining compliance with Section 6.12 and for no other reason (for the avoidance of doubt, all Specified Equity Contributions shall be disregarded for purposes of determining pricing, financial covenant or financial ratio based conditions (including the determination of compliance with the financial covenants set forth in Section 6.12 on a pro forma basis in connection with the utilization of any basket or exception or the taking of any action), Available Amount, baskets with respect to covenants contained in the Loan Documents and all other purposes), and (vi) following delivery to the Administrative Agent of any written notice from the Company indicating an intent to make a Specified Equity Contribution with respect to any fiscal quarter of the Company, until the Specified Equity Contribution is made for such fiscal quarter, no Loans shall be required to be made under this Agreement and no Letters of Credit shall be required to be issued, amended or extended.

(c) Notwithstanding anything to the contrary contained in Section 7.01 or 7.02, (i) upon receipt of the proceeds of a Specified Equity Contribution by the Company in respect of any fiscal quarter of the Company and prior to the Cure Expiration Date therefor, the covenants set forth in Section 6.12 for such fiscal quarter shall be deemed satisfied and complied with as of the end of such fiscal quarter with the same effect as though there had been no failure to comply with Section 6.12 for such fiscal quarter and any Default related to any failure to comply with Section 6.12 as of the end of such fiscal quarter (and any other Default arising solely as a result thereof) shall be deemed not to have occurred for any purpose under the Loan Documents and (ii) following delivery to the Administrative Agent of any notice indicating an intent to make a Specified Equity Contribution for any fiscal quarter of the Company, unless the Administrative Agent has received a written notice from the Company of its intent not to make a Specified Equity Contribution and exercise its rights under this Section 7.03 prior to the Cure Expiration Date for such fiscal quarter, neither the Administrative Agent nor any Lender shall exercise any rights or remedies under Section 7.02 (or under any other provisions of the Loan Documents) available during the continuance of any Event of Default based solely on the basis of any actual or purported failure to comply with Section 6.12 until such failure is not cured with the proceeds of a Specified Equity Contribution on or prior to the Cure Expiration Date for such fiscal quarter.

ARTICLE VIII

The Administrative Agent

SECTION 8.01. Authorization and Action.

(a) Each Lender, on behalf of itself and any of its Affiliates that are Secured Parties and each Issuing Bank hereby irrevocably appoints the entity named as Administrative Agent in the heading of this Agreement and its successors and assigns to serve as the administrative agent and collateral agent under the Loan Documents and each Lender and each Issuing Bank authorizes the Administrative Agent to take such actions as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than within the United States, each Lender and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute and enforce any Collateral Document governed by the laws of such jurisdiction on such Lender’s or such Issuing Bank’s behalf. Without limiting the foregoing, each Lender and each Issuing Bank hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

(b) As to any matters not expressly provided for herein and in the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written instructions of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, pursuant to the terms in the Loan Documents), and, unless and until revoked in writing, such instructions shall be binding upon each Lender and each Issuing Bank; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to liability unless the

Administrative Agent receives an indemnification and is exculpated in a manner satisfactory to it from the Lenders and the Issuing Banks with respect to such action or (ii) is contrary to this Agreement or any other Loan Document or applicable law, including any action that may be in violation of the automatic stay under any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any requirement of law relating to bankruptcy, insolvency or reorganization or relief of debtors; provided, further, that the Administrative Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided. Except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower, any other Loan Party, any Subsidiary or any Affiliate of any of the foregoing that is communicated to or obtained by the Person serving as Administrative Agent or any of its Affiliates in any capacity. Nothing in this Agreement shall require the Administrative Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise of any of its rights or powers if it shall have reasonable grounds for believing that repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it.

(c) In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders and the Issuing Banks (except in limited circumstances expressly provided for herein relating to the maintenance of the Register), and its duties are entirely mechanical and administrative in nature. Without limiting the generality of the foregoing:

(i) the Administrative Agent does not assume and shall not be deemed to have assumed any obligation or duty or any other relationship as the agent, fiduciary or trustee of or for any Lender, Issuing Bank, any other Secured Party or holder of any other Secured Obligation other than as expressly set forth herein and in the other Loan Documents, regardless of whether a Default or an Event of Default has occurred and is continuing (and it is understood and agreed that the use of the term “agent” (or any similar term) herein or in any other Loan Document with reference to the Administrative Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law, and that such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between contracting parties); additionally, each Lender agrees that it will not assert any claim against the Administrative Agent based on an alleged breach of fiduciary duty by the Administrative Agent in connection with this Agreement and/or the transactions contemplated hereby;

(ii) where the Administrative Agent is required or deemed to act as a trustee in respect of any Collateral over which a security interest has been created pursuant to a Loan Document expressed to be governed by the laws of Canada (or any province or territory thereof), or is required or deemed to hold any Collateral “on trust” pursuant to the foregoing, the obligations and liabilities of the Administrative Agent to the Secured Parties in its capacity as trustee shall be excluded to the fullest extent permitted by applicable law; and

(iii) nothing in this Agreement or any Loan Document shall require the Administrative Agent to account to any Lender for any sum or the profit element of any sum received by the Administrative Agent for its own account;

(d) The Administrative Agent may perform any of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any of their respective duties and exercise their respective rights and powers through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities pursuant to this Agreement. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agent except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agent.

(e) No Arranger shall have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity, but all such persons shall have the benefit of the indemnities provided for hereunder.

(f) In case of the pendency of any proceeding with respect to any Loan Party under any Federal, state or foreign Insolvency Law or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or any reimbursement obligation in respect of any LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Disbursements and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim under Sections 2.12, 2.13, 2.15, 2.17 and 9.03) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender, each Issuing Bank and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, the Issuing Banks or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03). Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.

(g) The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Banks, and, except solely to the extent of the Borrowers’ rights to consent pursuant to and subject to the conditions set forth in this Article, none of the Borrowers or any Subsidiary, or any of their respective Affiliates, shall have any rights as a third party beneficiary under any such provisions. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Secured Obligations provided under the Loan Documents, to have agreed to the provisions of this Article.

SECTION 8.02. Administrative Agent’s Reliance, Indemnification, Etc.

(a) Neither the Administrative Agent nor any of its Related Parties shall be (i) liable for any action taken or omitted to be taken by such party, the Administrative Agent or any of its Related Parties under or in connection with this Agreement or the other Loan Documents (x) with the consent of or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith to be necessary, under the circumstances as provided in the Loan Documents) or (y) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and non-appealable judgment) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document (including, for the avoidance of doubt, in connection with the Administrative Agent’s reliance on any Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page) or for any failure of any Loan Party to perform its obligations hereunder or thereunder.

(b) The Administrative Agent shall be deemed not to have knowledge of any (x) notice of any of the events or circumstances set forth or described in Section 5.02 unless and until written notice thereof stating that it is a “notice under Section 5.02” in respect of this Agreement and identifying the specific clause under said Section is given to the Administrative Agent by a Borrower, or (y) notice of any Default or Event of Default unless and until written notice thereof (stating that it is a “notice of Default” or a “notice of an Event of Default”) is given to the Administrative Agent by the Borrowers, a Lender or an Issuing Bank, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the sufficiency, validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items (which on their face purport to be such items) expressly required to be delivered to the Administrative Agent or satisfaction of any condition that expressly refers to the matters described therein being acceptable or satisfactory to the Administrative Agent, (vi) the creation, perfection or priority of Liens on the Collateral or (vii) compliance by Affiliate Lenders with the terms hereof relating to Affiliate Lenders. Notwithstanding anything herein to the contrary, the Administrative Agent shall not be liable for, or be responsible for any Liability, loss, cost or expense suffered by any Borrower, any other Loan Party, any Subsidiary, any Lender or any Issuing Bank as a result of, any determination of the Revolving Exposure, any of the component amounts thereof or any portion thereof attributable to each Lender or Issuing Bank, or any Exchange Rate or calculation of any Dollar Equivalent.

(c) Without limiting the foregoing, the Administrative Agent (i) may treat the payee of any promissory note as its holder until such promissory note has been assigned in accordance with Section 9.04, (ii) may rely on the Register to the extent set forth in Section 9.04(b), (iii) may consult with legal counsel (including counsel to the Borrowers), independent public accountants and other experts selected by it, and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (iv) makes no warranty or representation to any Lender or Issuing Bank and shall not be responsible to any Lender or Issuing Bank for any statements, warranties or representations made by or on behalf of any Loan Party in connection with this Agreement or any other Loan Document, (v) in determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, may presume that such condition is satisfactory to such

Lender or Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Bank sufficiently in advance of the making of such Loan or the issuance of such Letter of Credit and (vi) shall be entitled to rely on, and shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon, any notice, consent, certificate or other instrument or writing (which writing may be a fax, any electronic message, Internet or intranet website posting or other distribution) or any statement made to it orally or by telephone and believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties (whether or not such Person in fact meets the requirements set forth in the Loan Documents for being the maker thereof).

(d) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Institution.

SECTION 8.03. Posting of Communications.

(a) Each Borrower agrees that the Administrative Agent may, but shall not be obligated to, make any Communications available to the Lenders and the Issuing Banks by posting the Communications on IntraLinks™, DebtDomain, SyndTrak, ClearPar or any other electronic system chosen by the Administrative Agent to be its electronic transmission system (the “Approved Electronic Platform”).

(b) Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system) and the Approved Electronic Platform is secured through a per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders, each of the Issuing Banks and each Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of any Lender that are added to the Approved Electronic Platform, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Banks and each Borrower hereby approves distribution of the Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

(c) THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS ARE PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE APPROVED ELECTRONIC PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY, ANY LENDER, ANY ISSUING BANK OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED ELECTRONIC PLATFORM.

“Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Approved Electronic Platform.

(d) Each Lender and each Issuing Bank agrees that notice to it (as provided in the next sentence) specifying that Communications have been posted to the Approved Electronic Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender and Issuing Bank agrees (i) to notify the Administrative Agent in writing (which could be in the form of electronic communication) from time to time of such Lender’s or Issuing Bank’s (as applicable) email address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such email address.

(e) Each of the Lenders, each of the Issuing Banks and each Borrower agrees that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Communications on the Approved Electronic Platform in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(f) Nothing herein shall prejudice the right of the Administrative Agent, any Lender or any Issuing Bank to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 8.04. The Administrative Agent Individually. With respect to its Commitment, Loans including Swingline Loans) and Letters of Credit, the Person serving as the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or Issuing Bank, as the case may be. The terms “Issuing Banks”, “Lenders”, “Required Lenders” and any similar terms shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity as a Lender, Issuing Bank or as one of the Required Lenders, as applicable. The Person serving as the Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of banking, trust or other business with, any Loan Party, any Subsidiary or any Affiliate of any of the foregoing as if such Person was not acting as the Administrative Agent and without any duty to account therefor to the Lenders or the Issuing Banks.

SECTION 8.05. Successor Administrative Agent.

(a) The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to the Lenders, the Issuing Banks and the Borrower Representative, whether or not a successor Administrative Agent has been appointed. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent, which shall be a bank with an office in the United States or an Affiliate of any such bank. In either case, such appointment shall be subject to the prior written approval of the Borrower

Representative (which approval may not be unreasonably withheld and shall not be required while an Event of Default has occurred and is continuing). Upon the acceptance of any appointment as Administrative Agent by a successor Administrative Agent, such successor Administrative Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Administrative Agent. Upon the acceptance of appointment as Administrative Agent by a successor Administrative Agent, the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the retiring Administrative Agent shall take such action as may be reasonably necessary to assign to the successor Administrative Agent its rights as Administrative Agent under the Loan Documents.

(b) Notwithstanding paragraph (a) of this Section, in the event no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its intent to resign, the retiring Administrative Agent may give notice of the effectiveness of its resignation to the Lenders, the Issuing Banks and the Borrower Representative, whereupon, on the date of effectiveness of such resignation stated in such notice, (i) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest), and (ii) the Required Lenders shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent; provided that (A) all payments required to be made hereunder or under any other Loan Document to the Administrative Agent for the account of any Person other than the Administrative Agent shall be made directly to such Person and (B) all notices and other communications required or contemplated to be given or made to the Administrative Agent shall directly be given or made to each Lender and each Issuing Bank. Following the effectiveness of the Administrative Agent’s resignation from its capacity as such, the provisions of this Article, Section 2.17(d) and Section 9.03, as well as any exculpatory, reimbursement and indemnification provisions set forth in any other Loan Document, shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent and in respect of the matters referred to in the proviso under clause (a) above.

SECTION 8.06. Acknowledgements of Lenders and Issuing Banks.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, in each case, in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of the Related Parties of any of the foregoing, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrowers and their Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date or the effective date of any such Assignment and Assumption or any other Loan Document pursuant to which it shall have become a Lender hereunder.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 8.06(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one (1) Business Day thereafter, return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) The Borrowers and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 8.06(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d) Each Lender hereby agrees that (i) it has requested a copy of each Report prepared by or on behalf of the Administrative Agent; (ii) the Administrative Agent (A) makes no representation or warranty, express or implied, as to the completeness or accuracy of any Report or any of the information contained therein or any inaccuracy or omission contained in or relating to a Report and (B) shall not be liable for any information contained in any Report; (iii) the Reports are not comprehensive audits or examinations, and that any Person performing any field examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel and that the Administrative Agent undertakes no obligation to update, correct or supplement the Reports; (iv) it will keep all Reports confidential and strictly for its internal use, not share the Report with any Loan Party or any other Person except as otherwise permitted pursuant to this Agreement; and (v) without limiting the generality of any other indemnification provision contained in this Agreement, (A) it will hold the Administrative Agent and any such other Person preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any extension of credit that the indemnifying Lender has made or may make to the Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Loan or Loans; and (B) it will pay and protect, and indemnify, defend, and hold the Administrative Agent and any such other Person preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including reasonable attorneys’ fees) incurred by the Administrative Agent or any such other Person as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

SECTION 8.07. Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 9.08 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties.

(b) In furtherance of the foregoing and not in limitation thereof, no arrangements in respect of Banking Services the obligations under which constitute Secured Obligations and no Swap Agreement the obligations under which constitute Secured Obligations, will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such arrangement in respect of Banking Services or Swap Agreement, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

SECTION 8.08. Credit Bidding. The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Secured Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

SECTION 8.09. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of the Plan Asset Regulations) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and each Arranger and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of any Borrower or any other Loan Party, that none of the Administrative Agent, or any Arranger or any of their respective Affiliates is a fiduciary with respect to the Collateral or the assets of such Lender in connection with the Loans, the Letters of Credit, the Commitments or this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related to hereto or thereto).

(b) The Administrative Agent, and each Arranger hereby informs the Lenders that each such Person is not undertaking to provide investment advice or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments, this Agreement and any other Loan Documents, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

SECTION 8.10. Flood Laws. JPMorgan has adopted internal policies and procedures that address requirements placed on federally regulated lenders under the National Flood Insurance Reform Act of 1994 and related legislation (the “Flood Laws”). JPMorgan, as administrative agent or collateral agent on a syndicated facility, will post on the applicable electronic platform (or otherwise distribute to each Lender in the syndicate) documents that it receives in connection with the Flood Laws. However, JPMorgan reminds each Lender and Participant in the facility that, pursuant to the Flood Laws, each federally regulated Lender (whether acting as a Lender or Participant in the facility) is responsible for assuring its own compliance with the flood insurance requirements.

SECTION 8.11. Quebec Security. Without limiting the generality of any provisions of this Agreement, each Lender hereby appoints and designates the Administrative Agent (or any successor thereto), as part of its duties as Administrative Agent, to act on behalf of each of the Secured Parties as the hypothecary representative within the meaning of article 2692 of the Civil Code of Québec in order to hold any hypothec granted under the laws of the Province of Québec as security for any of the Obligations pursuant to any deed of hypothec and to exercise such rights and duties as are conferred upon a hypothecary representative under the relevant deed of hypothec and applicable laws (with the power to delegate any such rights or duties). Any Person who becomes a Lender or any successor Administrative Agent shall be deemed to have consented to and ratified the foregoing appointment of the Administrative Agent as hypothecary representative, on behalf of all Secured Parties. For greater certainty, the Administrative Agent, acting as hypothecary representative, shall have the same rights, powers, immunities, indemnities and exclusions from liability as are prescribed in favor of the Administrative Agent in this Agreement, which shall apply mutatis mutandis.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or Electronic Systems (and subject in each case to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email, as follows:

(i)	if to any Loan Party, to it in care of the Borrower Representative at:

Lawson Products, Inc., a Delaware corporation

8770 W. Bryn Mawr Ave., Suite 900

Chicago, IL 60631

Attention: Ron Knutson, Chief Financial Officer

Email address: Ron.knutson@lawsonproducts.com

With a copy to (which shall not constitute notice):

Mayer Brown LLP

71 S. Wacker Drive

Chicago, IL 60606

Attn: Fred Fisher

(ii)	if to the Administrative Agent or the Swingline Lender:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: John Marino

Email: john.marino@chase.com

With copy(s) to:

JPMorgan Chase Bank, N.A.

Middle Market Servicing

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Commercial Banking Group

Fax No : (844) 490-5663

Email: jpm.agency.cri@jpmorgan.com;

jpm.agency.servicing.1@jpmorgan.com

Agency Withholding Tax Inquiries:

Email: agency.tax.reporting@jpmorgan.com

Agency Compliance/Financials/Intralinks:

Email: covenant.compliance@jpmchase.com

In the case of a notification of the DQ List:

Email: JPMDQ_Contact@jpmorgan.com

(iii)	if Issuing Bank:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: LC Agency Team

Tel: 800-364-1969

Fax: 856-294-5267

Email: chicago.lc.agency.activity.team@jpmchase.com

With a copy to:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: Loan & Agency Services Group

Email: john.marino@chase.com

(iv)	if to the collateral agent:

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-0480

Chicago, IL, 60603-2300

Attention: LC Agency Team

Tel: +13129542887

Email: jemima.gardner@chase.com

(v) if to any other Lender or Issuing Bank, to it at its address or email address set forth in its Administrative Questionnaire.

All such notices and other communications (i) sent by hand or overnight courier service, or mailed by certified or registered mail shall be deemed to have been given when received, (ii) sent by fax shall be deemed to have been given when sent, provided that if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day of the recipient, or (iii) delivered through any Electronic Systems or Approved Electronic Platforms, as applicable, to the extent provided in paragraph (b) below shall be effective as provided in such paragraph (b).

(b) Notices and other communications to any Loan Party or any Lender hereunder may be delivered or furnished by using Electronic Systems or Approved Electronic Platforms, as applicable, or pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II or to compliance and no Default certificates delivered pursuant to Section 5.01(c) unless otherwise provided for in such provisions or agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent and the Borrower Representative (on behalf of the Loan Parties) may, in its discretion, agree to accept notices and other communications to it hereunder by using Electronic Systems or Approved Electronic Platforms, as applicable, pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise proscribes, all such notices and other communications (i) sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if not given during the normal business hours of the recipient, such notice or a communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient, and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day of the recipient.

(c) Any party hereto may change its address, facsimile number or e-mail address for notices and other communications hereunder by notice to the other parties hereto.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.09 with respect to any Incremental Facility Amendment or modification of the Commitment Schedule, and subject to Sections 2.14(b) and (c) and Sections 9.02(c) and (e), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers and the Required Lenders or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, with the consent of the Required Lenders; provided that no such agreement shall (A) increase the Commitment of any Lender without the written consent of such Lender (including any such Lender that is a Defaulting Lender), (B) reduce or forgive the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce or forgive any interest or fees payable hereunder, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (except that any amendment or modification of the financial covenants in this Agreement (or defined terms used in the financial covenants in this Agreement) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (B)), (C) postpone any scheduled date of payment of the principal amount of any

Loan or LC Disbursement, or any date for the payment of any interest, fees or other Obligations payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender (including any such Lender that is a Defaulting Lender) directly affected thereby (other than, in each case, any prepayment required to be made pursuant to Section 2.11(c)), (D) change Section 2.09(d) or Section 2.18(b) or (d) in a manner that would alter the ratable reduction of Commitments or the order in which payments are applied or the manner in which payments are shared, without the written consent of each Lender (other than any Defaulting Lender and any Affiliate Lender), (E) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (other than any Defaulting Lender and any Affiliate Lender) directly affected thereby (it being understood that, solely with the consent of the parties prescribed by Section 2.09 to be parties to an Incremental Facility Amendment, Incremental Term Loans and additional Revolving Commitments may be included in the determination of Required Lenders on substantially the same basis as the initial Commitments and Loans are included on the Effective Date), (F) change Section 2.20, without the consent of each Lender (other than any Defaulting Lender and any Affiliate Lender), (G) release any Guarantor from its obligation under its Loan Guaranty (except as otherwise permitted herein or in the other Loan Documents), without the written consent of each Lender (other than any Defaulting Lender and any Affiliate Lender), (H) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral without the written consent of each Lender (other than any Defaulting Lender and any Affiliate Lender), or (I) change the definition of “Alternative Currency” without the written consent of each Revolving Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Swingline Lender or the Issuing Bank hereunder without the prior written consent of the Administrative Agent, the Swingline Lender or the Issuing Bank, as the case may be (it being understood that any amendment to Section 2.20 shall require the consent of the Administrative Agent, the Swingline Lender and the Issuing Bank); provided further that no such agreement shall amend or modify the provisions of Section 2.06 or any letter of credit application and any bilateral agreement between the Borrower Representative and the Issuing Bank regarding the Issuing Bank’s Issuing Bank Sublimit or the respective rights and obligations between the Borrowers and the Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and the Issuing Bank, respectively. The Administrative Agent may also amend the Commitment Schedule to reflect assignments entered into pursuant to Section 9.04. Any amendment, waiver or other modification of this Agreement or any other Loan Document that by its terms affects the rights or duties under this Agreement of the Lenders of one or more Classes (but not the Lenders of any other Class), may be effected by an agreement or agreements in writing entered into by the Borrowers and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.

(c) The Lenders and the Issuing Bank hereby irrevocably authorize the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon the Payment in Full of all Secured Obligations, and the cash collateralization of all Unliquidated Obligations in a manner satisfactory to each affected Lender, (ii) constituting property being sold or disposed of if the Loan Party disposing of such property certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), and to the extent that the property being sold or disposed of constitutes 100% of the Equity Interests of a Restricted Subsidiary, the Administrative Agent is authorized to release any Loan Guaranty provided by such Restricted Subsidiary, (iii) constituting property leased to a Loan Party under a lease which has expired or been terminated in a transaction permitted under this Agreement, or (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Except as provided in the preceding sentence, the Administrative Agent will not release any Liens on Collateral without the prior written authorization of the Required Lenders; provided that the Administrative Agent may, in its discretion, release its Liens on Collateral valued in the aggregate not in excess of $500,000 during any calendar year without the prior written authorization of the Required Lenders and may release liens on Collateral in connection with a transaction permitted by this Agreement (it being agreed that the Administrative Agent may rely conclusively on one or more certificates of the Borrower Representative as to the value of any Collateral to be so released, without further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any “purchase money” Lien on such property that is permitted by Section 6.02 or (ii) in the event that the Company shall have advised the Administrative Agent that, notwithstanding the use by the Borrowers of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its liens (on a subordinated basis as contemplated by clause (i) above), the holder of such “purchase money” Indebtedness permitted hereunder requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but has not been obtained being referred to herein as a “Non-Consenting Lender”), then the Borrowers may elect to replace a Non-Consenting Lender as a Lender party to this Agreement, provided that, concurrently with such replacement, (i) another bank or other entity (other than any Ineligible Institution) which is reasonably satisfactory to the Borrowers, the Administrative Agent and, if such assignee shall assume any Revolving Commitment or Revolving Exposure, the Swingline Lender and the Issuing Bank shall agree, as of such date, to purchase for cash the Loans and other Obligations due to the Non-Consenting Lender pursuant to an Assignment and Assumption and to become a Lender for all purposes under this Agreement and to assume all obligations of the Non-Consenting Lender to be terminated as of such date and to comply with the requirements of clause (b) of Section 9.04, and (ii) the Borrowers shall pay to such Non-Consenting Lender in same day funds on the day of such replacement (1) all interest, fees and other amounts then accrued but unpaid to such Non-Consenting Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Non-Consenting Lender under Sections 2.15 and 2.17, and (2) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 2.16 had the Loans of such Non-Consenting Lender been prepaid on such date rather than sold to the replacement Lender. Each party hereto agrees that (x) an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Company, the Administrative Agent and the assignee (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and such parties are participants), and (y) the Lender required to make such assignment need not be a party thereto in order for such assignment to be effective and shall be deemed to have consented to and be bound by the terms thereof; provided that, following the effectiveness of any such assignment, the other parties to such assignment agree to execute and deliver such documents necessary to evidence such assignment as reasonably requested by the applicable Lender, provided that any such documents shall be without recourse to or warranty by the parties thereto.

(e) Notwithstanding anything to the contrary herein the Administrative Agent may, with the consent of the Borrower Representative only, amend, modify or supplement this Agreement or any of the other Loan Documents to cure any ambiguity, omission, mistake, defect or inconsistency.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Loan Parties, jointly and severally, shall pay all (i) reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable and documented fees, charges and disbursements of counsel for the Administrative Agent (but limited to one counsel for Administrative Agent and the Lenders in each applicable jurisdiction (except in the case of a conflict of interest between the Lenders, in which case, one additional counsel for each Lender similarly situated in respect of such conflict of interest shall be allowed)), in connection with the syndication and distribution (including, without limitation, via the internet or through an Electronic System or Approved Electronic Platform) of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, modifications or waivers of the provisions of the Loan Documents (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) reasonable and documented out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender (but limited to one counsel for the Administrative Agent, the Issuing Bank and the Lenders in each applicable jurisdiction (except in the case of a conflict of interest between any such parties, in which case, one additional counsel for each such party similarly situated in respect of such conflict of interest shall be allowed)), in connection with the enforcement, collection or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (including the out-of-pocket fees, charges and disbursements of other advisors and professionals engaged by the Administrative Agent and, to the extent no Event of Default has occurred and is continuing, approved by the Borrower Representative). Expenses being reimbursed by the Loan Parties under this Section include, without limiting the generality of the foregoing, fees, costs and expenses incurred in connection with:

(A) during the existence of an Event of Default, appraisals and insurance reviews;

(B) during the existence of an Event of Default, field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination;

(C) fees and other charges for (i) lien searches and (ii) filing financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s Liens;

(D) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take following a request to take such action by the Administrative Agent or the Required Lenders and after the Loan Parties have had a reasonable opportunity to take such action; and

(E) during the existence of an Event of Default, forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

(b) The Loan Parties, jointly and severally, shall indemnify the Administrative Agent, each Arranger, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all Liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of the Loan Documents or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by a Loan Party or a Subsidiary, or any Environmental Liability related in any way to a Loan Party or a Subsidiary, (iv) any act or omission of the Administrative Agent in connection with the administration of the Loan Documents or the credit facilities provided for herein or (v) any actual or prospective Proceeding relating to any of the foregoing, whether or not such Proceeding is brought by any Loan Party or their respective equity holders, Affiliates, creditors or any other third Person and whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to (i) have resulted from the gross negligence, willful misconduct or bad faith of such Indemnitee or (ii) have resulted from disputes solely among the Indemnitees (other than against any Arranger or the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such) and not arising out of any act or omission of any Borrower or any of its Affiliates. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim.

(c) Each Lender severally agrees to pay any amount required to be paid by any Loan Party under paragraph (a) or (b) of this Section 9.03 to the Administrative Agent, the Swingline Lender and each Issuing Bank, and each Related Party of any of the foregoing Persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Loan Parties and without limiting the obligation of any Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), and agrees to indemnify and hold each Agent-Indemnitee harmless from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that the unreimbursed expense or indemnified Liability or related expense, as the case may be, was incurred by or asserted against such Agent Indemnitee in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the Payment in Full of the Secured Obligations.

(d) To the extent permitted by applicable law, no Loan Party shall assert, and each Loan Party hereby waives, any claim against any Indemnitee, (i) for any Liabilities arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), or (ii) for any Liabilities, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that, nothing in this paragraph (d) shall relieve any Loan Party of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party.

(e) All amounts due under this Section shall be payable promptly after written demand therefor.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by a Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment, participations in Letters of Credit and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower Representative, provided that, the Borrower Representative shall be deemed to have consented to an assignment of all or a portion of the Loans and Commitments unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, and provided further that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender (other than a Defaulting Lender), an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of (x) any Revolving Commitment or Revolving Loan to an assignee that is a Lender (other than a Defaulting Lender) with a Revolving Commitment immediately prior to giving effect to such assignment and (y) all or any portion of a Term Loan or Term Loan Commitment to a Lender, an Affiliate of a Lender or an Approved Fund;

(C) the Issuing Bank; provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Term Loan or Term Loan Commitment; and

(D) the Swingline Lender; provided that no consent of the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Loan Commitment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender, or an Approved Fund, or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 (in the case of a Revolving Commitment or Revolving Loans) or $1,000,000 (in the case of a Term Loan Commitment or Term Loans) unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Parent, (c) holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof; provided that, with respect to clause (c), such holding company, investment vehicle or trust shall not constitute an Ineligible Institution if it (i) has not been established for the primary purpose of acquiring any Loans or Commitments, (ii) is managed by a professional advisor, who is not such natural person or a relative thereof, having significant experience in the business of making or purchasing commercial loans, and (iii) has assets greater than $25,000,000 and a significant part of its activities consist of making or purchasing commercial loans and similar extensions of credit in the ordinary course of its business; provided that upon the occurrence and during the continuance of an Event of Default, any Person (other than a Lender) shall be an Ineligible Institution if after giving effect to any proposed assignment to such Person, such Person would hold more than 25% of the then outstanding Aggregate Revolving Exposure or Commitments, as the case may be, (d) except as otherwise permitted under Section 9.04(f) or (g), as applicable, a Loan Party or a Subsidiary or other Affiliate of a Loan Party, or (e) a Disqualified Institution.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an Approved Electronic Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05, 2.06(d) or (e), 2.07(b), 2.18(d) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrowers, the Administrative Agent, the Swingline Lender or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) other than an Ineligible Institution in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and/or obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Sections 2.17(f) and (g) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender and the information and documentation required under Section 2.17(g) will be delivered to the Borrower Representative and the Administrative Agent)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Section 2.15 or 2.17 with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 2.19(b) with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement or any other Loan Document (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement or any other Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement, notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Agreement to such Person (unless the Company has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the Company of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without the Company’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Company may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04), all of its interest, rights and obligations under this Agreement to one or more Persons (other than an Ineligible Institution) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case, plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by the Company, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws or Insolvency Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws or Insolvency Laws) and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and the Company hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on an Approved Electronic Platform, including that portion of such Approved Electronic Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(f) Affiliate Lenders.

(i) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans hereunder to any Affiliate Lender (including any Debt Fund Affiliate), but only if:

(A) (x) such assignment is made pursuant to a Dutch Auction open to all Lenders holding Term Loans of the specified Class on a pro rata basis or (y) such assignment is made as an open market purchase on a non-pro rata basis, in each case, in accordance with customary procedures to be mutually agreed between the Company and the Auction Agent;

(B) no Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing or would result therefrom;

(C) the assigning Lender and Affiliate Lender or Debt Fund Affiliate purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit F hereto (an “Affiliate Lender Assignment and Assumption”) in lieu of an Assignment and Assumption, and the Administrative Agent shall be under no obligation to record such assignment in the Register, as applicable until three (3) Business Days after receipt of such notice;

(D) after giving effect to such assignment, Affiliate Lenders (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of 20% of the principal amount of all Term Loans, Incremental Term Loans, or any refinancing of any thereof, in each case, then outstanding (calculated as of the date of such purchase) (such percentage, the “Affiliate Lender Cap”); provided that each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any Liabilities, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this paragraph (D) or any purported assignment exceeding the Affiliate Lender Cap;

(E) such Affiliate Lender (excluding any Debt Fund Affiliates) shall agree, notwithstanding anything in this Agreement or the other Loan Documents to the contrary, that if a proceeding under any Debtor Relief Law shall be commenced by or against the Company or any other Loan Party at a time when such Lender is an Affiliate Lender, such Affiliate Lender irrevocably authorizes and empowers the Administrative Agent to vote in connection with any plan of reorganization on behalf of such Affiliate Lender with respect to the Term Loans held by such Affiliate Lender in the same proportion as Lenders that are not Affiliate Lenders; provided that such Affiliate Lender shall be entitled to vote in accordance with its sole discretion (and not be deemed to vote in the same proportion as Lenders that are not Affiliate Lenders) to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliate Lender in a disproportionately adverse manner to such Affiliate Lender than the proposed treatment of similar Obligations held by Term Lenders that are not Affiliate Lenders or deprives such Affiliate Lenders of its pro rata share of any payment to which all Lenders of the same Class are entitled;

(F) such Affiliate Lender (other than Debt Fund Affiliates) shall (x) at the time of such assignment state that it is an Affiliate Lender, (y) all times thereafter be subject to the voting restrictions specified in Section 9.02 and (z) at the time of any sale by it of any portion of such Term Loans (other than a sale to another Affiliate Lender), affirm that it is an Affiliate Lender;

(G) (i) such Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any other Lender to which representatives of the Borrowers are not then present and (ii) Affiliate Lenders (other than Debt Fund Affiliates) shall not have any right to receive any information or material prepared by the Administrative Agent or any other Lender or any communication by or among the Administrative Agent and one or more other Lenders, except to the extent such information or materials have been made available to the Borrowers or their representatives, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(H) such Affiliate Lender or Debt Fund Affiliate, as applicable, shall either (I) make a representation to the selling Lender that it does not possess material non-public information with respect to the Borrowers and their Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) or (II) disclose that it cannot make such representation, in which case, the applicable assigning Lender shall be deemed to expressly re-make the acknowledgement set forth in clause (iii) below in connection with such assignment; and

(I) proceeds of Loans may not be used to finance such assignment.

(ii) Notwithstanding anything to the contrary herein, any Affiliate Lender that has purchased Term Loans pursuant to this Section 9.04(f) may in its sole discretion, contribute, directly or indirectly, the principal amount of such Term Loans or any portion thereof, plus all accrued and unpaid interest thereon, to the Borrowers for the purpose of cancelling and extinguishing such Term Loans. Upon the date of such contribution, assignment or transfer, (x) the aggregate outstanding principal amount of Term Loans shall reflect such cancellation and extinguishing of the Term Loans then held by the Borrowers and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.10 shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so contributed (and subsequently cancelled) and (y) the Borrowers shall promptly provide notice to the Administrative Agent of such contribution of such Term Loans, and the Administrative Agent, upon receipt of such notice, shall reflect the cancellation of the applicable Term Loans in the Register.

(iii) Each Lender participating in any assignment to Affiliate Lenders acknowledges and agrees that in connection with such assignment, (1) the Affiliate Lenders then may have, and later may come into possession of material non-public information, (2) such Lender has independently and, without reliance on the Affiliate Lenders or any of their Subsidiaries, the Borrowers or any of their Subsidiaries, the Administrative Agent or any other Agent Indemnitee, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the material non-public information, (3) none of the Affiliate Lenders or any of their Subsidiaries, the Borrowers or any of their Subsidiaries shall be required to make any representation that it is not in possession of material non-public information, (4) none of the Affiliate Lenders or its Affiliates, the Borrowers or any of their Subsidiaries or Affiliates, the Administrative Agent or any other Agent Indemnitee shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against any Affiliate Lender or Affiliate thereof, the Borrowers or any of their Subsidiaries or Affiliates, the Administrative Agent and any other Agent Indemnitee, under applicable laws or otherwise, with respect to the nondisclosure of the material non-public information and (5) that the material non-public information may not be available to the Administrative Agent or the other Lenders. Each Affiliate Lender and each Debt Fund Affiliate agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Lender, and each Lender agrees to notify the Administrative Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliate Lender or an Debt Fund Affiliate.

(iv) Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary:

(A) for purposes of determining whether the Required Lenders have (x) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom or, subject to Section 9.04(f)(i)(E), any plan of reorganization pursuant to the Bankruptcy Code, (y) otherwise acted on any matter related to any Loan Document, or (z) directed or required the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, no Affiliate Lender shall have any right to consent (or not consent), otherwise act or direct or require the Administrative Agent or any Lender to take (or refrain from taking) any such action and all Term Loans held by such Affiliate Lenders shall be deemed to have been voted in the same proportion as the allocation of voting by Term Lenders that are not Affiliate Lenders for all purposes of calculating whether the Required Lenders have taken any actions;

(B) Debt Fund Affiliates may not in the aggregate account for more than 25% of the amounts set forth in the calculation of Required Lenders;

(C) notwithstanding the above, Affiliate Lenders and Debt Fund Affiliates shall have the right to vote on any amendment, modification, waiver, consent or other action described in the first proviso to Section 9.02 or otherwise requiring the written consent of each Lender or, if such Affiliate Lenders or Debt Fund Affiliates are directly affected thereby, of each Lender directly affected thereby; and

(D) notwithstanding the above, no amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom may (x) directly affect any Affiliate Lender or Debt Fund Affiliate in its capacity as a Term Lender in a manner that is disproportionate to the effect on any Term Lender of the same Class or (y) deprive such Affiliate Lender or Debt Fund Affiliate of its Applicable Percentage of any payments to which it is entitled, in each case subject to the prior consent of such Affiliate Lender and/or Debt Fund Affiliate, as applicable.

(g) Loan Buybacks.

(i) Notwithstanding anything to the contrary herein, any Lender may assign all or any portion of its Term Loans hereunder to the Company, any other Borrower or any of their Restricted Subsidiaries, but only if:

(A) (x) such assignment is made pursuant to a Dutch Auction open to all Lenders holding Term Loans of the specified Class on a pro rata basis or (y) such assignment is made as an open market purchase on a non-pro rata basis and the aggregate amount of all such open market purchases does not exceed $20,000,000, in each case, in accordance with customary procedures to be mutually agreed between the Borrowers and the Auction Agent;

(B) no Event of Default has occurred and is continuing or would result therefrom;

(C) any such Term Loans shall be automatically and permanently cancelled immediately upon acquisition thereof by the Company, any other Borrower, or any of their Restricted Subsidiaries;

(D) the Borrowers and their Restricted Subsidiaries do not use the proceeds of any Loans to acquire such Term Loans;

(E) the aggregate outstanding principal amount of the Term Loans of the applicable Class shall be deemed reduced by the full par value of the aggregate principal amount of the Term Loans purchased by the Company, any other Borrower or any or their Restricted Subsidiaries pursuant to Section 9.04(g) and each principal repayment installment with respect to the Term Loans of such Class pursuant to Section 2.10 shall be reduced pro rata by the par value of the aggregate principal amount of Term Loans so purchased;

(F) the Company, applicable Borrower or Restricted Subsidiary, as the case may be, shall either (I) make a representation to the selling Lender that it does not possess material non-public information with respect to the Company, any other Borrower or their Restricted Subsidiaries or the securities of any of them that has not been disclosed to the Lenders generally (other than Lenders who elect not to receive such information) or (II) disclose that it cannot make such representation, in which case, the applicable assigning Lender shall be deemed to expressly re-make the acknowledgement set forth in clause (G) below;

(G) each Lender participating in any assignment to the Company, applicable Borrower or Restricted Subsidiary, as the case may be, acknowledges and agrees that in connection with such assignment, (1) the Company, applicable Borrower or Restricted Subsidiary, as applicable, then may have, and later may come into possession of material non-public information, (2) such Lender has independently and, without reliance on the Affiliate Lenders or any of their Subsidiaries, the Company, any other Borrower or any of their Subsidiaries, the Administrative Agent or any other Agent Indemnitee, made its own analysis and determination to participate in such assignment notwithstanding such Lender’s lack of knowledge of the material non-public information, (3) none of the Company, any other Borrower nor any of their Subsidiaries shall be required to make any representation that it is not in possession of material non-public information, (4) none of the Company, any other Borrower nor any of their Subsidiaries, the Administrative Agent or any other Agent Indemnitee shall have any liability to such Lender, and such Lender hereby waives and releases, to the extent permitted by law, any claims such Lender may have against the Company, any other Borrower and any of their Subsidiaries, the Administrative Agent and any other Agent Indemnitee, under applicable Laws or otherwise, with respect to the nondisclosure of the material non-public information and (5) that the material non-public information may not be available to the Administrative Agent or the other Lenders; and

(H) no purchase of Term Loans pursuant to this Section 9.04(g) shall constitute a voluntary prepayment or mandatory prepayment or payment under this Agreement.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect until Payment in Full of the Secured Obligations. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06. Counterparts; Integration; Effectiveness; Electronic Execution. (a) This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to (i) fees payable to the Administrative Agent and (ii) increases or reductions of the Issuing Bank Sublimit of the Issuing Bank constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

(b) Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice (including, for the avoidance of doubt, any notice delivered pursuant to Section 9.01), certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrowers or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrowers and each Loan Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against the Administrative Agent and any Lender and any Related Party thereof for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of the Borrowers and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank, and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing, by such Lender, such Issuing Bank or any such Affiliate to or for the credit or the account of any Loan Party against any and all of the Secured Obligations owing to such Lender or such Issuing Bank or their respective Affiliates, irrespective of whether or not such Lender, Issuing Bank or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Loan Parties may be contingent or unmatured or are owed to a branch office or Affiliate of such Lender or such Issuing Bank different from the branch office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.20 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Banks, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender, the Issuing Bank or such Affiliate shall notify the Borrower Representative and the Administrative Agent of such setoff or application; provided that the failure to give such notice shall not affect the validity of such setoff or application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank or their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) The Loan Documents (other than those containing a contrary express choice of law provision) shall be governed by and construed in accordance with the internal laws of the State of Illinois, but giving effect to federal laws applicable to national banks.

(b) Each of the Lenders and the Administrative Agent hereby irrevocably and unconditionally agrees that, notwithstanding the governing law provisions of any applicable Loan Document, any claims brought against the Administrative Agent by any Secured Party relating to this Agreement, any other Loan Document, the Collateral or the consummation or administration of the transactions contemplated hereby or thereby shall be construed in accordance with and governed by the law of the State of Illinois.

(c) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. federal or Illinois state court sitting in Chicago, Illinois, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Documents, the transactions relating hereto or thereto, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may (and any such claims, cross-claims or third party claims brought against the Administrative Agent or any of its Related Parties may only) be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(d) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (c) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Each Canadian Loan Party hereby irrevocably designates and appoints the Borrower Representative, as its authorized agent, to accept and acknowledge on its behalf, service of any and all process which may be served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any U.S. federal or Illinois state court sitting in Chicago, Illinois, and any appellate court from any thereof. The Borrower Representative hereby represents, warrants and confirms that the Borrower Representative has agreed to accept such appointment. Said designation and appointment shall be irrevocable by each Canadian Loan Party until Payment in Full of the Secured Obligations. Each Canadian Loan Party hereby consents to process being served in any suit, action or proceeding of the nature referred to in Section 9.09(c) in any U.S. federal or Illinois state court sitting in Chicago, Illinois, and any appellate court from any thereof by service of process upon the Borrower Representative as provided in this Section 9.09(e); provided that, to the extent lawful and possible, notice of said service upon such agent shall be mailed by registered or certified air mail, postage prepaid, return receipt requested, to the Borrower Representative and (if applicable to) such Canadian Loan Party at its address set forth herein or to any other address of which such Canadian Loan Party shall have given written notice to the Administrative Agent (with a copy thereof to the Borrower Representative). Each Canadian Loan Party irrevocably waives, to the fullest extent permitted by law, all claim of error by reason of any such service in such manner and agrees that such service shall be deemed in every respect effective service of process upon such Canadian Loan Party in any such suit, action or proceeding and shall, to the fullest extent permitted by law, be taken and held to be valid and personal service upon and personal delivery to such Canadian Loan Party. To the extent any Canadian Loan Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether from service or notice, attachment prior to judgment, attachment in aid of execution of a judgment, execution or otherwise), such Canadian Loan Party hereby irrevocably waives such immunity in respect of its obligations under the Loan Documents. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OR OTHER AGENT (INCLUDING ANY ATTORNEY) OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any Governmental Authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by any applicable law or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement (it being understood that the DQ List may be disclosed to any assignee or Participant, or prospective assignee or Participant, in reliance on this clause (f)) or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Loan Parties and their obligations, (g) with the consent of the Borrower Representative, (h) on a confidential basis to (1) any rating agency in connection with rating any Borrower or its Subsidiaries or the credit facilities provided for herein or (2) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of identification numbers with respect to the credit facilities provided for herein, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis from a source other than the Borrowers. For the purposes of this Section, “Information” means all information received from the Borrowers relating to the Borrowers or their business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a non-confidential basis prior to disclosure by the Borrowers and other than information pertaining to this Agreement provided by arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12 FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWERS OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS, THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWERS AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. Several Obligations; Nonreliance; Violation of Law. The respective obligations of the Lenders hereunder are several and not joint and the failure of any Lender to make any Loan or perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U of the Federal Reserve Board) for the repayment of the Borrowings provided for herein. Anything contained in this Agreement to the contrary notwithstanding, neither the Issuing Bank nor any Lender shall be obligated to extend credit to the Borrowers in violation of any Requirement of Law.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the USA PATRIOT Act.

SECTION 9.15. Disclosure. Each Loan Party, each Lender and the Issuing Bank hereby acknowledges and agrees that the Administrative Agent and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with, any of the Loan Parties and their respective Affiliates.

SECTION 9.16. Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Overnight Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.18. No Fiduciary Duty, etc. (a) Each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that no Credit Party will have any obligations except those obligations expressly set forth herein and in the other Loan Documents and each Credit Party is acting solely in the capacity of an arm’s length contractual counterparty to the Borrowers with respect to the Loan Documents and the transactions contemplated herein and therein and not as a financial advisor or a fiduciary to, or an agent of, any Borrower or any other person. Each Borrower agrees that it will not assert any claim against any Credit Party based on an alleged breach of fiduciary duty by such Credit Party in connection with this Agreement and the transactions contemplated hereby. Additionally, each Borrower acknowledges and agrees that no Credit Party is advising any Borrower as to any legal, tax, investment, accounting, regulatory or any other matters in any jurisdiction. The Borrowers shall consult with their own advisors concerning such matters and shall be responsible for making its own independent investigation and appraisal of the transactions contemplated herein or in the other Loan Documents, and the Credit Parties shall have no responsibility or liability to any Borrower with respect thereto.

(b) Each Borrower further acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party, together with its Affiliates, is a full service securities or banking firm engaged in securities trading and brokerage activities as well as providing investment banking and other financial services. In the ordinary course of business, any Credit Party may provide investment banking and other financial services to, and/or acquire, hold or sell, for its own accounts and the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of, the Borrowers and other companies with which the Borrowers may have commercial or other relationships. With respect to any securities and/or financial instruments so held by any Credit Party or any of its customers, all rights in respect of such securities and financial instruments, including any voting rights, will be exercised by the holder of the rights, in its sole discretion.

(c) In addition, each Borrower acknowledges and agrees, and acknowledges its Subsidiaries’ understanding, that each Credit Party and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which the Borrowers may have conflicting interests regarding the transactions described herein and otherwise. No Credit Party will use confidential information obtained from any Borrower by virtue of the transactions contemplated by the Loan Documents or its other relationships with the Borrowers in connection with the performance by such Credit Party of services for other companies, and no Credit Party will furnish any such information to other companies. Each Borrower also acknowledges that no Credit Party has any obligation to use in connection with the transactions contemplated by the Loan Documents, or to furnish to any Borrower, confidential information obtained from other companies.

SECTION 9.19. Marketing Consent. The Borrowers hereby authorize JPMorgan and its affiliates, at their respective sole expense, to the extent approved by the Borrower Representative(such approval not to be unreasonably withheld, conditioned or delayed), to include the Borrowers’ name and logo in advertising slicks posted on its internet site, in pitchbooks or sent in mailings to prospective customers and to give such other publicity to this Agreement as each may from time to time determine in its sole discretion. The foregoing authorization shall remain in effect unless the Borrower Representative notifies JPMorgan in writing that such authorization is revoked.

SECTION 9.20. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

SECTION 9.21. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of Illinois and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

As used in this Section 9.21, the following terms have the meanings set forth below:

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R.§ 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

SECTION 9.22. Canadian Anti-Money Laundering Legislation. Each Loan Party acknowledges that, pursuant to CAML, the Lenders and Administrative Agent may be required to obtain, verify and record information regarding the Loan Parties, their respective directors, authorized signing officers, direct or indirect shareholders or other Persons in control of such Loan Parties, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by any Lender or the Administrative Agent, or any prospective assignee or participant of a Lender or the Administrative Agent, in order to comply with any applicable CAML, whether now or hereafter in existence. Each of the Lenders agrees that the Administrative Agent has no obligation to ascertain the identity of the Loan Parties or any authorized signatories of the Loan Parties on behalf of any Lender, or to confirm the completeness or accuracy of any information it obtains from the Loan Parties or any such authorized signatory in doing so.

SECTION 9.23. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder in dollars into another currency (the “Other Currency”), to the fullest extent permitted by applicable law, the rate of exchange used shall be that at which the Administrative Agent could, in accordance with normal procedures, purchase dollars with the Other Currency on the Business Day preceding that on which final judgment is given. The obligation of each Loan Party in respect of any such sum due from it to the Secured Parties hereunder shall, notwithstanding any judgment in such Other Currency, be discharged only to the extent that, on the Business Day immediately following the date on which the Administrative Agent receives any sum adjudged to be so due in the Other Currency, the Administrative Agent may, in accordance with normal banking procedures, purchase dollars with the Other Currency. If the dollars so purchased are less than the sum originally due to the Secured Parties in dollars, each Loan Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Secured Parties against such loss, and if the dollars so purchased exceed the sum originally due to the Secured Parties in dollars, the Secured Parties agrees to remit to the Loan Parties such excess.

ARTICLE X

Loan Guaranty

SECTION 10.01. Guaranty. (a) Each U.S. Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations and all costs and expenses to the extent required by Section 9.03, paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Secured Obligations from, or in prosecuting any action against, any Borrower, any Loan Guarantor or any other guarantor of all or any part of the Secured Obligations (such costs and expenses, together with the Secured Obligations, collectively the “U.S. Guaranteed Obligations”); provided, however, that the definition of “U.S. Guaranteed Obligations” shall not create any guarantee by any U.S. Loan Guarantor of (or grant of security interest by any U.S. Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such U.S. Loan Guarantor for purposes of determining any obligations of any U.S. Loan Guarantor). Each U.S. Loan Guarantor further agrees that the U.S. Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the U.S. Guaranteed Obligations.

(b) Each Canadian Loan Guarantor (other than those that have delivered a separate Guaranty) hereby agrees that it is jointly and severally liable for, and, as a primary obligor and not merely as surety, absolutely, unconditionally and irrevocably guarantees to the Secured Parties, the prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Canadian Secured Obligations and all costs and expenses to the extent required by Section 9.03 paid or incurred by the Administrative Agent, the Issuing Bank and the Lenders in endeavoring to collect all or any part of the Canadian Secured Obligations from, or in prosecuting any action against, any Canadian Borrower, any Canadian Loan Guarantor or any other guarantor of all or any part of the Canadian Secured Obligations (such costs and expenses, together with the Canadian Secured Obligations, collectively the “Canadian Guaranteed Obligations”); provided, however, that the definition of “Canadian Guaranteed Obligations” shall not create any guarantee by any Canadian Loan Guarantor of (or grant of security interest by any Canadian Loan Guarantor to support, as applicable) any Excluded Swap Obligations of such Canadian Loan Guarantor for purposes of determining any obligations of any Canadian Loan Guarantor). Each Canadian Loan Guarantor further agrees that the Canadian Guaranteed Obligations may be extended or renewed in whole or in part without notice to or further assent from it, and that it remains bound upon its guarantee notwithstanding any such extension or renewal. All terms of this Loan Guaranty apply to and may be enforced by or on behalf of any domestic or foreign branch or Affiliate of any Lender that extended any portion of the Canadian Guaranteed Obligations. Notwithstanding anything contained in this Agreement to the contrary (including, without limitation, this Section 10.01), no Canadian Loan Party shall guarantee any U.S. Secured Obligations.

SECTION 10.02. Guaranty of Payment. This Loan Guaranty is a guaranty of payment and not of collection. Each Loan Guarantor waives (to the extent permitted by applicable law) any right to require the Administrative Agent, the Issuing Bank or any Lender to sue any Borrower or any Loan Guarantor, or any other guarantor of, or any other Person obligated for, all or any part of the Guaranteed Obligations (each, an “Obligated Party”), or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

SECTION 10.03. No Discharge or Diminishment of Loan Guaranty. (a) Except as otherwise provided for herein, the obligations of each Loan Guarantor hereunder are unconditional and absolute and, to the extent permitted by applicable law, not subject to any reduction, limitation, impairment or termination for any reason (other than the Payment in Full of the Guaranteed Obligations), including: (i) any claim of waiver, release, extension, renewal, settlement, surrender, alteration or compromise of any of the Guaranteed Obligations, by operation of law or otherwise; (ii) any change in the existence, structure or ownership of any Borrower or any other Obligated Party liable for any of the Guaranteed Obligations; (iii) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Obligated Party or their assets, or any resulting release or discharge of any obligation of any Obligated Party; or (iv) the existence of any claim, setoff or other rights which any Loan Guarantor may have at any time against any Obligated Party, the Administrative Agent, the Issuing Bank, any Lender or any other Person, whether in connection herewith or in any unrelated transactions.

(b) The obligations of each Loan Guarantor hereunder are not subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Guaranteed Obligations or otherwise, or any provision of applicable law or regulation purporting to prohibit payment by any Obligated Party, of the Guaranteed Obligations or any part thereof.

(c) Further, the obligations of any Loan Guarantor hereunder are not discharged or impaired or otherwise affected by: (i) the failure of the Administrative Agent, the Issuing Bank or any Lender to assert any claim or demand or to enforce any remedy with respect to all or any part of the Guaranteed Obligations; (ii) to the extent permitted by applicable law, any waiver or modification of or supplement to any provision of any agreement relating to the Guaranteed Obligations; (iii) any release, non-perfection or invalidity of any indirect or direct security for the obligations of any Borrower for all or any part of the Guaranteed Obligations or any obligations of any other Obligated Party liable for any of the Guaranteed Obligations; (iv) any action or failure to act by the Administrative Agent, the Issuing Bank or any Lender with respect to any collateral securing any part of the Guaranteed Obligations; or (v) any default, failure or delay, willful or otherwise, in the payment or performance of any of the Guaranteed Obligations, or any other circumstance, act, omission or delay that might in any manner or to the extent permitted by applicable law, to any extent vary the risk of such Loan Guarantor or that would otherwise operate as a discharge of any Loan Guarantor as a matter of law or equity (other than the Payment in Full of the Guaranteed Obligations).

SECTION 10.04. Defenses Waived. To the fullest extent permitted by applicable law, each Loan Guarantor hereby waives any defense based on or arising out of any defense of any Borrower or any Loan Guarantor or the unenforceability of all or any part of the Guaranteed Obligations from any cause, or the cessation from any cause of the liability of any Borrower, any Loan Guarantor or any other Obligated Party, other than the Payment in Full of the Guaranteed Obligations. Without limiting the generality of the foregoing, to the extent permitted by applicable law, each Loan Guarantor irrevocably waives acceptance hereof, presentment, demand, protest and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Obligated Party or any other Person. Each Loan Guarantor confirms that it is not a surety under any state law and shall not raise any such law as a defense to its obligations hereunder. The Administrative Agent may, at its election, foreclose on any Collateral held by it by one or more judicial or nonjudicial sales, accept an assignment of any such Collateral in lieu of foreclosure or otherwise act or fail to act with respect to any collateral securing all or a part of the Guaranteed Obligations, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with any Obligated Party or exercise any other right or remedy available to it against any Obligated Party, without affecting or impairing in any way the liability of such Loan Guarantor under this Loan Guaranty, except to the extent the Guaranteed Obligations have been Paid in Full. To the fullest extent permitted by applicable law, each Loan Guarantor waives any defense arising out of any such election even though that election may operate, pursuant to applicable law, to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Loan Guarantor against any Obligated Party or any security.

SECTION 10.05. Rights of Subrogation. No Loan Guarantor will assert any right, claim or cause of action, including, without limitation, a claim of subrogation, contribution or indemnification that it has against any Obligated Party or any collateral, until the Loan Parties and the Loan Guarantors have fully performed all their obligations to the Administrative Agent, the Issuing Bank and the Lenders.

SECTION 10.06. Reinstatement; Stay of Acceleration. If at any time any payment of any portion of the Guaranteed Obligations (including a payment effected through exercise of a right of setoff) is rescinded, or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise (including pursuant to any settlement entered into by a Secured Party in its discretion), each Loan Guarantor’s obligations under this Loan Guaranty with respect to that payment shall be reinstated at such time as though the payment had not been made and whether or not the Administrative Agent, the Issuing Bank and the Lenders are in possession of this Loan Guaranty. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of any agreement relating to the Guaranteed Obligations shall nonetheless be payable by the Loan Guarantors forthwith on demand by the Administrative Agent.

SECTION 10.07. Information. Each Loan Guarantor assumes all responsibility for being and keeping itself informed of the Borrowers’ financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that each Loan Guarantor assumes and incurs under this Loan Guaranty, and agrees that none of the Administrative Agent, the Issuing Bank or any Lender shall have any duty to advise any Loan Guarantor of information known to it regarding those circumstances or risks.

SECTION 10.08. Release of Loan Guarantors.

(a) Any Loan Guarantor (other than any Borrower) shall automatically be released from its obligations under the Loan Guaranty upon the consummation of any transaction permitted by this Agreement as a result of which such Loan Guarantor ceases to be a Restricted Subsidiary in accordance with the terms hereof; provided that, if so required by this Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent may (and is hereby irrevocably authorized by each Lender to), upon the request of the Company, release any Loan Guarantor (other than any Borrower) from its obligations under the Loan Guaranty if such Loan Guarantor is no longer a Material Subsidiary.

(c) Upon Payment in Full of all Secured Obligations, the Loan Guaranty and all obligations (other than those expressly stated to survive such termination) of each Loan Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

SECTION 10.09. Taxes. Each payment of the Guaranteed Obligations will be made by each Loan Guarantor without withholding for any Taxes, unless such withholding is required by law. If any Loan Guarantor determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Loan Guarantor may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Guarantor shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives the amount it would have received had no such withholding been made.

SECTION 10.10. Maximum Liability. Notwithstanding any other provision of this Loan Guaranty, the amount guaranteed by each Loan Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act, Uniform Voidable Transactions Act or similar statute or common law. In determining the limitations, if any, on the amount of any Loan Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Loan Guarantor may have under this Loan Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10.11. Contribution.

(a) To the extent that any Loan Guarantor shall make a payment under this Loan Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Loan Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Loan Guarantor if each Loan Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Loan Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Loan Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guarantor Payment, the Payment in Full of the Guaranteed Obligations and the termination of this Agreement, such Loan Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Loan Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(b) As of any date of determination, the “Allocable Amount” of any Loan Guarantor shall be equal to the excess of the fair saleable value of the property of such Loan Guarantor over the total liabilities of such Loan Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Loan Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Loan Guarantors as of such date in a manner to maximize the amount of such contributions.

(c) This Section 10.11 is intended only to define the relative rights of the Loan Guarantors, and nothing set forth in this Section 10.11 is intended to or shall impair the obligations of the Loan Guarantors, jointly and severally (but subject to any limitations set out herein with respect to the guaranty of the U.S. Secured Obligations and Canadian Secured Obligations, respectively), to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Loan Guaranty.

(d) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Loan Guarantor or Loan Guarantors to which such contribution and indemnification is owing.

(e) The rights of the indemnifying Loan Guarantors against other Loan Guarantors under this Section 10.11 shall be exercisable upon the Payment in Full of the Guaranteed Obligations and the termination of this Agreement.

SECTION 10.12. Liability Cumulative. The liability of each Loan Party as a Loan Guarantor under this Article X is in addition to and shall be cumulative with all liabilities of each Loan Party to the Administrative Agent, the Issuing Bank and the Lenders under this Agreement and the other Loan Documents to which such Loan Party is a party or in respect of any obligations or liabilities of the other Loan Parties, without any limitation as to amount, unless the instrument or agreement evidencing or creating such other liability specifically provides to the contrary.

SECTION 10.13. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee in respect of a Swap Obligation (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 10.13 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.13 or otherwise under this Loan Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount).

Except as otherwise provided herein, the obligations of each Qualified ECP Guarantor under this Section 10.13 shall remain in full force and effect until the termination of all Swap Obligations. Each Qualified ECP Guarantor intends that this Section 10.13 constitute, and this Section 10.13 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE XI

The Borrower Representative.

SECTION 11.01. Appointment; Nature of Relationship. The Company is hereby appointed by each of the Borrowers as its contractual representative (herein referred to as the “Borrower Representative”) hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties expressly set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative upon the express conditions contained in this Article XI. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Funding Account(s), at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower(s), provided that, in the case of a Revolving Loan, such amount shall not exceed the Availability. The Administrative Agent and the Lenders, and their respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Section 11.01.

SECTION 11.02. Powers. The Borrower Representative shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Borrower Representative by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Borrower Representative shall have no implied duties to the Borrowers, or any obligation to the Lenders to take any action thereunder except any action specifically provided by the Loan Documents to be taken by the Borrower Representative.

SECTION 11.03. Employment of Agents. The Borrower Representative may execute any of its duties as the Borrower Representative hereunder and under any other Loan Document by or through authorized officers.

SECTION 11.04. Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default hereunder, refer to this Agreement, describe such Default or Event of Default, and state that such notice is a “notice of default”. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Administrative Agent and the Lenders. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

SECTION 11.05. Successor Borrower Representative. Upon the prior written consent of the Administrative Agent, the Borrower Representative may resign at any time, such resignation to be effective upon the appointment of a successor Borrower Representative. The Administrative Agent shall give prompt written notice of such resignation to the Lenders.

SECTION 11.06. Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Administrative Agent and the Lenders the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including, without limitation, the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

SECTION 11.07. Nature and Extent of Each Borrower’s Liability.

(a) Joint and Several Liability. Each U.S. Borrower agrees that it is jointly and severally liable for all Secured Obligations and all agreements of the Borrowers hereunder and under the Loan Documents. As such, each U.S. Borrower agrees that it is a guarantor of each other Borrower’s obligations and liabilities hereunder and under the other Loan Documents. Each Canadian Borrower agrees that it is jointly and severally liable only for all Canadian Secured Obligations and all agreements of the Canadian Borrowers under the Loan Documents and not, for the avoidance of doubt, for any U.S. Secured Obligations. As such, each Canadian Borrower agrees that it is a guarantor of each other Canadian Borrower’s obligations and liabilities hereunder and under the other Loan Documents.

(b) Direct Liability. Nothing contained in this Section 11.07 shall limit the liability of any Borrower with respect to Loans made directly or indirectly to that Borrower (including Loans advanced to any other Borrower and then re-loaned or otherwise transferred to, or for the benefit of, such Borrower), LC Exposure relating to Letters of Credit issued to support such Borrower’s business, and all accrued interest, fees, expenses and other related Obligations with respect thereto, for which such Borrower shall be primarily liable for all purposes hereunder.

ARTICLE XII

Collateral Allocation Mechanism.

(a) On the CAM Exchange Date, (i) the Revolving Commitments shall automatically and without further act be terminated as provided in Article VII, (ii) the principal amount of each Revolving Loan denominated in an Alternative Currency shall automatically and without any further action required, be converted into Dollars determined using the Exchange Rates calculated as of the CAM Exchange Date, equal to the Dollar Equivalent of such amount and on and after such date all amounts accruing and owed to any Revolving Lender in respect of such Obligations shall accrue and be payable in Dollars at the rates otherwise applicable hereunder and (iii) the Revolving Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Revolving Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Revolving Lender, each Person acquiring a participation from any Revolving Lender as contemplated by Section 9.04, and each Borrower hereby consents and agrees to the CAM Exchange. Each of the Borrowers and the Revolving Lenders agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Revolving Lenders after giving effect to the CAM Exchange, and each Revolving Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Revolving Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

(b) As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Revolving Lenders pro rata in accordance with their respective CAM Percentages.

(c) Nothing in this Article shall prohibit the assignment by any Revolving Lender of interests in some but not all of the Designated Obligations held by it after giving effect to the CAM Exchange; provided, that in connection with any such assignment such Lender and its assignee shall enter into an agreement setting forth their reciprocal rights and obligations in the event of a redetermination of the CAM Percentages as provided in the immediately preceding paragraph.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective authorized officers as of the day and year first above written.

LAWSON PRODUCTS, INC., as the Company, the Borrower Representative and a Borrower

By:	/s/ Ronald Knutson
Name: Ronald Knutson
Title: Treasurer

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

LAWSON PRODUCTS, INC., as a Borrower

By:	/s/ Ronald Knutson
Name: Ronald Knutson
Title: Treasurer

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

BARON DIVESTITURE COMPANY, as a Borrower

By:	/s/ Ronald Knutson
Name: Ronald Knutson
Title: Treasurer

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

LAWSON PRODUCTS CANADA INC., as a Borrower

By:	/s/ Ronald Knutson
Name: Ronald Knutson
Title: Treasurer

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

THE BOLT SUPPLY HOUSE LTD., as a Borrower

By:	/s/ Ronald Knutson
Name: Ronald Knutson
Title: Treasurer

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

Immediately after giving effect to the consummation of the Gexpro Acquisition:

GS OPERATING, LLC, as a Borrower

By:	/s/ Brad Wallace
Name: Brad Wallace
Title: President

301 HW OPUS HOLDINGS, INC., as a Loan Guarantor

By:	/s/ Brad Wallace
Name: Brad Wallace
Title: President

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

Immediately after giving effect to the consummation of the TestEquity Acquisition:

TESTEQUITY LLC, as a Borrower

By:	/s/ Russ Frazee
Name: Russ Frazee
Title: President

TESTEQUITY ACQUISITION, LLC, as a Loan Guarantor

By:	/s/ Russ Frazee
Name: Russ Frazee
Title: President

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

JPMORGAN CHASE BANK, N.A., individually as a Lender, and as Administrative Agent, Swingline Lender and Issuing Bank

By:	/s/ Jared Zuniga
Name: Jared Zuniga
Title: Officer

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

BANK OF AMERICA, N.A., as a Lender

By:	/s/ A. Quinn Richardson
Name: A. Quinn Richardson
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

BANK OF AMERICA, N.A., acting through its Canada branch as a Lender

By:	/s/ Medina Sales de Andrade
Name: Medina Sales de Andrade
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

CIBC BANK USA, individually as a Lender and as Issuing Bank

By:	/s/ Scott Williams
Name: Scott Williams
Title: Associate Managing Director

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Karen D. Myers
Name: Karen D. Myers
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

TD BANK, N.A., as a Lender

By:	/s/ Peter M. Echausse
Name: Peter M. Echausse
Title: Managing Director

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

REGIONS BANK, as a Lender

By:	/s/ Charles Brickley
Name: Charles Brickley
Title: Senior Vice President

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

COMERICA BANK, as a Lender

By:	/s/ John Gerdes
Name: John Gerdes
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Adam Bontrager
Name: Adam Bontrager
Title: Vice President

Signature Page to Amended and Restated Credit Agreement

Lawson, Inc. et al.

COMMITMENT SCHEDULE

Lender	Revolving Commitment	Initial Term Loan Commitment	Delayed Draw Term Loan Commitment	Swingline Commitment
JPMorgan Chase Bank, N.A.	$40,000,000	$50,000,000	$10,000,000	$10,000,000
Bank of America, N.A.	$34,000,000	$42,500,000	$8,500,000	—
CIBC Bank USA	$34,000,000	$42,500,000	$8,500,000	—
U.S. Bank National Association	$19,000,000	$23,750,000	$4,750,000	—
TD Bank, N.A.	$19,000,000	$23,750,000	$4,750,000	—
Regions Bank	$19,000,000	$23,750,000	$4,750,000	—
Comerica Bank	$19,000,000	$23,750,000	$4,750,000	—
KeyBank National Association	$16,000,000	$20,000,000	$4,000,000	—

Total	$200,000,000	$250,000,000	$50,000,000	$10,000,000

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:	[and is an Affiliate/Approved Fund of [identify Lender] 1]

3.	Borrowers:	Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

[1]	Select as applicable.

1

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of April 1, 2022 by and among Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto

6.	Assigned Interest:

Facility Assigned[2]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[3]
	$	$	%
	$	$	%
	$	$	%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Commitment”, “Term Loan Commitment”, etc.)
[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and]4 Accepted:

JPMORGAN CHASE BANK, N.A., as

Administrative Agent, Swingline Lender and Issuing Bank

By:
Name:
Title:

[Consented to:] [5]

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[4]	To be added only if the consent of the Administrative Agent, Issuing Bank and/or Swingline Lender, as applicable, is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower Representative and/or other parties (e.g. Swingline Lender, Issuing Bank) is required by the terms of the Credit Agreement.

3

ANNEX 1 to ASSIGNMENT AND ASSUMPTION

[__________________] 6

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any Subsidiary or Affiliate or any other Person obligated in respect of any Loan Document (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or any other Loan Document or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by any Borrower, any Subsidiary or Affiliate, or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of this type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender or their respective Related Parties and (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

[6]	Describe Credit Agreement at option of Administrative Agent.

1

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature (as defined in the Credit Agreement) or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform (as defined in the Credit Agreement) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

2

EXHIBIT B-1

[FORM OF] BORROWING REQUEST

[COMPANY NAME/HEADER]

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-1145

Chicago, IL, 60603-2300

Attention: ___________________

Date:

Ladies and Gentlemen:

This Borrowing Request is furnished pursuant to Section 2.03 of that certain Amended and Restated Credit Agreement dated as of April 1, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among Lawson Products, Inc., a Delaware corporation (as the “Borrower Representative”), the other Loan Parties party thereto, the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Borrowing Request have the meanings ascribed thereto in the Agreement. The Borrower Representative represents that, as of this date, the conditions precedent set forth in Section 4.02(a) and (b) are satisfied.

The Borrower Representative hereby notifies JPMorgan of its request for the following Borrowing:

1.	[Revolving][Initial Term Loan][Delayed Draw Term Loan] Borrowing

2.	Aggregate Amount of the [Revolving][Initial Term Loan][Delayed Draw Term Loan] Borrowing[7]: [U.S.][Cdn] $_________________

3.	Name[s] of the applicable Borrower[s]

4.	Borrowing Date of the Borrowing (must be a Business Day): ____________________

5.	The Borrowing shall be a ___ ABR Borrowing, a ___ Canadian Prime Rate Borrowing, a ____ CDOR Rate Borrowing or ___ Term Benchmark Borrowing[8]

6.	If a Term Benchmark Borrowing, the duration of Interest Period[9]:

One Month __________

Three Months_________

Six Months__________

7.	If a CDOR Rate Borrowing, the duration of Interest Period[10]:

30 days __________

90 days__________

[7]	Must comply with Section 2.02(c) of the Agreement.
[8]	If no election is made, then the requested Borrowing shall be an [ABR] [Canadian Prime Rate] Borrowing.
[9]

Shall be subject to the definition of “Interest Period.” Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.

[10]

Shall be subject to the definition of “Interest Period.” Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower Representative shall be deemed to have selected an Interest Period of 30 days’ duration.

1

LAWSON PRODUCTS, INC., a Delaware corporation

By:
Name:
Title:

2

EXHIBIT B-2

[FORM OF] INTEREST ELECTION REQUEST

LAWSON PRODUCTS, INC.

JPMorgan Chase Bank, N.A.

10 South Dearborn, Floor L2

Suite IL1-1145

Chicago, IL, 60603-2300

Attention: ___________________

Date:

Ladies and Gentlemen:

This Interest Election Request is furnished pursuant to Section 2.08(c) of that certain Amended and Restated Credit Agreement dated as of April 1, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) among Lawson Products, Inc., a Delaware corporation (as the “Borrower Representative”), the other Loan Parties, the lenders party thereto and JPMorgan Chase Bank, N.A. (“JPMorgan”), as Administrative Agent for the Lenders. Unless otherwise defined herein, capitalized terms used in this Interest Election Request have the meanings ascribed thereto in the Agreement.

The Borrower Representative is hereby requesting to convert or continue certain Borrowings as follows:

1.	Borrowing to which this Interest Election Request applies:

2.	Date of conversion/continuation (must be a Business Day): __________________, 20____

3.	Amount of Borrowings being converted/continued:

4.	Nature of conversion/continuation:

☐ a. Conversion of [ABR Borrowings][Canadian Prime Rate Borrowings] to [Term Benchmark Borrowings][CDOR Rate Borrowings]

☐	☐ b. Conversion of [Term Benchmark Borrowings][CDOR Rate Borrowings] to [ABR Borrowings][Canadian Prime Rate Borrowings]

☐	☐ c. Continuation of [Term Benchmark Borrowings][CDOR Rate Borrowings]as such

5.	If Borrowings are being continued as or converted to [Term Benchmark Borrowings][CDOR Rate Borrowings], the duration of the new Interest Period that commences on the conversion/continuation date [11]:

[11]

Shall be subject to the definition of “Interest Period.” Cannot extend beyond the Maturity Date. If an Interest Period is not specified, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.

1

[One Month][30 days] __________ [Three Months][90 days] __________ [Six Months][12][180 days] __________

6.	The undersigned officer of the Borrower Representative certifies that, both before and after giving effect to the request above, no Default or Event of Default has occurred and is continuing under the Agreement.

LAWSON PRODUCTS, INC., a Delaware corporation

By:
Name:
Title:

[12]	Six months is available only for Term Benchmark Borrowings, not CDOR Rate Borrowings.

2

EXHIBIT C-1

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 1, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company (collectively, the “Borrowers”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[    ]

1

EXHIBIT C-2

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 1, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company (collectively, the “Borrowers”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[    ]

1

EXHIBIT C-3

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 1, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company (collectively, the “Borrowers”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: ________ __, 20[    ]

1

EXHIBIT C-4

[FORM OF]

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Amended and Restated Credit Agreement dated as of April 1, 2022 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company (collectively, the “Borrowers”), and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any promissory note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any promissory note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of any Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to any Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower Representative with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by a withholding statement together with an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower Representative and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower Representative and the Administrative Agent with a properly completed and currently effective certificate prior to the first payment to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: ________ __, 20[    ]

1

EXHIBIT D

COMPLIANCE CERTIFICATE

To:	The Lenders party to the

Credit Agreement described below

This Compliance Certificate (this “Certificate”), for the period ended _______ __, 20__, is furnished pursuant to that certain Amended and Restated Credit Agreement dated as of April 1, 2022 (as amended, modified, renewed or extended from time to time, the “Credit Agreement”) among Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company (collectively, the “Borrowers”), the other Loan Parties, the Lenders party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for the Lenders and as the Issuing Bank and Swingline Lender. Unless otherwise defined herein, capitalized terms used in this Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES ON ITS BEHALF AND ON BEHALF OF THE BORROWERS THAT:

1.	I am the of the Borrower Representative and I am authorized to deliver this Certificate on behalf of the Borrowers and their Restricted Subsidiaries;

2.

I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the compliance of the Borrowers and their Restricted Subsidiaries with the Credit Agreement during the accounting period covered by the attached financial statements (the “Relevant Period”);

3.

The attached financial statements of the Company and, as applicable, its Restricted Subsidiaries and/or Affiliates for the Relevant Period: (a) have been prepared on an accounting basis (the “Accounting Method”) consistent with the requirements of the Credit Agreement and, except as may have been otherwise expressly agreed to in the Credit Agreement, in accordance with GAAP consistently applied, and (b) to the extent that the attached are not the Company’s annual fiscal year end statements, are subject to normal year-end audit adjustments and the absence of footnotes;

4.

The examinations described in paragraph 2 did not disclose and I have no knowledge of, except as set forth below, (a) the existence of any condition or event which constitutes a Default or an Event of Default under the Credit Agreement or any other Loan Document during or at the end of the Relevant Period or as of the date of this Certificate or (b) any change in the Accounting Method or in the application thereof that has occurred since the date of the annual financial statements delivered to the Administrative Agent in connection with the closing of the Credit Agreement or subsequently delivered as required in the Credit Agreement;

5.

I hereby certify that, except as set forth below, no Loan Party has changed (i) its name, (ii) its chief executive office, (iii) its principal place of business, (iv) the type of entity it is or (v) its state of incorporation or organization without having given the Administrative Agent the notice required by Section ___ of the applicable Security Agreement;

1

6.

Schedule I attached hereto sets forth financial data and computations[13] evidencing the Borrowers’ compliance with certain covenants of the Credit Agreement, all of which data and computations are true, complete and correct; and

7.	Schedule II hereto sets forth the computations necessary to determine the Applicable Rate commencing on the Business Day this Certificate is delivered.

8.	Schedule III hereto sets forth the Unrestricted Subsidiaries as of the last date of the Relevant Period.

Described below are the exceptions, if any, referred to in paragraph 4 hereof by listing, in detail, the (i) nature of the condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event or (ii) change in the Accounting Method or the application thereof and the effect of such change on the attached financial statements:

The foregoing certifications, together with the computations set forth in Schedule I and Schedule II hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this _____ day of _________, _____.

Lawson Products, Inc., a Delaware corporation
as the Borrower Representative

By:
Name:
Title:

[13]	Schedule I must include detailed calculation tables for all components of the financial covenant calculations.

2

Schedule I to Compliance Certificate

Compliance as of _________, 20__ with

Provisions of Section 6.12 of the Credit Agreement

[Schedule I must include detailed calculation tables for all components of the financial covenant calculations. Sample calculation tables are set forth below.]

A.	SECTION 6.12(A) MINIMUM INTEREST COVERAGE RATIO

	1.		Net Income for such period	$___________

	2.		Plus:

		i.	Interest Expense for such period,	$___________

		ii.	income tax expense for such period net of tax refunds,	$___________

		iii.	all amounts attributable to depreciation and amortization expense for such period,	$___________

		iv.	net losses realized from asset Dispositions outside the ordinary course of business permitted under Section 6.05 of the Credit Agreement,	$___________

		v.	non-cash losses or expenses, including, without limitation, noncash costs of incentive compensation, for which no cash outlay (or cash receipt) has been made or is foreseeable prior to the Maturity Date, in each case, other than any such noncash loss relating to the write-offs, write-downs or reserves with respect to accounts receivable in the normal course or Inventory; provided that, if any such non-cash item represents an accrual or reserve for potential cash items in any future period, to the extent the Company elects to add back any such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid,	$___________

		vi.	any Closing Date Transaction Expenses that are paid, expensed or otherwise accounted for prior to or within 180 days following the consummation of the Transactions,	$___________

		vii.	non-recurring or unusual expenses, including business optimization expenses, IT implementation costs, severance costs, consulting fees, lease termination costs, relocation costs, restructuring charges, retention or completion bonuses, signing costs and other nonrecurring expenses not otherwise added back to EBITDA, in each case, actually incurred, in an aggregate amount not to exceed, for any four (4) fiscal quarter measurement period, together with the add-backs in clauses (A)(viii) and (A)(xviii)(b) below, the Combined Cap (as defined below),	$___________

1

viii.	the amount of “run-rate” cost savings (the “Cost Savings”) projected by the Company in good faith to result from actions taken prior to the last day of such period with respect to integrating, consolidating or discontinuing operations, headcount reductions, or closure of facilities, which Cost Savings shall be calculated on a pro forma basis as though such Cost Savings had been realized on the first day of such period, net of the amount of actual benefits realized from such actions in an aggregate amount not to exceed, for any four (4) fiscal quarter measurement period, together with the add-backs in clauses (A)(vii) above and (A)(xviii)(b) below, the Combined Cap; provided that, a Responsible Officer shall have provided a reasonably detailed statement or schedule of such Cost Savings and shall have certified to the Administrative Agent that (x) such Cost Savings are reasonably identifiable and factually supportable, reasonably attributable to the actions specified and anticipated to result from such actions and (y) such actions have been taken and are ongoing, and the benefits resulting therefrom are anticipated by Company to be realized within eighteen (18) months of the end of such period,	$___________

ix.	fees, costs and expenses relating to adjustments to purchase price adjustments, earnouts (to the extent permitted hereunder and actually paid), deferred compensation, or other arrangements representing acquisition consideration or deferred payments of similar nature incurred in connection with the Closing Date Acquisitions or any other Permitted Acquisitions that are, in each case, incurred by the Company and its Restricted Subsidiaries for such period,	$___________

x.	fees, costs and expenses (including out-of-pocket expenses) incurred during such period in connection with (A) the consummation of (a) asset Dispositions, (b) the issuance of Equity Interests or Indebtedness permitted under the Credit Agreement, (c) the consummation of Permitted Acquisitions or any other investment outside of the ordinary course of business, in each case for this clause (A), (x) permitted under the Credit Agreement and (y) consummated after the Effective Date (but whether or not any such transaction closes) and (B) to the extent actually reimbursed from insurance proceeds (and such reimbursement proceeds are not included in the calculation of Net Income), any casualty, condemnation or similar event,	$___________

xi.	directors’/managers’/governors’ fees and reimbursement of actual out-of-pocket costs and expenses incurred in connection with attending board of directors/managers/governors meetings, to the extent permitted under the Credit Agreement,	$___________

xii.	reimbursement of actual and reasonable out-of-pocket expenses incurred by officers in connection with attending board of directors’/managers’/governors’ meetings in an aggregate amount in any four (4) fiscal quarter measurement period not to exceed $250,000,	$___________

xiii.	to the extent actually reimbursed from insurance proceeds (and such reimbursement proceeds are not included in the calculation of Net Income), expenses with respect to business interruption,	$___________

2

	xiv.	fees, costs and expenses (including, without limitation, amendment fees and expenses paid (including reimbursement of third party expenses) to the Administrative Agent and/or Lenders) incurred in connection with amendments to the Loan Documents, in each case, to the extent disclosed to the Administrative Agent,	$___________

	xv.	fees, costs and expenses to the extent covered by indemnification provisions in any agreement or otherwise reimbursable by a third party,	$___________

	xvi.	any non-recurring, unusual or extraordinary non-cash charges for such period,	$___________

	xvii.	any other non-cash charges for such period which do not represent a cash item in such period (but excluding any non-cash charge in respect of an item that was included in Net Income in a prior period),	$___________

	xviii.	(a) the Acquired EBITDA of any Person, property, business or asset acquired by the Company or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person, property, business or assets to the extent not so acquired), to the extent not subsequently sold, transferred or otherwise disposed of by the Company or such Restricted Subsidiary during such period (each such Person, property, business or asset acquired and not subsequently so Disposed of, an “Acquired Entity or Business”) for the most recent twelve (12)-month period then ended and (b) cost savings projected by the Company in good faith to be realized within twelve (12) months of the closing date of a Permitted Acquisition consummated prior to the last day of such period (which cost savings shall be calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized or expected to be realized prior to or during such period from such actions in an aggregate amount not to exceed, for any four (4) fiscal quarter measurement period, together with the add-backs in clauses (A)(vii) and (A)(viii) above, the Combined Cap; provided that, a Responsible Officer shall have provided a reasonably detailed statement or schedule of such cost savings and shall have certified to the Administrative Agent that (x) such cost savings are reasonably identifiable and factually supportable, reasonably attributable to the actions specified and anticipated to result from such actions and (y) such acquisition has been consummated, and the benefits resulting therefrom are anticipated by Borrower to be realized within twelve (12) months of the end of such period;	$___________

3.		Minus:

	i.	any cash payments made during such period in respect of non-cash charges described in clause (A)(xvii) taken in a prior period,	$___________

	ii.	any extraordinary, non-recurring or unusual gains and any non-cash items of income for such period,	$___________

	iii.	any gains realized upon the disposition of property outside the ordinary course of business,	$___________

3

		iv.	the Disposed EBITDA of any Person, property, business or asset sold, transferred or otherwise Disposed of or, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business or asset so sold or Disposed of, a “Disposed Entity or Business”) for the most recent twelve (12)-month period then ended,	$___________

		v.	gains realized from asset Dispositions outside the ordinary course of business permitted under Section 6.05 of the Credit Agreement,	$___________

		vi.	gains or income including, without limitation, noncash gains or income of incentive compensation, for which no cash outlay (or cash receipt) has been made or is foreseeable prior to the Maturity Date, in each case, other than any such noncash loss relating to the write-offs, write-downs or reserves with respect to accounts receivable in the normal course or Inventory; provided that, if any such non-cash item represents an accrual or reserve for potential cash items in any future period, to the extent the Borrower elects to add back any such non-cash item, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to such extent paid;	$___________

all calculated for the Company and its Restricted Subsidiaries on a consolidated basis in accordance with GAAP; provided that, notwithstanding any of the foregoing, the aggregate amount all items added back to Net Income during any period in respect of clauses (A)(vii), (A)(viii), and (A)(xviii)(b) shall not exceed 20% of EBITDA calculated before such add-backs (the “Combined Cap”).

	4.		14EBITDA for such period (total of the sum of A(1), plus the sum of A(2), minus the sum of A(3)	$___________

	5.		Consolidated Interest Expense for such period	$___________

	6.		Ratio of Line A(4) to Line A(5)	_____ to 1.00

	7.		Minimum Required	3.00 to 1.00

	8.		Company in compliance?	Yes / No

B.			SECTION 6.12(B): MAXIMUM TOTAL NET LEVERAGE RATIO

	1.		Total Indebtedness	$___________

	2.		Unrestricted Cash in an amount not to exceed $25,000,000	$___________

	3.		Remainder of Line B(1) minus Line B(2)	$___________

	4.		EBITDA (Line A(4))	$___________

	5.		Ratio of Line B(3) to Line B(4)	_____ to 1.00

	6.		Maximum allowed	_____ to 1.00

	7.		Company in compliance?	Yes / No

[14]

Notwithstanding anything to the contrary set forth in the Credit Agreement or this Certificate, EBITDA for the quarter ended March 31, 2021 shall be deemed to be $24,044,000, EBITDA for the quarter ended June 30, 2021 shall be deemed to be $26,146,000, EBTIDA for the quarter ended September 30, 2021 shall be deemed to be $23,253,000 and EBITDA for the quarter ended December 31, 2021 shall be deemed to be $21,919,000, and, in each case, any adjustments taken into account in calculating such amounts will not be used in adjusting EBITDA after December 31, 2021.

4

Schedule II to Compliance Certificate

Borrower’s Applicable Rate Calculation as of _________, 20__

Total Net Leverage Ratio:	________:1.00
Applicable Rate Category:
Category 1 > 3.75 to 1.0	[Yes/No	]
Category 2 < 3.75 to 1.0 but > 3.00 to 1.0	[Yes/No	]
Category 3 < 3.00 to 1.0 but > 2.25 to 1.0	[Yes/No	]
Category 4 < 2.25 to 1.0 but > 1.50 to 1.0	[Yes/No	]
Category 5 < 1.50 to 1.0	[Yes/No	]

The Applicable Rate Category is: Category [1/2/3/4/5]

1

EXHIBIT E

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (this “Agreement”), dated as of [    ], is entered into between ________________________________, a _________________ (the “New Subsidiary”) and JPMORGAN CHASE BANK, N.A., in its capacity as administrative agent (the “Administrative Agent”) under that certain Amended and Restated Credit Agreement dated as of April 1, 2022 (as the same may be amended, modified, extended or restated from time to time, the “Credit Agreement”) among Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company (collectively, the “Borrowers”), and each lender from time to time party thereto, the other Loan Parties party thereto, the Lenders party thereto and the Administrative Agent for the Lenders. All capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

The New Subsidiary and the Administrative Agent, for the benefit of the Secured Parties, hereby agree as follows:

1. The New Subsidiary hereby acknowledges, agrees and confirms that, by its execution of this Agreement, the New Subsidiary will be deemed to be a [U.S.][Canadian] Loan Party under the Credit Agreement and a “[U.S.][Canadian] Loan Guarantor” for all purposes of the Credit Agreement and shall have all of the obligations of a [U.S.][Canadian] Loan Party and a [U.S.][Canadian] Loan Guarantor thereunder as if it had executed the Credit Agreement. The New Subsidiary hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Credit Agreement, including without limitation (a) all of the representations and warranties of the Loan Parties set forth in Article III of the Credit Agreement, *[and]* (b) all of the covenants set forth in Articles V and VI of the Credit Agreement *[and (c) all of the guaranty obligations set forth in Article X of the Credit Agreement. Without limiting the generality of the foregoing terms of this paragraph 1, the New Subsidiary, subject to the limitations set forth in Section 10.10 and 10.13 of the Credit Agreement, hereby guarantees, jointly and severally with the other [U.S.][Canadian] Loan Guarantors, to the Administrative Agent and the Lenders, as provided in Article X of the Credit Agreement, the prompt payment and performance of the [U.S.][Canadian] Guaranteed Obligations in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise) strictly in accordance with the terms thereof and agrees that if any of the [U.S.][Canadian] Guaranteed Obligations are not paid or performed in full when due (whether at stated maturity, as a mandatory prepayment, by acceleration or otherwise), the New Subsidiary will, jointly and severally together with the other [U.S.][Canadian] Loan Guarantors, promptly pay and perform the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the [U.S.][Canadian] Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, as a mandatory prepayment, by acceleration or otherwise) in accordance with the terms of such extension or renewal.]*

2. If required, the New Subsidiary is, simultaneously with the execution of this Agreement, executing and delivering such Collateral Documents (and such other documents and instruments) as requested by the Administrative Agent in accordance with the Credit Agreement.

3. The address of the New Subsidiary for purposes of Section 9.01 of the Credit Agreement is as follows:

1

4. The New Subsidiary hereby waives acceptance by the Administrative Agent and the Lenders of the guaranty by the New Subsidiary upon the execution of this Agreement by the New Subsidiary.

5. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.

6. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF ILLINOIS.

IN WITNESS WHEREOF, the New Subsidiary has caused this Agreement to be duly executed by its authorized officer, and the Administrative Agent, for the benefit of the Secured Parties, has caused the same to be accepted by its authorized officer, as of the day and year first above written.

[NEW SUBSIDIARY]

By:
Name:
Title:

Acknowledged and accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

2

EXHIBIT F

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

This Affiliate Lender Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and other rights of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

3.	Borrowers:	Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The Amended and Restated Credit Agreement dated as of April 1, 2022 by and among Lawson Products, Inc., a Delaware corporation, Lawson Products, Inc., an Illinois corporation, Baron Divestiture Company, an Illinois corporation, Lawson Products Canada Inc., a British Columbia corporation, The Bolt Supply House Ltd., an Alberta corporation, GS Operating, LLC, a Delaware limited liability company, and TestEquity LLC, a Delaware limited liability company (collectively, the “Borrowers”), the other Loan Parties party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other parties thereto

6.	Assigned Interest:

Facility Assigned[15]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[16]
	$	$		%
	$	$		%
	$	$		%

Effective Date: _____________ ___, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[15]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Term Loan Commitment”, etc.)
[16]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[Consented to and]17 Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent

By:
Name:
Title:

[Consented to:] 18

[NAME OF RELEVANT PARTY]

By:
Name:
Title:

[17]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[18]	To be added only if the consent of the Borrower Representative and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1 to AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

[__________________] 19

STANDARD TERMS AND CONDITIONS FOR

AFFILIATE LENDER ASSIGNMENT AND ASSUMPTION

Representations and Warranties.

Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of any Borrower, any Subsidiary or Affiliate or any other Person obligated in respect of any Loan Document, (iv) any requirements under applicable law for the Assignee to become a lender under the Credit Agreement or any other Loan Document or to charge interest at the rate set forth therein from time to time or (v) the performance or observance by any Borrower, any Subsidiary or Affiliate, or any other Person of any of their respective obligations under any Loan Document.

Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement and under applicable law that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of this type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Sections 5.01(a) and 5.01(b) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent, any Arranger, the Assignor or any other Lender or their respective Related Parties, (vi) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vii) (x) such assignment is made pursuant to a Dutch Auction open to all Lenders holding Term Loans of the specified Class on a pro rata basis or (y) such assignment is made as an open market purchase on a non-pro rata basis, in each case, in accordance with customary procedures to be mutually agreed between the Company and the Auction Agent, (viii) no Event of Default under Section 7.01(a), (b), (h) or (i) of the Credit Agreement has occurred and is continuing or would result from this Assignment, and (ix) after giving effect to such assignment, Affiliate Lenders (other than Debt Fund Affiliates) shall not, in the aggregate, own or hold Term Loans with an aggregate principal amount in excess of the Affiliate Lender Cap; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, any Arranger, the

[19]	Describe Credit Agreement at option of Administrative Agent.

Assignor or any other Lender or their respective Related Parties, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender (and hereby makes the agreements (and representations, where applicable) required to be made by it pursuant to Section 9.04(f) of the Credit Agreement).

Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature (as defined in the Credit Agreement) or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Approved Electronic Platform (as defined in the Credit Agreement) shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.